As filed with the Securities and Exchange Commission on January 17, 2014

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	3530	20-3502861
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

3515 S.E. Lionel Terrace, Stuart, Florida, 34997

(772) 287-4846

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dennis McGuire

3515 S.E. Lionel Terrace, Stuart, Florida, 34997

(772) 287-4846

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Harris, Esq.

Brian S. Bernstein, Esq.

Nason, Yeager, Gerson, White & Lioce, P.A.

1645 Palm Beach Lakes Boulevard, Suite 1200

West Palm Beach, FL 33401

(561) 686-3307

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, $0.01 par value per share	18,449,987	$0.28	$5,138,321.38	$661.82

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(1)  Under Rule 416 of the Securities Act of 1933, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends.

(2)  The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(h) under the Securities Act of 1933 on the basis of the average of the bid and asked price of our common stock on the Over-the-Counter Bulletin Board on January 13, 2014, a date within five days prior to the date of the filing of this registration statement.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 17, 2014

ECOSPHERE TECHNOLOGIES, INC.

PROSPECTUS

18,449,987 Shares of Common Stock

This prospectus relates to the sale of up to 18,449,987 shares of Ecosphere Technologies, Inc. common stock which may be offered by the selling shareholders identified in this prospectus.

We will not receive any proceeds from the sales of shares of our common stock by the selling shareholders named on page 60.

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “ESPH”. As of the last trading day before the date of this prospectus, the closing price of our common stock was $0.28 per share.

The common stock offered in this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling shareholders are offering these shares of common stock. The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2014

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling shareholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision. All references to “Ecosphere,” “we,” the “Company”, “our” and “us” refer to Ecosphere Technologies, Inc.

Our Company

Ecosphere is an innovative U.S. technology licensing and manufacturing company that develops environmental solutions for global markets. We help industry increase production, reduce costs, and protect the environment through a portfolio of more than 35 patented and patent-pending technologies, including Ozonix® and Ecos PowerCube®, which are licensable across a wide range of industries and applications throughout the world.

Ecosphere has an extensive portfolio of intellectual property on its patented Ozonix® water treatment technology that includes five issued United States patents, plus one recently approved Notice of Allowance in January 2014, as well as numerous foreign patents, trademarks and pending patent applications. The Ecosphere Ozonix® process is a revolutionary advanced oxidation process that is currently being used by Fidelity National Environmental Solutions or FNES, a company in which Ecosphere owns approximately 31%, to enable oil and gas customers to reduce costs, increase treatment efficiencies and eliminate harmful chemicals from oil and gas operations around the United States and will be used in part of Canada in the near future.

Ozonix® can be used to replace traditional chemicals in a wide variety of industries and applications, including but not limited to agriculture, energy, food and beverage, industrial, mining, marine and municipal wastewater treatment. We are devoting substantial effort to expand our business beyond the energy field in 2014 in order to further leverage our Ozonix® technology via widespread partnering and licensing. In addition to FNES, we plan to replicate the success of our “subsidiary strategy” by granting global Ozonix® field-of-use licenses to numerous industry-specific subsidiaries to achieve substantial technology deployment and the corresponding revenue and profit growth. We have recently formed six new subsidiaries, which includes; Ecosphere Agriculture, LLC, Ecosphere Food & Beverage, LLC, Ecosphere Industrial, LLC, Ecosphere Marine, LLC, Ecosphere Mining, LLC and Ecosphere Municipal, LLC.

The Ecos PowerCube® is the world’s most powerful, mobile, solar-powered generator. It is a patented, self-contained, self-sustaining, solar-powered generator that uses the power of the sun to provide energy, communications and clean water to the world’s most remote, off-grid locations.

Ecosphere’s business model is based upon the sale and licensing of intellectual property. In addition to its 31% interest in FNES, Ecosphere owns 100% of the patent rights to all of the potential industries and applications for its Ozonix® technology outside of energy. All of the various industries and applications are available for sale including our 31% interest in FNES. Ecosphere is also actively marketing the Ecos PowerCube® intellectual property to potential buyers.

Corporate Information

Our corporate headquarters are located at 3515 S.E. Lionel Terrace, Stuart, Florida, 34997 and our phone number is (772) 287-4846. Our corporate website can be found at www.ecospheretech.com. The information on our website is not incorporated in this prospectus. Presently, Ecosphere owns 31% of Fidelity National Environmental Services, LLC, or FNES, a company that has an exclusive global license from Ecosphere for energy related applications, including oil and gas exploration.

Risks Affecting Us

Our business is subject to numerous risks as discussed more fully in the section entitled “Risk Factors” immediately following this Prospectus Summary. In particular, our business would be adversely affected if:

●	our management and sales team fail to monetize the intellectual property we have created that includes but is not limited to the sale of part or all of our 31% interest in FNES,
●	the sale of part or all of our 100% interest in the six new Ozonix® subsidiaries,
●	and the sale of part or all of our 100% interest in the Ecos Power Cube®;

For a more detailed discussion of these and other risks you should consider before making an investment in our common stock, see the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Private Placement

From December 18 through January 10, 2014, Ecosphere sold $1,845,000 of convertible notes, or the Notes, to four institutional investors and seven individual investors, including a director of Ecosphere. The Notes: (i) are convertible at $0.30 per share, (ii) are due two years from the investment date, and (iii) pay 10% interest per annum on the earlier of (x) the maturity date or (y) conversion. Additionally, Ecosphere issued the investors a total of 12,299,992 five-year warrants exercisable at $0.35 per share. In connection with the investment, Ecosphere agreed to register the shares of common stock underlying the Notes and warrants. The registration statement containing this prospectus is registering the shares of common stock underlying the Notes and warrants.

The Offering

Common stock outstanding prior to the offering:	164,138,402 shares

Common stock offered by the selling shareholder upon conversion of notes:	6,149,995 shares (1)

Common stock offered by the selling shareholder upon exercise of warrants:	12,299,992 shares (1)

Common stock outstanding immediately following the offering:	182,588,389 shares

Use of proceeds:

Except for the proceeds we receive upon the exercise of warrants (if the selling shareholders do not use the optional cashless exercise method), we will not receive any proceeds from the sale of shares by the selling shareholders. See “Use of Proceeds” on page 12.

Stock symbol:	OTCBB: ESPH

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(1)

Assumes all convertible notes are converted and all warrants are exercised for cash rather than on a cashless basis.

The number of shares of common stock to be outstanding prior to and after this offering excludes:

●	a total of 56,131,883 shares of common stock issuable upon the exercise of outstanding stock options;
●	a total of 5,019,270 shares of common stock issuable upon the exercise of warrants, which does not include the warrants referred to above;
●	a total of 2,607,813 shares of common stock issuable upon the conversion of notes, which does not include the shares underlying the notes referred to above; and
●	a total of 362,497 shares of common stock underlying preferred stock.

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements appearing elsewhere in this prospectus.

The historical consolidated statements of operations data presented below for the years ended December 31, 2012, 2011 and 2010 as well as the consolidated balance sheet data as of December 31, 2012 and 2011, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The historical consolidated statements of operations data presented below for the years ended December 31, 2009 and 2008 as well as the consolidated balance sheet data as of December 31, 2010, 2009 and 2008 are derived from our audited consolidated financial statements not included in this prospectus. Our historical condensed consolidated statements of operations data for the three and nine months ended September 30, 2013 and 2012 and the historical condensed consolidated balance sheet data as of September 30, 2013 are derived from our unaudited condensed consolidated financial statements appearing elsewhere in this prospectus. Our unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited financial statements and include, in our opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results that may be expected for the full year or any other period.

The financial information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the audited and unaudited consolidated historical financial statements and the notes thereto included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Unaudited)
Revenues	$4,226,326	$24,312,282	$31,132,298	$21,088,159	$8,964,484	$1,760,129	$247,202
Operating income (loss)	(6,231,856)	2,354,422	1,165,210	(5,340,242)	(8,611,028)	(9,704,186)	(6,005,224)
Gain (loss) from change in fair value of derivative instruments	89,894	1,729	41,374	152,888	(12,787,666)	(3,446,612)	—
Net income (loss) applicable to Ecosphere Technologies, Inc.	22,123,084	1,186,631	136,200	(7,654,674)	(22,237,207)	(18,425,903)	(11,831,906)
Income (loss) applicable to Ecosphere Technologies, Inc. per share - basic and diluted	0.13	0.01	0.00	(0.05)	(0.17)	(0.19)	(0.16)
Working capital (deficit)	3,087,901	2,906,938	970,048	91,209	(5,459,051)	(11,758,337)	(9,229,775)
Weighted average shares outstanding - basic	163,237,401	156,012,479	148,989,308	143,989,520	131,502,601	99,627,077	73,158,831
Weighted average shares outstanding - diluted	164,929,678	168,746,364	154,568,010	143,989,520	131,502,601	99,627,077	73,158,831

Consolidated Balance Sheet Data

	As of September 30, 2013	As of December 31,
		2012	2011	2010	2009	2008
	(Unaudited)
	(in thousands)
Cash	$1,436	$2,465	$2,044	$46	$1,089	$462
Working capital (1)	3,088	970	91	(5,459)	(11,758)	(9,230)
Total assets	21,954	8,908	9,614	8,984	10,246	3,259
Long-term debt	727	300	1,739	450	2,000	155
Total redeemable convertible cumulative preferred stock	3,700	3,638	3,981	3,878	3,880	3,934
Ecosphere Technologies, Inc. Stockholders’ (deficit) equity	15,903	(8,029)	(11,309)	(11,859)	(20,369)	(10,753)
Noncontrolling interest in consolidated subsidiary	—	9,423	11,768	10,078	10,607	—
Total (deficit) equity	15,903	1,395	459	(1,781)	(9,762)	(10,753)

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(1)

Working capital is defined as current assets less current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors before deciding whether to invest in Ecosphere. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition. If any of the events discussed in the risk factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of the common stock could decline, and you may lose all or part of your investment.

Risk Factors Relating to Our Company

If we do not generate positive cash flow, we will be required to engage in a future financing.

We will continue to be dependent upon our ability to monetize our intellectual property or a future financing. Recently we raised approximately $1.85 million from the sale of the Notes and warrants. We are seeking to raise an additional $3.15 million from the sale of Notes and warrants. However, we cannot assure you that we will be successful in raising sufficient capital to run our operations. We also are currently conducting an offering of ownership interests in one of our subsidiaries, Ecosphere Mining, LLC. If this offering is not successful, we might be required to raise funds through Ecosphere in order to enter into new industries and applications which may dilute our existing shareholders.

Our business model focuses on inventing and patenting solutions to environmental problems, proving our patented solution works, and then monetizing our intellectual property through sales and licensing. Thus, there will be times in the future as it has been in the past where we may need to raise capital to continue operations or expand our operations to deal with increased business.

Because of the difficulties which microcap companies have in raising capital, the lack of available credit for companies like us and our stock price, we may be hampered in our ability to raise the necessary working capital. Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments may dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us. In such event, our ability to continue as a going concern is in doubt and we may not be able to remain in business.

Although we believe we have the most proven and commercialized non chemical solution for treating industrial wastewaters including recycling frac flowback water and produced water stemming from the production of oil and natural gas wells, we face severe competition from a number of sources including service companies and various chemical companies which may adversely affect our future results of operations and financial condition.

In its providing services to oil and gas drilling companies, FNES competes with oil and gas service companies and the various chemical companies.  Service companies actually use the chemicals supplied by chemical companies in the drilling process.  Oil and gas exploration companies rely heavily on the service companies for many aspects of the drilling and fracking process, and FNES has limited market share.  These competitors are substantially larger than FNES and have substantially more resources.  If FNES is not able to expand its service business, it may adversely affect our future results of operations and financial condition.

If the current price of natural gas or oil decreases, energy companies may reduce their drilling operations in shale deposits, which could adversely affect the attractiveness of our Ecosphere Ozonix® business in the oil and gas industry.

The development of new horizontal drilling techniques and the discovery of unconventional oil and gas in new shale areas throughout the U.S. and world market has opened up an enormous opportunity for our Ozonix technology to replace traditional chemicals used to kill bacteria in waters used for hydraulic fracturing. These fracturing operations rely on enormous supplies of clean water to be pumped downhole to break the rock that holds the oil and gas. Much of the water used in drilling oil and natural gas wells and the resulting water that flows back needs to be treated and creates an opportunity for our Ecosphere Ozonix® technology. Horizontal drilling in shale areas is very expensive; however, if prices for natural gas and oil are sufficiently high this expense can be justified. If current prices decline, horizontal drilling may not be cost-effective and the lack thereof may adversely affect our Ecosphere Ozonix® technology.

Because our Ozonix® products are designed to provide a solution which competes with existing methods; we are likely to face resistance to change, which could impede our ability to commercialize this business.

Our Ozonix® products are designed to provide a solution to replacing traditional chemicals that are used in the treatment of bacteria and scaling in industrial water processes. Specifically, we believe it can provide a cost effective and environmentally friendly solution in the oil and gas, mining, food and beverage, agriculture marine, and other industries that consume large amounts of water in their industrial processes. Currently, large and well-capitalized service companies provide traditional chemical equipment and services in these areas. These competitors have strong relationships with their customers’ personnel, and there is a natural reluctance for businesses to change to new technologies. This reluctance is increased when potential customers make significant capital investments in competing technologies. Because of these obstacles, we may face substantial barriers to commercializing our business.

If chemical companies engage in predatory pricing, our licensee may lose customers, which could materially and adversely affect us.

In the oil and gas business, energy companies traditionally have used liquid chemicals to treat the water used to fracture wells. The chemical companies represent a significant competitive factor. The chemical companies which supply chemicals to the service companies that offer their services to the oil and gas exploration companies may, in order to maintain their business relationship with their customers, drastically reduce their price and seek to undercut the pricing at which we can realistically charge for our products or services. While predatory pricing that is designed to drive us or any sub-licensee out of business may be illegal under the United States anti-trust and other laws, we may lose customers as a result of any future predatory pricing and be required to file lawsuits against any companies who engage in such improper tactics. Any such litigation may be very expensive which will further impact us and affect their financial condition. As a result, predatory pricing by chemical companies could materially and adversely affect us.

If we do not achieve broad market acceptance of our clean technology products, we may not be successful.

Although all of our products and services serve existing needs, our delivery of these products and services is unique and subject to broad market acceptance. As is typical of any new product or service, the demand for, and market acceptance of, these products and services are highly uncertain. We cannot assure you that any of our products and services will be commercialized on a widespread basis.

If we are unable to sell or license all or part of our Ecos PowerCube®, or if our efforts are delayed, our business and future results of operations could be adversely effected.

Our most recently patented technology is the Ecos PowerCube®, a self-contained micro-utility that uses solar power to provide electricity in remote, off-grid locations. Although we believe that the Ecos PowerCube serves an existing need and can provide many benefits to the military and disaster relief efforts, there is no guarantee that it will receive market acceptance in the time frame as we expect it will. If the markets for our products and services fail to develop on a meaningful basis, if they develop more slowly than we anticipate or if our products and services fail to achieve sufficient market acceptance, our business and future results of operations could be adversely affected.

Our growth strategy reflected in our business plan may not be achievable or may not result in profitability.

Our growth strategy reflected in our business plan may not be able to be implemented at all or rapidly enough for us to achieve profitability. Our growth strategy is dependent on several factors, such as our ability to respond to the technological needs of our customers and others in the markets in which we compete and a degree of market acceptance of our products and services. We cannot assure you the potential customers we intend to target will purchase our products or services in the future or that if they do, our revenues and profit margins will be sufficient to achieve profitability.

Because our operating results have and may continue to fluctuate dramatically, particularly from quarter to quarter, investors should not rely upon our results in any given quarter as being part of a trend.

In the past, our quarterly operating results fluctuated and may continue to do so in the future as a result of a number of factors, including the following:

•

Our receipt of orders;

•

The availability of components from our suppliers for Ecosphere Ozonix® systems;

•

Operating results from our Ecosphere Ozonix® units and the announcement of future agreements for our Ecosphere Ozonix® units;

•

Our raising necessary working capital and any associated costs which will be charged as expenses to our future results of operations;

•

Our continuing to develop new technologies;

•

Pricing pressures;

•

General economic and political conditions;

•

Our ability, or our subsidiaries’ ability, to finance new verticals and develop commercial relationships for those verticals;

•

Our sales or licensing of our technologies.

As a result of these and other factors, we have experienced, and may continue to experience, fluctuations in revenues and operating results. As a consequence, it is possible that fluctuations in our future operating results may cause the price of our common stock to fall.

If we cannot manage our growth effectively, we may not become profitable.

Businesses which grow rapidly often have difficulty managing their growth. We have been growing rapidly. If this growth continues, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support. We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

Because our business model is centered on sales and licensing our technologies to third parties, we may not be able to control key aspects of the timing of the commercialization of our business, which can adversely affect our future results of operations.

Our business model is to invent and develop environmentally responsible technologies and once we prove that they are commercially viable, we sell and license these patented technologies to financially stable companies to service their customers,. Thus our ability to commercialize our future business will be dependent upon third parties, which we will not be in a position to control and, as a result, we could be adversely affected if the third parties do not perform on their agreements with us in the manner we anticipate.

If federal and state legislation and regulatory initiatives relating to horizontal drilling are passed, it could materially and adversely affect our results of operations.

FNES’ business relies upon supplying chemical-free solutions for cleaning the large amounts of water used in hydraulic fracturing applications. Objections have been raised by environmentalists, some land owners and some government officials including environmental authorities that there have been adverse side effects affecting the purity of the water supply as a result of the injection of chemicals and water in connection with horizontal drilling. Although we believe that FNES has a chemical-free solution which should result in increased business, we cannot assure you that legislation or rules will not be passed or action taken by environmental authorities that will preclude the use of horizontal drilling. At the state level, certain states and localities have implemented moratoriums and certain obligations on oil gas companies using horizontal drilling. The adoption of any future federal, state or local laws or implementing regulations imposing reporting or permitting obligations on, or otherwise limiting, the horizontal drilling process could make it more difficult to perform, or even prohibit oil and gas companies from using horizontal drilling, to complete gas and oil wells. These additional costs to drillers could result in reduced oil and gas drilling. This would reduce our potential service revenue and adversely affect our ability to sell Ozonix® Units. If this were to occur more widely in the United States, the demand for FNES’ services may be eliminated or substantially reduced. If any such federal or state legislation on horizontal fracturing were passed, our revenues and results of operations could be adversely affected.

If we are unable to protect our patented technologies, our business could be harmed.

Our intellectual property including our patents is our key asset. In addition to our existing patents, we have filed United States patent applications covering certain technologies. Competitors may also be able to design around our patents and to compete effectively with us. The cost to prosecute infringements of our intellectual property or the cost to defend our products against patent infringement or other intellectual property litigation by others could be substantial. We cannot assure you that:

•

Pending and future patent applications will result in issued patents;

•

Patents we own or which are licensed by us will not be challenged by competitors;

•

The patents will be found to be valid or sufficiently broad to protect our technology or provide us with a competitive advantage; and

•

We will be successful in defending against future patent infringement claims asserted against our products.

Both the patent application process and the process of managing patent disputes can be time consuming and expensive. In addition, changes in U.S. patent laws could prevent or limit us from filing patent applications or patent claims to protect our products and/or technologies or limit the exclusivity periods that are available to patent holders. In September 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was recently signed into law and includes a number of significant changes to U.S. patent law, including the transition from a "first-to-invent" system to a "first-to-file" system and changes to the way issued patents are challenged. These changes may favor larger and more established companies that have more resources than we do to devote to patent application filing and prosecution. The U.S. Patent and Trademark Office recently issued new Regulations effective March 16, 2013 to administer the Leahy-Smith Act. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will ultimately have on the cost of prosecuting our patent applications, our ability to obtain patents based on our discoveries and our ability to enforce or defend our issued patents. However, it is possible that in order to adequately protect our patents under the "first-to-file" system, we will have to allocate significant additional resources to the establishment and maintenance of a new patent application process designed to be more streamlined and competitive in the context of the new "first-to-file" system, which would divert valuable resources from other areas of our business. In addition to pursuing patents on our technology, we have taken steps to protect our intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, corporate partners and, when needed, our advisors. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate.

If we are subject to intellectual property infringement claims, it could cause us to incur significant expenses and pay substantial damages.

Third parties may claim that our equipment or services infringe or violate their intellectual property rights. Any such claims could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages and prevent us from using licensed technology that may be fundamental to our business service delivery. Even if we were to prevail, any litigation regarding its intellectual property could be costly and time-consuming and divert the attention of our management and key personnel from our business operations. We may also be obligated to indemnify our business partners in any such litigation, which could further exhaust our resources. Furthermore, as a result of an intellectual property challenge, we may be prevented from providing some of our services unless we enter into royalty, license or other agreements. We may not be able to obtain such agreements at all or on terms acceptable to us, and as a result, we may be precluded from offering some of our equipment and services.

Risks Related to Our Common Stock

Because our common stock does not trade on a securities exchange, a number of investors can not purchase our common stock, which has a depressive effect on our stock price.

Our common stock trades on the Bulletin Board which is not a national securities exchange. As a result of that and our stock price being under $5.00 most institutions can not buy our stock and brokers generally can not recommend to investors that they buy our stock. If an active market for our common stock is not sustained, the price may decline in the future.

Because we are subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock which adversely affects its liquidity and market price.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock on the Bulletin Board has been substantially less than $5.00 per share and therefore we are currently considered a “penny stock” according to SEC rules. This designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities.

These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

•

Our announcements about completing any financings;

•

Our announcements of and progress with commercialization in other business besides U.S. onshore oil and gas;

•

Our failure to generate increasing revenues through the sale of our intellectual property;

•

Short selling activities;

•

The loss of key personnel;

•

Our failure to achieve and maintain profitability;

•

Actual or anticipated variations in our quarterly results of operations;

•

Announcements by us or our competitors of significant contracts, new products, acquisitions, commercial relationships, joint ventures or capital commitments;

•

The loss of major customers or product or component suppliers;

•

The loss of significant business relationships;

•

Our failure to meet financial analysts’ performance expectations;

•

Changes in earnings estimates and recommendations by financial analysts; or

•

Changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

We may issue preferred stock without the approval of our shareholders, which could make it more difficult for a third party to acquire us and could depress our stock price.

Our Board may issue, without a vote of our shareholders, one or more additional series of preferred stock that have more than one vote per share. This could permit our Board to issue preferred stock to investors who support our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock. This could make it more difficult for shareholders to sell their common stock. This could also cause the market price of our common stock shares to drop significantly, even if our business is performing well.

If the holders of our outstanding securities exercise or convert their securities into common stock, we will issue a substantial number of shares, which will materially dilute the voting power of our currently outstanding common stock.

As of January 14, 2014, we had approximately 164 million shares of our common stock outstanding, 17.3 million shares underlying warrants, 8.7 million shares underlying outstanding convertible notes and 56.1 million shares underlying stock options. If the holders of the securities described in this risk factor exercise or convert their securities, it will materially dilute the voting power of our outstanding common stock.

An investment in Ecosphere will be diluted in the future as a result of the issuance of additional securities, the exercise of options or warrants or the conversion of outstanding preferred stock.

In order to raise additional capital to fund our strategic plan, we may sell (and currently are engaged in the sale of) additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which could result in substantial dilution to investors. We cannot assure you that we will be successful in raising additional capital.

Because our management and employees do not solely by virtue of their ownership of our common stock control Ecosphere, it is possible that third parties could obtain control and change the direction of our business.

Our officers and directors own approximately 2.1 million shares of our common stock or approximately 1.3% of the shares actually outstanding. By including shares of common stock which are issuable upon exercise of outstanding vested options held by them, they beneficially own approximately 35.9 million shares or 18.1%. If all of our equity equivalents outstanding as of January 14, 2014 were exercised, we would have approximately 247 million shares outstanding. For that reason, a third party could obtain control of Ecosphere and change the direction of our business.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have not and do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations. As a result, you will not receive any dividends on your investment for an indefinite period of time.

Because almost all of our outstanding shares are freely tradable, sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

As of January 14, 2014, we had 164,138,402 shares of common stock outstanding of which our directors and executive officers own approximately 2.1 million shares which are subject to the limitations of Rule 144 under the Securities Act. Most of the remaining outstanding shares, including a substantial amount of shares issuable upon exercise of options, are and will be freely tradable.

In general, Rule 144 provides that any non-affiliate of Ecosphere, who has held restricted common stock for at least six months, is entitled to sell their restricted stock freely, provided that we stay current in our SEC filings. After one year, a non-affiliate may sell without any restrictions.

An affiliate of Ecosphere may sell after six months with the following restrictions:

(i)

we are current in our filings,

(ii)

certain manner of sale provisions, and

(iii)

filing of Form 144.

Because almost all of our outstanding shares are freely tradable and a number of shares held by our affiliates may be freely sold (subject to Rule 144 limitation), sales of these shares could cause the market price of our common stock to drop significantly, even if our business is performing well.

Because we may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of our common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for our common stock since the firm itself cannot recommend the purchase of our common stock under the penny stock rules referenced in an earlier risk factor. The absence of such coverage limits the likelihood that an active market will develop for our common stock. It may also make it more difficult for us to attract new investors at times when we require additional capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including statements regarding liquidity, expanding our business and plans for our subsidiaries. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus. Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

With the exception of shares that are issued to the selling shareholders upon conversion of Notes or exercise of warrants, there will be no dilution to existing shareholders.

PRIVATE PLACEMENTS

From December 18 through January 10, 2014, Ecosphere sold $1,845,000 of Notes to four institutional investors and seven individual investors including a director of Ecosphere. The Notes: (i) are convertible at $0.30 per share, (ii) are due two years from the investment date, and (iii) pay 10% interest per annum on the earlier of (x) the maturity date or (y) conversion. Additionally, Ecosphere issued the investors a total of 12,299,992 five-year warrants exercisable at $0.35 per share. In connection with registration rights provided to the investors, the shares being registered hereunder are the shares underlying the Notes and warrants.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock offered pursuant to this prospectus. All of the proceeds will be payable solely to the selling shareholders. We will, however, receive the proceeds from the exercise of the warrants issued to the selling shareholders if and when they are exercised, unless the holders elect to exercise them on a cashless exercise basis. When a person uses a cashless exercise, the “value” or difference between the market and exercise prices is used instead of cash to pay the exercise price. This results in the person exercising warrants receiving fewer shares of common stock and Ecosphere issuing fewer shares of common stock. We anticipate that the net proceeds, if any, from the exercise of the warrants would be used for working capital. There can be no assurances that any of the outstanding warrants will be exercised or that they will be exercised for cash.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2013. The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein:

As of September 30, 2013
(unaudited)
Cash	$1,435,763

Debt:
Convertible notes, net of discounts	$717,601
Note payable	$170,249
Preferred stock	$3,699,839
Shareholders’ equity:
Common stock	$1,635,881
Additional paid-in capital	109,420,155
Accumulated deficit	(95,152,735)
Total shareholders’ equity	$15,903,301

The table above does not include the Notes issued to the selling shareholders. See the description above under “Private Placements”.

MARKET FOR COMMON STOCK

Our stock trades on the Bulletin Board, under the symbol “ESPH.” The last reported sale price of our common stock as reported by the Bulletin Board on January 16, 2014 was $0.28. As of that date, we had approximately 1,323 record holders of our common stock and we believe that there are substantially more beneficial owners than record holders.

The following table provides the high and low bid price information for our common stock for the periods our stock was quoted on the Bulletin Board. For the period our stock was quoted on the Bulletin Board, the prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and does not necessarily represent actual transactions.

		Prices
Year	Period Ended	High	Low

2013	December 31	$0.33	$0.22
	September 30	$0.35	$0.21
	June 30	$0.44	$0.12
	March 31	$0.50	$0.34

2012	December 31	$0.39	$0.30
	September 30	$0.48	$0.36
	June 30	$0.56	$0.52
	March 31	$0.73	$0.39

Dividend Policy

In June 2013, we issued a 5% stock dividend. Our Series A preferred stock provides for annual cash dividends at the rate of $3,750 per share, and our Series B preferred stock provides for annual cash dividends at the rate of $250 per share. Dividends payable on Series A preferred stock have preference over Series B dividends and any dividends declared on our common stock. Dividends payable on Series B preferred stock have preference over any dividends declared on our common stock. The dividends on our outstanding preferred are cumulative, and we have not been in default by failing to pay these dividends.

We do not plan to pay additional dividends in the foreseeable future. Our Board will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions. Earnings, if any, will be retained to finance our growth.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with the other sections contained herein, including the risk factors and the consolidated financial statements and the related exhibits contained herein. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus as well as other matters over which we have no control. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in this prospectus. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Company Overview

Ecosphere Technologies, Inc. is an innovative U.S. technology licensing and manufacturing company that develops environmental solutions for global markets. We help industry increase production, reduce costs, and protect the environment through a portfolio of more than 35 patented and patent-pending technologies, including Ozonix®, Ecos PowerCube®, which are licensable across a wide range of industries and applications throughout the world.

Business Model

Our management team executes on a business model that is driven by “Open Innovation” and innovative manufacturing. “Open Innovation” is a concept that was developed by Dr. Henry Chesbrough, the Executive Director of the Center for Open Innovation at the Haas School of Business at the University of California, Berkeley. The Open Innovation concept provides a formula whereby small companies can rapidly develop and deploy new technologies and then license and sell those technologies to larger organizations for rapid market penetration. In response to this concept, we developed the “Open Innovation Network”, our product development lifecycle that can be characterized by the following six stages:

1.

Identify a major environmental and technical challenge;

2.

Invent new technologies and file patents

3.

Partner with industry leaders;

4.

Commercialize and prove the technology with industry leaders in each specific business segment;

5.

License the patented, commercialized technologies to well capitalized partners; and

6.

Create and increase shareholder value.

As a result, we have designed, developed, manufactured and commercialized technologies that are currently solving some of the world’s most critical water and energy challenges. Our patented Ozonix® technology is a revolutionary, high volume, advanced oxidation process designed to treat and recycle industrial wastewater without the use of toxic chemicals and our Ecos PowerCube® is the world’s most powerful, mobile, solar-powered generator to be used in the world’s most remote, off-grid locations.

In addition to Ozonix® and Ecos PowerCube®, we have developed an extensive portfolio of intellectual property that includes approximately 35 patents and trademarks that have been filed and approved in various locations around the world. These patented technologies can be purchased and licensed for use in large-scale and sustainable applications across industries, nations and ecosystems. Companies that license our patented technologies are able to improve their financial metrics while also reducing their ecological and environmental footprints. Our current focus is on licensing Ecosphere’s patented Ozonix® and Ecos PowerCube® technologies, although our other technologies and patents remain a viable part of our long-term technology licensing strategy.

Ozonix® Intellectual Property Portfolio

Because of generally accepted accounting principles and SEC accounting rules, Ecosphere’s patents and patents pending are reflected in its consolidated balance sheet based on the cost it pays its counsel to process and maintain those patents. This type of accounting method does not take in to account the actual fair value of the intellectual property created that can be licensed to customers and industry leaders for the 20 year life of the patents. Ecosphere’s unique patents allow Ecosphere the sole right to exclude others from making, using or selling its proprietary solutions. Ecosphere’s patents also allow Ecosphere to monetize its assets for shareholders by granting local, regional or global field-of-use licenses to industry-specific partners.

Accordingly, during the three months ended September 30, 2013, Ecosphere retained a leading company in the field of intellectual property valuation, to perform an analysis of the value of our patented Ozonix® technology portfolio. The valuation company delivered the valuation in November 2013, which includes all of the potential industries and applications where Ozonix® can be used and licensed, including the global energy field-of-use, of which Ecosphere owns approximately 31% interest in FNES. While this valuation is subject to a number of assumptions, Ecosphere believes it illustrates the hidden value that is not recognized on our Balance Sheet or by the investment community.

Since May 2013, Ecosphere has received $10 million from FNF for the sale of our 20% interest in FNES, which reduced our ownership interest in FNES to 31%. Ecosphere expects to monetize the remaining balance of its 31% ownership in FNES in 2014 Ecosphere has formed six new subsidiaries which it expects will obtain exclusive sublicenses for global, industry-specific fields-of-use to its patented Ozonix® technology. See Note 1 to the September 30, 2013 unaudited condensed consolidated financial statements contained herein. Ecosphere has hired investment banker Ladenburg Thalmann to assist it with obtaining equity financing for these subsidiaries, but initially will focus on Ecosphere Mining, LLC

Recent Success

In 2009, Ecosphere formed Ecosphere Energy Services, LLC or EES, now Fidelity National Environmental Solutions, LLC or FNES, to deploy its patented Ozonix® water treatment technology across the global energy market. Ecosphere and FNES have received numerous awards and accolades for its patented and proven Ozonix® water treatment solutions for the energy sector, including:

•

2013 Oil and Gas Awards—Water Management Company of the Year Award, Midcontinent Region;

•

2013 Bloomberg New Energy Finance - New Energy Pioneer Award;

•

2013 IHS CERAWeek - Energy Innovation Pioneer Award;

•

2013 American Technology Awards "Clean Tech/Green Tech" Winner;

•

2013 World Technology Awards Corporate "Environment" Category Winner;

•

2012 Frost & Sullivan North American Product Leadership Award in Disinfection Equipment for Shale Oil and Gas Wastewater Treatment; and

•

2010, 2011, 2012 Artemis "Top 50 Water Technologies" Winner.

Since 2009, Ecosphere’s patented Ozonix® technology has enabled oil and gas customers to treat, recycle and reuse over 3 billion gallons of water on more than 800 oil and natural gas wells.

Growth Strategy

Ecosphere’s strategy is to further leverage the Ozonix® technology via widespread partnering and licensing to achieve substantial technology deployment and the corresponding revenue and profit growth. In addition to FNES, formerly EES, Ecosphere plans to replicate the success of its “subsidiary strategy” by granting global field-of-use licenses to numerous industry-specific Ecosphere subsidiaries. Newly formed subsidiaries include:

•

Ecosphere Agriculture, LLC;

•

Ecosphere Food & Beverage, LLC;

•

Ecosphere Industrial, LLC;

•

Ecosphere Marine, LLC;

•

Ecosphere Mining, LLC;

•

Ecosphere Municipal, LLC;

We recently launched a private placement with our investment banker, Ladenburg Thalmann, seeking to sell a 20% minority position in Ecosphere Mining, LLC for $10 million. In furtherance of our strategy, we have opened an office in Park City, Utah, near much of the mining activity in the United States and produced equipment to demonstrate how Ecosphere Mining can help mining companies deal with wastewater created by mining operations and enhance their recovery of valuable minerals.

From a technical standpoint, Ecosphere has proven the Ozonix® technology in the most challenging treatment market sector, the oil & gas segment of the energy industry; therefore, the technological risks faced when entering other target sectors and industries are significantly diminished.

From a business standpoint, Ecosphere has successfully created a subsidiary to target the Energy industry (one of numerous target market sectors for Ozonix®), and two recent equity sales to Fidelity National Financial, a Fortune 500 company, valued just this one subsidiary at $50 million. It is important for shareholders to note: that in 2009 when FNES, formerly EES, was initially established and the technology was not yet commercially or technologically proven FNF invested $7.5 million in FNES at a $37.5 million valuation to build the equipment that is in use today at Southwestern Energy.

Critical Accounting Estimates

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying consolidated financial statements include the allowance for doubtful accounts receivable, valuation of inventory, estimates of costs to complete and earnings on uncompleted contracts, estimates of costs to complete and earnings on uncompleted contracts, estimates of depreciable lives and valuation of property and equipment, estimates of amortization periods for intangible assets, restructuring charges, valuation of equity-based instruments issued for other than cash, valuation of interest in unconsolidated investee, valuation of derivatives and the valuation allowance on deferred tax assets.

Revenue Recognition

For each of our revenue sources we have the following policies:

Equipment and Component Sales

Revenues and related costs on production type contracts are recognized using the “percentage of completion method” of accounting in accordance with ASC 605-35, Accounting for Performance of Construction-Type and Certain Production Type Contracts (“ASC 605-35”). Under this method, contract revenues and related expenses are recognized over the performance period of the contract in direct proportion to the costs incurred as a percentage of total estimated costs for the entirety of the contract. Costs include direct material, direct labor, subcontract labor and any allocable indirect costs. All unallocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, Ecosphere will recognize the loss as it is determined. Contract costs plus recognized profits are accumulated as deferred assets, and billings and/or cash received are recorded to a deferred revenue liability account. The net of these two accounts for any individual project is presented as "Costs and estimated earnings in excess of billings on uncompleted contracts," an asset account, or "Billings in excess of costs and estimated earnings on uncompleted contracts," a liability account.

Production type contracts that do not qualify for use of the percentage of completion method, Ecosphere accounts for these contracts using the “completed contract method” of accounting in accordance with ASC 605-35-25-57. Under this method, contract costs are accumulated as deferred assets, and billings and/or cash received is recorded to a deferred revenue liability account, during the periods of construction, but no revenues, costs, or profits are recognized in operations until the period within which completion of the contract occurs. Costs include direct material, direct labor, subcontract labor and any allocable indirect costs. All unallocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, Ecosphere will recognize the loss as it is determined. The deferred asset (accumulated contract costs) in excess of the deferred liability (billings and/or cash received) is classified as a current asset under "Costs in excess of billings on uncompleted contracts". The deferred liability (billings and/or cash received) in excess of the deferred asset (accumulated contract costs) is classified under current liabilities as "Billings in excess of costs on uncompleted contracts".

A contract is considered complete when all costs except insignificant items have been incurred; the equipment is operating according to specifications and has been accepted by the customer.

Ecosphere may manufacture products in anticipation of a future contract. Since there are no binding contracts relating to the purchase of these products, ASC 605-35 is not applicable. Accordingly, revenue is recognized when persuasive evidence of an arrangement exists, products are delivered to and accepted by the customer, economic risk of loss has passed to the customer, the price is fixed or determinable, collection is reasonably assured, and any future obligations of Ecosphere are insignificant.

Field Services

Revenue from water treatment contracts is earned based upon the volume of water processed plus additional period based contractual charges and is recognized in the period the service is provided. Payments received in advance of the performance of services or of the delivery of goods are deferred as liabilities until the services are performed or the goods are delivered.

Some projects Ecosphere undertakes are based upon our providing water processing services for fixed periods of time. Revenue from these projects is recognized based upon the number of days the service has been provided during the reporting period.

Aftermarket Part Sales

Ecosphere recognizes revenue from the sale of aftermarket parts during the period in which the parts are delivered to the buyer.

Royalties

Revenue from technology license royalties will be recorded as the royalties are earned.

Stock-Based Compensation

Ecosphere follows the provisions of ASC Topic 718-20-10, Compensation – Stock Compensation that establishes standards surrounding the accounting for transactions with employees in which an entity exchanges its equity instruments for services. Under ASC 718-20-10, we recognize an expense for the fair value of our outstanding stock options generally over the requisite service period of the employee service. We follow the measurement and recognition provisions of ASC 505-50 Equity Based Payments to Non-Employees for non-employee stock-based transactions.

We estimate the fair value of each stock option at the grant date by using the Black-Scholes-Merton ("BSM") option pricing model based upon certain assumptions, which are contained in Note 16 to our consolidated financial statements contained herein. The BSM option pricing model requires the input of highly subjective assumptions including the expected stock price volatility.

Results of Operations

Comparison of the Three Months ended September 30, 2013 with the Three Months Ended September 30, 2012

The following table sets forth a modified version of our unaudited Condensed Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Three Months Ended September 30,
	2013	2012	Change
	(Unaudited)
Revenues
Equipment sales and licensing	$—	$5,664,637	$(5,664,637)
Equipment sales and licensing, related party	2,268,295	—	2,268,295
Field services	—	1,133,021	(1,133,021)
Aftermarket part sales	—	528,725	(528,725)
Aftermarket part sales, related party	120,294	—	120,294
Total revenues	2,388,589	7,326,383	(4,937,794)
Costs and expenses
Equipment sales and licensing (exclusive of depreciation shown below)	1,923,064	3,917,182	(1,994,118)
Field services (exclusive of depreciation shown below)	—	576,670	(576,670)
Aftermarket part costs (exclusive of depreciation shown below)	95,950	355,061	(259,111)
Salaries and employee benefits	1,388,278	1,123,124	265,153
Administrative and selling	280,496	365,565	(85,069)
Professional fees	408,266	190,267	217,999
Depreciation and amortization	55,253	556,154	(500,901)
Research and development	(21,578)	15,819	(37,397)
Gain on sale/disposal of fixed asset, net	—	(142,457)	142,457
Restructuring charge	—	(62,000)	62,000
Total costs and expenses	4,129,729	6,895,385	(2,765,657)
(Loss) income from operations	(1,741,140)	430,998	(2,172,137)
Loss on investment in unconsolidated investee	(437,594)	—	(437,594)
Other income (expense)
Interest expense	(113,478)	(111,261)	(2,217)
Loss on sale of interest in unconsolidated investee	(500,000)	—	(500,000)
Change in fair value of derivative instruments	1,215	87,724	(86,509)
Total other expense, net	(612,263)	(23,537)	(588,726)
Net (loss) income	(2,790,997)	407,461	(3,198,457)
Preferred stock dividends	(20,688)	(25,687)	4,999
Net (loss) income applicable to common stock	(2,811,685)	381,774	(3,193,458)
Net loss (income) applicable to noncontrolling interest of consolidated subsidiary	—	(65,789)	65,789
Net (loss) income applicable to Ecosphere Technologies, Inc. common stock	$(2,811,685)	$315,985	$(3,127,669)

Ecosphere reported net loss applicable to Ecosphere Technologies, Inc. common stock of $2.8 million during the three months ended September 30, 2013, or the 2013 Quarter, as compared to a net income applicable to Ecosphere Technologies, Inc. common stock of $0.3 million for the three months ended September 30, 2012, or the 2012 Quarter. The drivers of the $3.1 million quarter-over-quarter change are discussed below.

There are two fundamental differences when comparing the three and nine months ended September 30, 2013 and the same periods for 2012. First, in 2012, Ecosphere’s revenues were consolidated, but since May 2013, Ecosphere no longer reports the field services revenue from FNES operations. Also, there were no equipment sales associated with the Hydrozonix, LLC Agreement for 2013, which had produced substantial revenue in 2012. In its annual report on Form 10-K, Ecosphere disclosed that as a result of Hydrozonix’s loss of exclusivity, it expected declining revenue and cash flow issues for one or more quarters. Until the Hydrozonix Agreement was terminated, FNES could not expand its services business. FNES recently announced a new licensee in Canada to license and market the Ozonix technology in the Alberta region of Canada. Please review and correct per the recent press release.

Revenues

Revenues for the 2013 Quarter decreased $4.9 million from the 2012 Quarter. The decrease in revenue was driven primarily by failure of Hydrozonix, our U.S. licensee in the oil and gas sector, to maintain its obligations under the license agreement. Although Hydrozonix indicated they were going to continue purchasing per the agreement and were seeking financing, they failed to pay for Units 13 and 14 that were manufactured by Ecosphere in the first quarter of 2013. Ecosphere agreed to allow until April 15th to obtain financing, pay for Units 13 and 14 and order Units 15 and 16 and Hydrozonix agreed not to contest their loss of exclusivity if they were unsuccessful. As a result of their failure to obtain financing Hydrozonix lost their exclusivity and FNES now has regained the right to sell and service into the U.S. onshore oil and gas market with the Ozonix® units and is now able to expand its sales and marketing abilities to take advantage of the new opportunities. This decrease was partially offset by the sale of one Ozonix® EF80 Unit to FNES, a related party. Additionally, Ecosphere no longer reports field services revenue or expenses on its Statements of Operations since it no longer consolidates FNES operations.

In addition, in the 2013 Quarter, Ecosphere engaged in the sale of aftermarket parts, services, upgrades and enhancements related to the Ozonix® EF80 units in use by Hydrozonix. Such activities resulted in $0.1 million in revenues in the 2013 Quarter as compared to $0.5 million in the 2012 Quarter.

Cost and Expenses

Equipment Sales and Licensing Costs (exclusive of depreciation)

The equipment sales and licensing costs for the 2013 Quarter were $1.9 million as compared to $3.9 million for the 2012 Quarter. Included in the equipment sales and licensing costs for the 2013 Quarter are the costs associated with the sale of the Ozonix® EF80 and the excess costs associated with the Ozonix® EF10M that is being built for FNES.

Field Services Costs (exclusive of depreciation)

Due to the deconsolidation of FNES in May 2013, there were no field services costs for the 2013 Quarter as compared to $0.6 million for the 2012 Quarter. All field services costs are related to the services business of FNES and since deconsolidation, Ecosphere has not incurred field services costs. Included in these costs for both periods are payroll related expenses for field personnel and parts and supplies used in support of the operation of Ozonix® water treatment systems and Ecos-Frac® products, which were lower due to decreased field services revenues discussed above.

Aftermarket Part Costs (exclusive of depreciation)

The costs associated with the sale of aftermarket parts amount to $0.1 million for the 2013 Quarter as compared to $0.4 million for the 2012 Quarter. During the 2012 Quarter, Ecosphere began engaging in the sale of aftermarket parts, services, upgrades and enhancements related to the Ozonix® EF80 units in service by Hydrozonix.

Salaries and Employee Benefits

The increase in salaries and employee benefits of $0.3 million was primarily the result of mid-year 2013 cash bonuses paid and unabsorbed manufacturing labor increased due to lack of manufacturing equipment during the 2013 Quarter.

Professional Fees

The $0.2 million increase in professional fees for the 2013 Quarter was driven by the increase in consulting fees relating to two consulting agreements entered into in January 2013. In addition, legal fees increased due to the Halliburton arbitration.

(Loss) Income from Operations

Loss from operations for the 2013 Quarter was $1.7 million compared to income from operations of $0.4 million for the 2012 Quarter. See discussion above under "Revenues" and "Cost and Expenses" for details.

Loss on investment in unconsolidated investee

On May 24, 2013, Ecosphere sold a 12% interest in FNES and transferred an additional 1.5% interest to a board member of FNES, reducing Ecosphere’s ownership in FNES from 52.6% to 39.1%. Since May 24, 2013, Ecosphere accounts for its investment in FNES under the equity method. Furthermore, in July 2013, Ecosphere sold an additional 8% interest in FNES and transferred an additional 0.5% interest in FNES reducing Ecosphere’s ownership in FNES from 39.1% to 30.6%. During the 2013 Quarter, the loss on investment in unconsolidated investee was $0.4 million.

Loss on sale of interest in unconsolidated investee

In July 2013, Ecosphere sold 8% interest in FNES to Fidelity National Financial. In connection with the sale of Ecosphere’s interest in FNES, Ecosphere transferred 0.50% interest and paid $250,000 in cash to an existing FNES member. This further reduced our investment in FNES and the $250,000 cash payment was recorded on the statement of operations as “Loss on sale of interest in unconsolidated investee.”

Net loss (Income) Applicable to Noncontrolling Interest in Consolidated Subsidiary

Ecosphere no longer has net loss (income) applicable to noncontrolling interest in our FNES consolidated majority-owned subsidiary due to the deconsolidation of FNES in May 2013. The net income applicable to noncontrolling interest of consolidated subsidiary was $0.1 million for the 2012 Quarter.

Comparison of the Nine Months ended September 30, 2013 with the Nine Months Ended September 30, 2012

The following table sets forth a modified version of our unaudited Condensed Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Nine Months Ended September 30,
	2013	2012	Change
	(Unaudited)
Revenues
Equipment sales and licensing	$—	$17,091,344	$(17,091,344)
Equipment sales and licensing, related party	2,268,295	—	2,268,295
Field services	1,547,786	6,692,213	(5,144,427)
Aftermarket part sales	287,724	528,725	(241,001)
Aftermarket part sales, related party	122,521	—	122,521
Total revenues	4,226,326	24,312,282	(20,085,956)
Costs and expenses
Equipment sales and licensing (exclusive of depreciation shown below)	1,923,064	12,587,605	(10,664,541)
Field services (exclusive of depreciation shown below)	721,214	2,092,252	(1,371,038)
Aftermarket part costs (exclusive of depreciation shown below)	322,423	355,061	(32,638)
Salaries and employee benefits	3,991,622	3,691,375	300,247
Administrative and selling	1,012,112	1,182,788	(170,676)
Professional fees	1,562,786	567,622	995,164
Depreciation and amortization	931,504	1,657,324	(725,820)
Research and development	(3,373)	28,290	(31,663)
Gain on sale/disposal of fixed asset, net	—	(142,457)	142,457
Restructuring charge	(3,170)	(62,000)	58,830
Total costs and expenses	10,458,182	21,957,860	(11,499,678)
Income (loss) from operations	(6,231,856)	2,354,422	(8,586,278)
Loss on investment in unconsolidated investee	(483,598)	—	(483,598)
Other income (expense)
Gain on deconsolidation	29,474,609	—	29,474,609
Interest expense	(351,707)	(286,602)	(65,105)
Loss on sale of interest in unconsolidated investee	(500,000)	—	(500,000)
Other income (expense)	—	4,627	(4,627)
Change in fair value of derivative instruments	89,894	1,729	88,165
Total other income (expense), net	28,712,796	(280,246)	28,993,042
Net income	21,997,342	2,074,176	19,923,166
Preferred stock dividends	(62,064)	(77,125)	15,061
Net income applicable to common stock	21,935,278	1,997,051	19,938,227
Net loss (income) applicable to noncontrolling interest of consolidated subsidiary	187,806	(810,420)	998,226
Net income applicable to Ecosphere Technologies, Inc. common stock	$22,123,084	$1,186,631	$20,936,453

Ecosphere reported net income applicable to Ecosphere common stock of $22.1 million during the nine months ended September 30, 2013 or the 2013 Nine Month Period as compared to a net income applicable to Ecosphere common stock of $1.2 million for the nine months ended September 30, 2012 or the 2012 Nine Month Period. The drivers of the $20.9 million change are discussed below.

Revenues

Revenues for the nine months ended September 30, 2013 decreased $20.1 million from the nine months ended September 30, 2012. The decrease in revenue was driven primarily by the absence of revenues from equipment sales due to Hydrozonix’s failure to pay for Units 13-14 on April 15, 2013, causing Hyrdozonix to lose its exclusivity to the U.S. onshore oil and gas industry. As a result, FNES regained the exclusive U.S. onshore oil and gas license for Ozonix®. After the deconsolidation of FNES in May 2013, Ecosphere no longer reports field services revenue or expenses on its Statements of Operations since it no longer consolidates FNES operations. In July 2013, FNES purchased Ozonix® EF80 Unit 13 for $2.4 million with a down payment of $0.5 million and the remaining balance to be paid over a 36 month period. Management expects that the sale of the remaining Ozonix® EF80 Unit 14 to occur prior to the year ended December 31, 2013.

During the 2012 Period, Ecosphere engaged in the sale of aftermarket parts, services, upgrades and enhancements related to the Ozonix® EF80 units in use by Hydrozonix. There was a decrease of $0.1 million in the sale of aftermarket parts for the 2013 Period.

Cost and Expenses

Equipment Sales and Licensing Costs (exclusive of depreciation)

Cost of equipment sales and licensing amounted to $1.9 million for the 2013 Nine Month Period as compared to $12.6 million during the 2012 Nine Month Period. Included in the equipment sales and licensing costs for the 2013 Quarter are the costs associated with the sale of one Ozonix® EF80 to FNES and the excess costs associated with the Ozonix® EF10M that is being built for FNES.

Field Services Costs (exclusive of depreciation)

The cost of providing field services during the 2013 Nine Month Period was $0.7 million compared to $2.1 million during the 2012 Nine Month Period. Included in these costs for both periods are payroll related expenses for field personnel and parts and supplies used in support of the operation of Ozonix® water treatment systems and Ecos-Frac® products, which were lower due primarily to the deconsolidation of FNES.

Aftermarket Part Costs (exclusive of depreciation)

The costs associated with the sale of aftermarket parts amount to $0.3 million for the 2013 Period as compared to $0.4 million for the 2012 Nine Month Period. During the 2012 Nine Month Period, Ecosphere began engaging in the sale of aftermarket parts, services, upgrades and enhancements related to the Ozonix® EF80 units in service by Hydrozonix.

Salaries and Employee Benefits

The increase in salaries and employee benefits of $0.3 million was primarily the result of mid-year cash bonuses paid and unabsorbed manufacturing labor increased due to lack of manufacturing equipment during the 2013 Quarter.

Professional Fees

The $1.0 million increase in professional fees during the 2013 Nine Month Period was driven by the increase in consulting fees relating to two consulting agreements entered into in January 2013. In addition, legal fees increased due to the Halliburton arbitration.

(Loss) Income from Operations

Loss from operations during the 2013 Nine Month Period was $6.2 million compared to income of $2.4 million for 2012 Nine Month Period. See discussion above under "Revenues," "Cost and Expenses" for details.

Loss on investment in unconsolidated investee

On May 24, 2013, Ecosphere sold a 12% interest in FNES and transferred an additional 1.5% interest to a board member of FNES, reducing Ecosphere’s ownership in FNES from 52.6% to 39.1%. Since May 24, 2013, Ecosphere accounts for its investment in FNES under the equity method. Furthermore, in July 2013, Ecosphere sold an additional 8% interest in FNES and transferred an additional 0.5% interest in FNES reducing Ecosphere’s ownership in FNES from 39.1% to 30.6%. During the 2013 Nine Month Period, the loss on investment in unconsolidated investee was $0.5 million resulting from a cash payment of $250,000 and the transfer of 0.5% interest in FNES to a member of FNES.

Gain on Deconsolidation

The sale of our controlling interest in FNES resulted in the recognition of a $29.5 million gain for the 2013 Quarter. Effective May 24, 2013, Ecosphere began to account for its investment in FNES using the equity method of accounting. See “Loss on investment in unconsolidated investee” above for details.

Loss on sale of interest in unconsolidated investee

In July 2013, Ecosphere sold 8% interest in FNES to Fidelity National Financial. In connection with the sale of Ecosphere’s interest in FNES, Ecosphere transferred 0.5% interest and paid $250,000 in cash to an existing FNES board member. This further reduced our investment in FNES and the $250,000 cash payment was recorded on the statement of operations as “Loss on sale of interest in unconsolidated investee.”

Net loss (Income) Applicable to Noncontrolling Interest in Consolidated Subsidiary

Net loss (income) applicable to the noncontrolling interest in our FNES consolidated majority-owned subsidiary decreased by approximately $1.0 million due to the deconsolidation of FNES.

Comparison of the Year ended December 31, 2012 with the Year ended December 31, 2011

The following table sets forth a modified version of our Consolidated Statements of Operations that is used in the following discussions of our results of operations:

	For the Years Ended December 31,
	2012	2011	Change
Revenues
Equipment sales and licensing	$22,602,408	$11,460,078	$11,142,330
Field services	7,405,266	9,628,081	(2,222,815)
Aftermarket part sales	1,124,624	—	1,124,624
Total revenues	31,132,298	21,088,159	10,044,139
Costs and expenses
Equipment sales and licensing costs (exclusive of depreciation shown below)	16,430,617	8,261,524	8,169,093
Field services costs (exclusive of depreciation shown below)	2,492,397	2,583,911	(91,514)
Aftermarket part costs (exclusive of depreciation shown below)	773,929	—	773,929
Salaries and employee benefits	5,514,920	10,319,678	(4,804,758)
Administrative and selling	1,619,351	1,590,288	29,063
Professional fees	788,979	1,250,910	(461,931)
Depreciation and amortization	2,318,605	2,174,983	143,622
Research and development	28,290	247,107	(218,817)
Total costs and expenses	29,967,088	26,428,401	3,538,687
Income (loss) from operations	1,165,210	(5,340,242)	6,505,452
Other income (expense)
Interest expense	(360,031)	(581,392)	221,361
Restructuring charge reversal	62,000	—	62,000
Gain on sale/disposal of fixed assets, net	142,457	—	142,457
Gain (loss) on conversion	—	(93,762)	93,762
Other income (expense)	3,057	909	2,148
Change in fair value of derivative instruments	41,374	152,888	(111,514)
Total other income (expense)	(111,143)	(521,357)	410,214
Net income (loss)	1,054,067	(5,861,599)	6,915,666
Preferred stock dividends	(102,813)	(103,000)	187
Net income (loss) applicable to common stock	951,254	(5,964,599)	6,915,853
Net income applicable to noncontrolling interest of consolidated subsidiary	(815,054)	(1,690,075)	875,021
Net income (loss) applicable to Ecosphere Technologies, Inc. common stock	$136,200	$(7,654,674)	$7,790,874

Ecosphere reported net income applicable to Ecosphere common stock of $0.1 million during the year ended December 31, 2012 or the 2012 Period as compared to a net loss applicable to Ecosphere common stock of $7.7 million for the year ended December 31, 2011 or the 2011 Period. The major driver of the variance in earnings is Ecosphere's entering into the Hydrozonix Agreement in March 2011 and delivering its initial units beginning in the third quarter of 2011.

Revenues

Revenues for the 2012 Period increased $10 million over 2011 Period. The increase in revenue is driven largely by Ecosphere selling eight Ozonix® EF80 units under the Hydrozonix Agreement in 2012 versus four units sold in 2011.

In addition, in the 2012 Period Ecosphere began engaging in the sale of aftermarket parts, services, upgrades and enhancements related to the EF80 units in use by Hydrozonix. Such activities resulted in $1.1 million in revenues in the 2012 Period.

Partially offsetting the increase in revenues discussed above was a decline in the services business as Southwestern Energy ceased using our services in November 2012, although it resumed in February 2013.

The three months ended March 31, 2013 was driven by Hydrozonix’s failure to pay for Units 13-14. Units 13-14 have passed benchmark testing overseen by Hydrozonix. This means that they have been manufactured in accordance with Hydrozonix’s specifications. Hydrozonix subsequently failed to pay for Units 13-14 and lost its exclusivity.

Costs and Expenses

Equipment Sales and Licensing Costs (exclusive of depreciation)

Equipment sales and licensing costs amounted to $16.4 million for the 2012 Period as compared to $8.3 million during the 2011 Period. These costs represent the cost of the manufacture of the EF80 water treatment units sold to Hydrozonix. The increase in costs is due to building eight units in the 2012 Period versus four EF80 units in the 2011 Period.

Field Services Costs (exclusive of depreciation)

The cost of providing field services was $2.5 million compared to $2.6 million in the 2011 Period. Included in these costs for both periods are payroll related expenses for field personnel and parts and supplies used in support of the operation of Ozonix® water treatment systems and Ecos-Frac® products, which were lower due to (i) lower sales volume in the 2012 Period, (ii) efficiencies in our processes resulting in part from additional multiple well pad processing sites, and (iii) lower gas costs in the Period. Largely offsetting the impact of these favorable factors were fixed costs incurred during downtime in the fourth quarter of the 2012 Period.

Aftermarket Part Costs (exclusive of depreciation)

The costs associated with the sale of aftermarket parts amount to $0.8 million for the 2012 Period. Ecosphere began engaging in the sale of aftermarket parts, services, upgrades and enhancements related to the Ozonix® EF80 units in service by Hydrozonix.

Salaries and Employee Benefits

The decrease in salaries and employee benefits of $4.8 million was primarily the result of a decrease in non-cash stock-based compensation expense in the 2012 Period compared to the 2011 Period.

Professional Fees

The decrease in professional fees of $0.5 million was largely driven by the 2011 Period costs being driven up by fees associated with the negotiation of the Hydrozonix Agreement.

Research and Development

Research and development expenses were de minimis in the 2012 Period given Ecosphere's focus on manufacture of developed technology versus the 2011 Period wherein the technology was in the final stages of development.

Restructuring Charge Reversal

Revisions to previous estimates of restructuring costs associated with the June 2009 closing of Ecosphere's New York office resulted in a reversal of $62,000 of expense in the 2012 Period.

Gain on Sale/Disposal of Fixed Assets, Net

Ecosphere sold a water treatment unit that had been part of its historical fixed assets. The net book value of such unit was written off pursuant to a September 2010 impairment charge. Ecosphere incurred costs of $33,933 to bring the unit to saleable condition. Such costs are included in capital expenditures. Ecosphere received proceeds of $206,000 for the unit and, accordingly, recognized a gain of $172,067 on the transaction. Partially offsetting this gain was a loss on the disposal of certain demo equipment amounting to $29,610.

Income (Loss) From Operations

Income from operations 2012 Period was $1.2 million compared to a loss of $5.3 million for the 2011 Period. See discussion above under "Revenues" and "Costs and Expenses" for further details.

Interest Expense

Interest expense was $0.4 million and $0.6 million for the years ended December 31, 2012 and 2011, respectively. The decline in 2012 is the result of a decrease in the weighted average debt outstanding during the 2012 Period as compared to the same period in 2011. During the 2012 Period, Ecosphere reduced outstanding net debt by $0.7 million. In addition, during the 2012 Period, Ecosphere converted $0.8 million face value in convertible notes into common stock.

Change in Fair Value of Derivative Instruments

Ecosphere recorded non-cash gains of $41,374 in the 2012 Period and $152,888 in the 2011 Period related to the change in fair value of derivative instruments. The 2012 valuation of liabilities was based on a 6% obligation when compared to total liabilities while 2011 represented 7%.

Ecosphere records a liability for the fair value of warrants with repricing provisions. Under ASC 815-40, the fair value of these liabilities is calculated at each reporting date with the change in liability recorded in other income or expense. Ecosphere estimates the fair value of these liabilities using the BSM option pricing model and Monte Carlo simulation.

Noncontrolling Interest of Consolidated Subsidiary

The noncontrolling interest in consolidated subsidiary income was $0.8 million for the 2012 Period as compared to $1.7 million for the 2011 Period. These amounts represent the amount of the income of EES for the respective periods which has been allocated to the non-controlling equity members of EES.

Net Income (Loss) Applicable to Common Stock of Ecosphere Technologies, Inc.

Net income (loss) applicable to common stock of Ecosphere was $0.1 million for the 2012 Period, compared to a net loss applicable to common stock of $7.7 million for the 2011 Period. Basic and diluted net income per common share was $0.00 for the year ended December 31, 2012 as compared to a basic and diluted net loss per common share of $0.05 for the year ended December 31, 2011. The weighted average number of shares outstanding was 148,989,308 and 143,989,520 for the years ended December 31, 2012 and 2011, respectively. Fully diluted weighted average shares outstanding were 154,568,010 and 143,989,520 for the years ended December 31, 2012 and 2011, respectively.

Comparison of the Year ended December 31, 2011 with the Year ended December 31, 2010

The following table sets forth a modified version of our Consolidated Statements of Operations that is used in the following discussions of our results of operations:

Results Of Operations

	For the Years Ended December 31,
	2011	2010	Change
Revenues
Equipment sales and licensing	$11,460,078	$—	$11,460,078
Field services	9,628,081	8,964,484	663,597
Total revenues	21,088,159	8,964,484	12,123,675
Costs and expenses
Equipment sales and licensing costs (exclusive of depreciation)	8,261,524	—	8,261,524
Field services costs (exclusive of depreciation)	2,583,911	3,394,688	(810,777)
Salaries and employee benefits	10,319,678	8,999,824	1,319,854
Administrative and selling	1,590,288	1,696,774	(106,486)
Professional fees	1,250,910	1,197,017	53,893
Depreciation and amortization	2,174,983	1,957,881	217,102
Research and development	247,107	163,328	83,779
Restructuring charge	—	50,000	(50,000)
Asset impairment	—	116,000	(116,000)
Total costs and expenses	26,428,401	17,575,512	8,852,889
Loss from operations	(5,340,242)	(8,611,028)	3,270,786
Other income (expense)
Interest expense	(581,392)	(1,176,222)	594,830
Loss on conversion	(93,762)	(19,604)	(74,158)
Gain (loss) on settlement	—	(65,756)	65,756
Other income (expense)	909	292	617
Change in fair value of derivative instruments	152,888	(12,787,666)	12,940,554
Total other income (expense)	(521,357)	(14,048,956)	13,527,599
Net loss	(5,861,599)	(22,659,984)	16,798,385
Preferred stock dividends	(103,000)	(105,500)	(2,500)
Net loss applicable to common stock	(5,964,599)	(22,765,484)	16,800,885
Net (income) loss applicable to noncontrolling interest of consolidated subsidiary	(1,690,075)	528,277	2,218,352
Net loss applicable to Ecosphere Technologies, Inc. common stock	$(7,654,674)	$(22,237,207)	$14,582,533

Ecosphere reported a net loss applicable to Ecosphere common stock of $7.7 million during the year ended December 31, 2011 as compared to a net loss applicable to Ecosphere common stock of $22.2 million for the year ended December 31, 2010 (the "2010 Period"). The major driver of the variance in net loss is the accounting for change in fair value of derivative instruments that impacted the prior year comparative period as discussed below. Loss from operations of $5.3 million for the 2011 Period compares favorably with a prior year loss from operations of $8.6 million. It should be noted that the 2011 Period loss from operations includes certain significant non-cash components including approximately $6.7 million of stock-based compensation expense. Ecosphere actually reported over $2.6 million of cash flow from operations for the 2011 Period.

Revenues

Revenues for the year ended December 31, 2011 increased $12.1 million over year ended December 31, 2010. The increase in revenue is driven by Ecosphere selling its first four Ozonix® EF80 units under the Hydrozonix Agreement which amounted to $11.5 million. The remainder of the revenue increase was from ongoing services contracts. The increase was the result of increased volume of activities in our business of pretreating water to fracture oil and natural gas wells and the processing of flowback and produced waters.

Costs and Expenses

Equipment Sales and Licensing Costs (exclusive of depreciation)

During the 2011 period, these costs represented the cost of the manufacture of the Ozonix® EF80 water treatment units sold to Hydrozonix. We build the Ozonix® EF80 units under a “cost plus” formula whereby the buyer pays in advance for the components and labor costs to build the units. Cost of Revenues for equipment sales and licensing was $8.3 million and covered the building of four EF80 units. The first two units were “capped” at a maximum build cost to the client of $2.75 million which was subsequently increased to $2.8 million with the increase in capacity from 60 to 80 barrels per minute. From the third unit on, there is no cap on the cost of the components and labor, which will ensure that operating income will not be impacted by cost variances.

Field Services Costs (exclusive of depreciation)

The cost of providing field services for the 2011 Period was $2.6 million, which was a reduction of $0.8 million from the 2010 Period. Included in these costs for both periods are the payroll related costs of field personnel and parts and supplies used in support of the operation of Ozonix® water treatment system and Ecos-Frac® products which were lower despite higher sales volume in the 2011 Period. Such favorability is the result of efficiencies in our processes resulting in part from additional multiple well pad processing sites, as well as lower gas costs in the 2011 Period.

Salaries and Employee Benefits

Salaries and employee benefits increased by $1.3 million largely as a result of higher non-cash compensation expense related to option grants in 2011.

Administrative and Selling

Administrative and selling expenses decreased by $0.1 million due to greater efficiencies being achieved.

Professional Fees

Professional fees were consistent with the prior year.

Depreciation and Amortization

The $0.2 million increase in depreciation and amortization expense is due to additional capital equipment purchased for the manufacture of EF80 units.

Research and Development

The $0.1 million increase in R&D costs was incurred in making improvements in the Ozonix® process and technologies.

Impairment Reserve

Ecosphere recorded a charge of $116,000 in the 2010 Period to reserve for the impairment in the value of Ecosphere’s non-Ozonix® water treatment system which was previously installed in the tactical water filtration truck. There was no impairment charge in 2011.

Restructuring Reserve

Ecosphere recorded a charge of $50,000 in the 2010 Period, compared to no charge in the 2011 Period. The 2010 charge was required to increase the restructuring reserve which was recorded in 2009 based upon Ecosphere’s decision to close the New York office.

Loss From Operations

Loss from operations for the year ended December 31, 2011 was $5.3 million compared to a loss of $8.6 million for the year ended December 31, 2010. See discussion above under "Revenues" and "Costs and Expenses" for further details.

Interest Expense

Interest expense was $0.6 million and $1.2 million for the years ended December 31, 2011 and 2010, respectively. The decline in 2011 is the result of a decrease in the weighted average debt outstanding during the 2011 Period as compared to the same period in 2010. During the 2011 Period, Ecosphere reduced outstanding debt by $0.8 million. This reduction in debt was almost entirely due to the retirement of two interest bearing notes that Ecosphere’s subsidiary EES had with one of its minority members. In the 2010 period, Ecosphere converted $2.1 million in convertible notes and $0.4 million in related party debt into common stock.

Change in Fair Value of Derivative Instruments

Ecosphere recorded a non-cash gain of $152,888 related to the change in fair value of derivative instruments for the year ended December 31, 2011.

Ecosphere adopted ASC 815-40 effective January 1, 2009. Under ASC 815-40 Ecosphere recorded a liability for the fair value of warrants and the embedded conversion options of certain convertible debt agreements as of January 1, 2009 in the amount of $10.2 million. Under ASC 815-40, the fair value of these liabilities is calculated at each reporting date with the change in liability recorded in other income or expense.

The change in fair value of derivative instruments in other expense was $12.8 million for the year ended December 31, 2010. This change in 2010 resulted primarily from a large increase in the fair value of the liability for derivative instruments in the first quarter of 2010 due to the increase in the market price of Ecosphere’s common stock from $0.48 per share as of December 31, 2009 to $1.50 per share as of March 31, 2010. As of December 31, 2010, there were no remaining convertible notes which generate a derivative liability for Ecosphere. In addition, the number of warrants requiring derivative accounting treatment has been reduced from 16.9 million warrants at December 31, 2009 to 1.7 million warrants at December 31, 2010 and further to 1.2 million at December 31, 2011 through a combination of exercises by holders and through holders agreeing to modify the warrant terms to eliminate the requirement to treat the warrants as derivative instruments, in exchange for extending the expiration date of the warrants. As such, we anticipate that future other income and expense from these financial instruments will continue to diminish.

Non-controlling Interest of Consolidated Subsidiary

The non-controlling interest of consolidated subsidiary income was $1.7 million for the year ended December 31, 2011 as compared to a loss of $0.5 million for the year ended December 31, 2010. This 2011 Period amount represents the amount of the income of EES for the year ended December 31, 2011 which has been allocated to the non-controlling equity members of the subsidiary.

Net Loss Applicable to Common Stock of Ecosphere Technologies, Inc.

Net loss applicable to common stock of Ecosphere was $7.7 million for the year ended December 31, 2011, compared to a net loss applicable to common stock of $22.2 million for the year ended December 31, 2010. Net loss per common share was $0.05 for the year ended December 31, 2011 as compared to a net loss per common share of $0.17 for the year ended December 31, 2010. The weighted average number of shares outstanding was 143,989,520 and 131,502,601 for the years ended December 31, 2011 and 2010, respectively. The net loss of $7.7 million contained various non-cash items including $6.7 million of stock based compensation expense.

Liquidity And Capital Resources

A summary of our cash flows is as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2013	2012	2012	2011	2010
	(Unaudited)
Net cash (used in) provided by operating activities	(8,570,886)	3,022,591	3,869,222	2,610,681	(1,267,206)
Net cash (used in) provided by investing activities	7,775,147	64,513	(227,554)	(622,240)	(1,825,260)
Net cash (used in) provided by financing activities	(233,409)	(1,514,290)	(3,220,350)	8,765	2,049,615

2013 Nine Month Period

Operating Activities

Net cash used in operating activities was $8.6 million for the nine months ended September 30, 2013, compared to net cash provided by operating activities of $3.0 million for the nine months ended September 30, 2012. Cash used in operating activities for 2013 resulted primarily from the operating loss of $6.2 million, and $3.3 million for the build out of the two Ozonix® EF80’s, offset by noncash expenses of approximately $1.4 million. Ecosphere also paid down its accounts payable and accrued expenses by approximately $780,000 and financed the sale of an EF-80 to FNES in the amount of approximately $1.9 million. Exclusive of paying down our accounts payable and accrued expenses, and providing financing terms to FNES for the sale of an EF-80, we used approximately $4.3 million in operations during the nine months ended September 30, 2013.

Investing Activities

Ecosphere’s net cash provided by investing activities of $7.8 million was the result of net proceeds from the sale of a 12% interest in May 2013 and an additional 8% in July 2013 in FNES totaling approximately $9.6 million, offset by $0.2 million of property and equipment purchases, the repayment of $1.4 million advanced by FNES, and $0.25 million of cash held by EES on the date of deconsolidation.

Financing Activities

Ecosphere's net cash used in financing activities consisted primarily of the repayment of $1.0 million in notes payable and other financing obligations, offset by $0.8 million of proceeds from the exercise and modification of warrants.

2012 Nine Month Period

Operating Activities

Cash provided by operating activities in the 2012 period of $3.0 million resulted from net income applicable to Ecosphere Technologies, Inc. common stock of $1.2 million, non-cash charges of $3.7 million, partially offset by a $1.9 million use of cash resulting from working capital changes.

Non-cash charges included (i) depreciation and amortization of $1.7 million, (ii) vesting of options and restricted stock of $1.2 million, (iii) $0.8 million in income allocable to noncontrolling interests, (iv) $0.1 million gain on the sale of fixed assets (proceeds are in the investing section), and (v) $0.2 million in debt accretion.

Changes in working capital amounted to a use of $1.9 million in cash and were largely due to increases in accounts receivable which are driven by timing of collections and decreases in accounts payable and accrued liabilities due to timing of payments. See the unaudited condensed consolidated statements of cash flows for additional details.

Investing Activities

Proceeds from the sale of a fixed asset amounted to $0.2 million which was partially offset by capital expenditures of $0.1 million.

Financing Activities

Ecosphere’s net cash used in financing activities consisted of a $1.6 million cash distribution to the noncontrolling partners of Ecosphere’s wholly-owned FNES subsidiary and $0.3 million in debt repayments. Partially offsetting these uses of cash was $0.4 million in cash proceeds from option and warrant exercises and warrant modifications.

Cash Flows from Operating Activities (2012, 2011, 2010):

Net cash provided by operating activities was $3.9 million for the year ended December 31, 2012, compared to net cash provided by operating activities of $2.6 million for the year ended December 31, 2011 and net cash used in operating activities of $1.3 million for the year ended December 31, 2010. This represents the second consecutive year in which we had positive cash flow from operations. Cash provided by operating activities in the 2012 Period resulted from the net income applicable to common stock of $0.1 million along with non-cash charges of $4.7 million, partially offset by a $1.0 million use of cash resulting from working capital changes.

Year Ended 2012

Non-cash charges included (i) stock based compensation expense of $1.5 million, (ii) depreciation and amortization of $2.3 million, (iii) $0.8 million in income allocable to our EES partners, (iv) $0.2 million of non-cash interest, offset by (v) $0.1 million, net in other miscellaneous non-cash charges.

Changes in working capital amounted to a use of $1.0 million in cash and were largely the result of decreases in payables and an increase in receivables and inventory driven by increased business activity pursuant to the Hydrozonix Agreement and timing.

Year Ended 2011

Cash provided in operating activities in the 2011 Period of $2.6 million resulted from the net loss applicable to common stock of $7.7 being exceeded by non-cash charges of $10.9 million, partially offset by a $0.6 million use of cash resulting from working capital changes.

Non-cash charges included (i) stock based compensation expense of $6.7 million, (ii) depreciation and amortization of $2.2 million, (iii) $1.7 million in income allocable to our EES partners, (iv) $0.3 million of non-cash interest, and (v) $0.2 million in other miscellaneous non-cash charges offset by (vi) $0.2 million in income related to fair value adjustment of warrant derivative liabilities.

Changes in working capital amounted to a use of $0.6 million in cash and were largely the result of decreases in payables and an increase in receivables which were partially offset by increases in accrued expenses all of which are driven by increased business activity in both of our operating segments and timing.

Year Ended 2010

The cash impact of the 2010 Period net loss of $22.2 million was largely offset by (i) non-cash expenses of $8.5 million (ii) an increase in the fair value of the liability for derivative instruments of $12.8 million (iii) an increase in accounts payable of $0.4 million, and (iv) an increase in accrued expenses of $0.4 million. These impacts were partially offset by a decrease in deferred revenue of $0.7 million and the $0.5 million allocation of the EES net loss to the non-controlling equity members.

Cash Flows from Investing Activities (2012, 2011, 2010):

Ecosphere’s net cash used in investing activities was $0.2 million during the 2012 Period compared to $0.6 million and $1.8 million during the 2011 Period and 2010 Period, respectively.

Year ended 2012

Ecosphere invested $0.4 million in equipment to support the manufacturing and marketing processes and sold a previously written off water filtration unit, which was part of Ecosphere's fixed assets, realizing approximately $0.2 million in proceeds.

Year ended 2011

Ecosphere invested $0.4 million in equipment and leasehold improvements related to its manufacturing facility and made approximately $0.2 million of upgrades to existing equipment in order to enhance its ability to perform under the Hydrozonix Agreement for a total of $0.6 million.

Year ended 2010

Ecosphere invested $2.0 million to build new equipment and update old equipment and invested $0.2 million in vehicles and leasehold improvements. These expenditures were partially offset by the release of restricted cash of $0.4 million that had been held in escrow for certain convertible note agreements which were converted into common stock in 2010.

Cash Flows from Financing Activities (2012, 2011, 2010):

Ecosphere used $3.2 million in financing activities in the 2012 Period largely made up of distributions to its EES subsidiary's minority members. Ecosphere’s net cash provided by financing activities was de minimis in the 2011 Period and was $2.0 million for the 2010 Period. Proceeds from financing activities including the issuance of notes and stock option and warrant exercises were largely offset by repayments of debt in the 2011 Period.

Year ended 2012

Ecosphere's net cash used in financing activities consisted primarily of $3.2 million in distributions paid to EES’ minority members. In addition, Ecosphere received (i) $0.3 million in proceeds from warrant and option exercises, and (ii) $0.1 million in proceeds from warrant modifications. Offsetting the proceeds noted above was approximately $0.4 million in net debt repayments over borrowings.

Year ended 2011

Ecosphere's net cash provided by financing activities consisted primarily of proceeds from (i) the issuance of convertible debt and warrants of $1.6 million (ii) proceeds from the exercise of warrants and options of $0.8 million, and (iii) $0.2 million in equipment financing. Cash used in financing activities included payments on related party notes of $2.4 million and repayments on vehicle, insurance and equipment financings of approximately $0.2 million.

Year ended 2010

During the 2010 Period, Ecosphere received $0.4 million from the issuance of convertible notes and warrants, $0.5 million from the sale of common stock and warrants, $1.2 million in connection with the exercise of options and warrants to purchase shares of common stock, $0.8 million for exchanging warrants and cash for new warrants and $42,000 from vehicle financing. These sources were used make payments on notes payable of $0.7 million, vehicle and insurance finance payments of $0.2 million and to make payments on capital leases of $13,080.

Liquidity

As of September 30, 2013, Ecosphere had cash on hand of approximately $1.4 million and a working capital of $3.0 million. As of January 15, 2014, Ecosphere had cash on hand of approximately $0.6 million.

In July 2013, Ecosphere sold an additional 8% interest in FNES for gross proceeds of $4 million, and sold an Ozonix® EF80 unit to FNES for $2.4 million, $500,000 of which was paid in July 2013, and the remainder payable in equal monthly installments of approximately $52,778 over 36 months. Since December 18, 2013, Ecosphere has raised approximately $1.85 million through the sale of the Notes and warrants which is described under “Private Placements” on page 12. Management believes that its current plans will provide sufficient liquidity for the next 12 months and beyond. Management’s plans and potential opportunities include the following:

Ecosphere plans to continue monetizing its intellectual property, and has identified the following liquidity sources that it expects to realize over the next three years:

•

Ecosphere launched a private placement of $5 million of Notes and warrants in mid-December 2013 and has received approximately $1.85 million to date.

•

Ecosphere has sold EF80 units 13-14 to FNES and is receiving monthly payments of approximately $53,000 and $59,000. The respective notes are due in July and December 2016.

•

Ecosphere plans to sell minority rights to the Ozonix® technology for use in industries outside of oil and gas exploration that management expects will result in similar realization of value as that realized by the development and sale of rights to the technology to FNES. Ecosphere owns 100% of the rights to the Ozonix® technology in the U.S. and globally to all applications outside of the energy industry, including but not limited to agriculture, energy, food and beverage, industrial, mining, marine and municipal wastewater treatment, and any other industry in which water is treated with traditional chemicals to clean and recycle it for human consumption and industrial consumption and industrial disposal or for re-use.

•

Ecosphere is launching an offering of a minority interest in Ecosphere Mining, LLC, a newly formed subsidiary, and has retained Ladenburg Thalmann to raise $10 million.

•

Ecosphere’s business model revolves upon the sale of intellectual property. In addition to its 31% interest in FNES, Ecosphere has the patent rights to all of its Ozonix® technology outside of energy. All of the various “vertical” applications are available for sale including the 31% of FNES. Ecosphere also recently received a patent for its Ecos PowerCube® and is seeking to sell all or a portion of it.

Management believes that the realization of any of the above events will provide sufficient liquidity for the foreseeable future. However, Ecosphere cannot provide any assurance that these plans will be successful.

Ecosphere’s $300 million arbitration proceeding against Halliburton is another potential source of liquidity.

Contractual Obligations

The following describes our contractual obligations as of December 31, 2012:

	2013	2014	2015	2016	2017	Thereafter	Total
Third party debt	$1,389,648	$111,931	$107,565	$23,314	$—	$—	$1,632,458
Interest on convertible debt	245,000	—	—	—	—	—	245,000
Capital lease	14,593	15,347	16,141	16,975	8,813	—	71,869
Operating leases, net of sublease	53,133	—	—	—	—	—	53,133
	$1,702,374	$127,278	$123,706	$40,289	$8,813	$—	$2,002,460

Ecosphere paid $0.9 million in principal to convertible note holders during the second quarter of 2013.

During the three months ended September 30, 2013, Ecosphere entered into a five year lease agreement for an office located in Park City, UT to begin developing the mining application. The commencement date for this operating lease is January 1, 2014 with the lease expiring on the day immediately prior to the fifth anniversary of the commencement date, December 31, 2019.

Related Party Transactions

For information on related party transactions and their financial impact, see Note 14 to the September 30, 2013 unaudited condensed consolidated financial statements. See also “Related Person Transactions” beginning at page 58 of this prospectus.

Research And Development

Research and development costs were de minimis during the three months ended September 30, 2013 and during the three months ended September 30, 2012.

Recently Issues Accounting Pronouncements

For information on recently issued accounting pronouncements, see Note 2 to the unaudited condensed consolidated financial statements.

BUSINESS

Ecosphere is an innovative U.S. technology licensing and manufacturing company that develops environmental solutions for global markets. We help industry increase production, reduce costs, and protect the environment through a portfolio of more than 35 patented and patent-pending technologies, including Ozonix® and Ecos PowerCube®, which are licensable across a wide range of industries and applications throughout the world.

Business Strategy

Our management team executes on a business strategy that is driven by open innovation and innovative manufacturing. “Open Innovation” is a concept that was developed by Dr. Henry Chesbrough, the Executive Director of the Center for Open Innovation at the Haas School of Business at the University of California, Berkeley. The Open Innovation concept provides a formula whereby small companies can rapidly develop and deploy new technologies and then license those technologies to larger organizations for rapid market penetration. In response to this concept, we developed the “Open Innovation Network,” our product development lifecycle that can be characterized by the following six stages:

1.

Identify a major environmental water challenge,

2.

Invent new technologies and file patents,

3.

Partner with industry leaders,

4.

Commercialize and prove the technology with ongoing services paid for by customers and industry leaders,

5.

License the patented, commercialized technologies to well capitalized partners, and

6.

Create recurring revenues and increase shareholder value.

As a result, we have designed, developed, manufactured and commercialized technologies that are currently solving some of the world’s most critical water and energy challenges. Our patented Ozonix® technology is a revolutionary, high volume, advanced oxidation process designed to treat and recycle industrial wastewater without the use of toxic chemicals and our Ecos PowerCube® is the world’s most powerful, mobile, solar-powered generator to be used in the world’s most remote, off-grid locations.

In addition to Ozonix® and Ecos PowerCube®, we have developed an extensive portfolio of intellectual property that includes approximately 35 patents and trademarks that have been filed and approved in various locations around the world. These patented technologies can be purchased and licensed for use in large-scale and sustainable applications across industries, nations and ecosystems. Companies that license our patented technologies are able to improve their financial metrics while also reducing their ecological and environmental footprints. Our current focus is on licensing Ecosphere’s patented Ozonix® and Ecos PowerCube® technologies, although our other technologies and patents remain a viable part of our long-term technology licensing strategy.

Licensable Technologies

OZONIX®

Many water recycling processes use chemicals - chemicals that are costly and harmful to the environment. Ecosphere’s patented Ozonix® water treatment technology offers customers a chemical-free alternative to high-volume water disinfection and recycling for a diverse range of applications ranging from the oil and natural gas industry and mining to agriculture and municipal wastewater treatment.

In general, the Ozonix® technology, which combines various forms of advanced oxidation processes into one process, is a technology that does not require harmful chemicals to manage the quality of industrial process water and industrial wastewaters. The Ozonix® technology has been optimized to eliminate chemical biocides and scale inhibitors, thereby eliminating the problems associated with residual chemicals. In addition, the Ozonix® technology can be used to produce an oxidizing liquid that can be used, for example, as a leaching agent or as a disinfectant.

Ozonix® Description

In one use, Ozonix® combines multiple forms of advanced oxidation processes into one process to offer broad-spectrum water treatment capabilities. This includes the destruction and oxidation of organic matter, bacteria, biofilms, heavy metals, hydrocarbons and sulfides that are typically found in industrial wastewaters. In another use, the Ozonix® process produces an environmentally safe oxidizing liquid.

The patented Ozonix® process, in summary, saturates contaminated water with ozone (O3) and uses hydrodynamic cavitation, acoustical cavitation, and electrochemical oxidation to oxidize and destroy micro-organisms, while generating no harmful disinfection byproducts. As water cycles through an Ozonix® reactor, bacteria cell walls are destroyed and contaminates are oxidized, returning clean water that is ready for use, re-use and/or final treatment for discharge applications.

Ozonix® Features and Benefits:

•

Chemical free - eliminates the use of harmful chemicals, waste byproducts and residual pollutants;

•

High volume - provides rapid on-site water treatment and reclamation;

•

Self-contained - eliminates separation, transportation and disposal costs; and requires minimal mobilization and demobilization;

•

Highly effective - oxidizes contaminates and kills bacteria “on-the-fly”; and,

•

Environmentally safe - preserves vital natural water resources for current and future generations.

Ozonix® Treatment Systems

There are four oxidation processes embodied in the Ozonix® technology, which synergistically provides enhanced cost and process efficiencies versus alternative treatment options. The four treatment processes are discussed below:

4
3
2
1

ZONE 1
HYDRODYNAMIC CAVITATION

O3

ZONE 2
OZONE (O3)

ZONE 3
ACOUSTIC CAVITATION

ZONE 4
ELECTROCHEMICAL OXIDATION

Hydrodynamic Cavitation - results in the disruption of microorganisms and oxidation of pollutants through mechanical (i.e., conditions of high-intensity turbulence and shear generated in the flow) and chemical means by virtue of local hot spots and reactive free radicals. As the disinfection takes place by a combination of chemical and mechanical means, it is unlikely that bacteria can become resistant to the Ozonix® treatment system, as observed with conventional disinfection chemistry techniques. As water enters the Ozonix® process it passes through a series of proprietary static mixing plates creating massive volumes of micro bubbles that grow in size based on the pressure fluctuations and finally collapse, releasing a large quantum of energy.

The cavitation process is composed of two stages: (1) rapid increase in the size of a micro bubble and (2) fast bubble collapse and the formation of a “hot spot,” a high temperature residual bubble. Under these extreme conditions, vaporized water molecules are dissociated into free oxidative (and reductive) radicals. One of the most abundant radicals is the hydroxyl radical whose oxidation potential is slightly lower than that of fluorine, the strongest oxidizer known. However, unlike fluorine and chlorine, hydroxyl radicals are safe for the environment and people. Though conventional treatment processes require the addition of chemicals, cavitation is based on the creation of oxidative and reductive radicals directly from water, which either recombine to form stable byproducts or they react with the molecules causing their degradation. These cavitating conditions result in strong oxidation capacity capable of oxidizing harmful chemicals present in the water or wastewater.

Ozone - the next phase of the treatment is based on the injection of ozone gas, which is a very powerful oxidizing agent that can react with most species containing multiple bonds at high rates and also results in significant degrees of disinfection. These oxidations only require good contact of ozone with the chemical constituents. Residual bacteria that may have survived the first step of hydrodynamic cavitation are also subjected to the highly reactive oxidative power of ozone. During this second step, residual metals are also oxidized by ozone forming various oxides. It is important to note that the Ozonix® process also destroys the environment and food source for the survival of bacteria.

Acoustical Cavitation and Electrochemical Oxidation - the main stage of the Ozonix® technology consists of an oxidation zone where the combination of ozone with ultrasound-induced acoustic cavitation and electrochemical oxidation results in the oxidation of pollutants, as well as water disinfection. Ultrasound is passed using multiple transducers that give much better cavitational activity in the reactor and also better energy transfer efficiencies. The combined operation in this stage gives much higher overall oxidation capacity as the effects of the individual operations are complimentary to each other. Thus, a combination of ozone with other advanced oxidation techniques, which can give better contact and mass transfer rates, results in a significant degree of process intensification.

Similarly, electrochemical oxidation has been found to be an environmentally friendly technology able to mineralize completely non-biodegradable organic matter and to eliminate nitrogen species, and hence can be effectively applied to industrial water treatment. Historically, a major drawback of electrochemical oxidation by itself has been the mass transfer limitations and high-energy requirements of the process, which have made the application of electrochemical oxidation in the water treatment facilities uneconomical. The efficacy of electrochemical oxidation can be enhanced if it is effectively combined with ozonation or cavitation, such as in the Ozonix® process.

Based on the principle of combined oxidation, the design of the Ozonix® technology utilizes a combination of ozone, hydrodynamic/acoustic cavitation and electrochemical oxidation. The main benefits of this unique combination processes are enhanced oxidation capacity attributed to the generation of hydroxyl radicals in the reactor, enhanced contact of ozone molecules with the contaminants due to the turbulence generated in the reactor, and elimination of mass transfer resistances in the electrochemical oxidation cell that facilitates better contact of the contaminants with the electrodes. The combined operation of ozone and ultrasonic irradiation/hydrodynamic cavitation also means that in addition to direct attack by ozone, hydroxyl radicals formed in the system attack the contaminants present in the effluent, increasing the process efficiency. The combined effect of all these factors results in the enhanced oxidation capacity and the reduction in the treatment times versus the individual processes. Thus, the simultaneous operation of combined oxidation processes leads to additional oxidation mechanisms in the reactor significantly enhancing the effectiveness of the process.

Ozonix® Competitive Advantages

Historical treatment methods for the control of bacteria, biofilms, scaling, algae and fungi are by the addition of anti-microbial chemicals (biocides) and anti-scale chemicals (scale-inhibitors). Various oxidizing and non-oxidizing chemical disinfectants are commercially available and have been successfully employed; however, these chemicals must be continually added. Even with automatic addition methods, chemical treatment systems must be monitored and adjusted frequently to maintain the desired level of residual chemicals and verify control of microbial growth. In addition, some microorganisms do become resistant. Not only does the Ozonix® process avoid the use of harmful chemicals such as chlorines, biocides (e.g., glutaraldehyde), etc., but the Ozonix® process has a much larger oxidation and disinfection capacity, leading to beneficial effects.

Ozonix® Intellectual Property Protection

Ecosphere, which is the leader in emerging advanced oxidation processes technologies, has a portfolio of intellectual property that includes five issued United States patents, plus one recently approved Notice of Allowance in January 2014, as well as numerous foreign patents, trademarks and pending patent applications associated with the Ozonix® process. In addition to the patent protection, as with most process technologies, trade secrets and know-how are also important assets providing Ecosphere with a competitive advantage.

Ozonix® Awards And Accolades

Ecosphere’s numerous awards and accolades evidence the importance and quality of its Ozonix® technology and treatment process. For example:

•

Ecosphere and FNES were named Water Management Company of the Year in the Midcontinent Oil & Gas Awards. The Midcontinent Oil and Gas Awards is a platform for the oil and gas industry to demonstrate and celebrate the advances made in the key areas of environmental stewardship, efficiency, innovation, corporate social responsibility and health & safety.

•

Ecosphere was named the winner in the Clean Tech/Green Tech category for the 2013 TechAmerica Foundation American Technology Awards. This award crosses the technology industry, recognizing products and services like Ecosphere’s patented Ozonix® technology for the treatment and recycling of water.

•

Ecosphere was chosen by Bloomberg as a 2013 New Energy Pioneer. The awards program, now in its fourth year, selects 10 New Energy Pioneers each year. An independent panel of industry experts selected the winners from more than 200 candidates from around the world, assessing them against three criteria: innovation, demonstrated momentum and potential global scale.

•

Ecosphere was selected by IHS CERAWeek (an annual energy executive gathering hosted by IHS) as a 2013 Energy Innovation Pioneer. The Energy Innovation Pioneers program, held annually in conjunction with IHS CERAWeek, aims to identify the most innovative and distinctive new technologies in the energy spectrum. Criteria include creativity, feasibility of plan, scalability of technology and leadership team.

•

Ecosphere was selected as a finalist for the 2013 World Technology Awards in the corporate “Environment” category. The World Technology Awards have been presented since 2000 as a way to honor those in 20 different categories doing “the innovative work of the greatest likely long-term significance.” Nominees for the 2013 World Technology Awards were selected by the WTN Fellows (winners and finalists from previous annual award cycles in the individual categories) through an intensive, global process lasting many months.

•

Ecosphere was awarded the 2012 Frost & Sullivan North American Product Leadership Award for its Disinfection Equipment for Shale Oil and Gas Wastewater Treatment. The 2012 Product Leadership Award recognizes Ecosphere’s leadership in the field of advanced water treatment, specifically in providing energy exploration and production companies with a non-chemical solution that allows them to recycle flowback and produced water with an ozone-based advanced oxidation process.

•

Ecosphere has been chosen by the Artemis Project for the Artemis “Top 50 Water Tech” listing for the last three consecutive years. The Artemis Water Tech Review brings together an elite group of water users that are seeking new solutions. An international network of hundreds of industry experts recommends promising companies, and Artemis guides the jury through a rigorous evaluation process. From a diverse pool of hundreds of applicants, the jury scores build a listing of 50 leaders in water tech.

Ozonix® Market Opportunities

The fundamental macro market driver for clean technology is intensifying resource constraints --- everything from freshwater to energy feedstocks --- due to combined urbanization, a global population now exceeding 7 billion, and resource scarcity. The global water market --- comprised on numerous activities --- is estimated at $425 billion. Its growth is being driven by macro political, financial, social and ecological considerations.

At a high level, demand for water can be broken down into major water use sectors:

•

Food & Agricultural (70 percent of freshwater use);

•

Energy & Industry (20 percent) --- the percentage of a country’s industrial sector water demand is generally proportional to its average income level; and,

•

Human settlements (10 percent) --- between 2009 and 2050, the world population is expected to increase by 2.3 billion, and urban areas are expected to absorb essentially all of the population growth.

The Ozonix® technology has the potential to be applied across numerous market sectors and industries. The potential applications are numerous, and some exemplary target markets and sub-markets include but are not limited to:

•

Agriculture (Grain growing and processing, livestock farms and feedlots, aquaculture, fish farming, irrigation)

•

Energy (Onshore and offshore oil and gas exploration and production, power generation, refineries, coal)

•

Food and Beverage (Drinking water, breweries, dairy, livestock processing, fruits and vegetables, sugar)

•

Industrial (Automotive, biotechnology, manufacturing, metals, microelectronics, pharmaceutical, textiles)

•

Marine (Ballast water, marine process water, onboard grey water)

•

Mining (Acid mine drainage, metals, minerals, mining process water treatment, tailing, leachate and recovery)

•

Municipal (Municipal drinking water, sewage, storm and drainage water treatment)

ECOS POWERCUBE®

The Ecos PowerCube® is designed to meet the growing demand for off-grid energy, water and communication utilities.

Ecos PowerCube® Description

The Ecos PowerCube® is the world’s most powerful, mobile, solar-powered generator. It is a patented, self-contained, self-sustaining, solar-powered generator that uses the power of the sun to provide energy, communications and clean water to the world’s most remote, off-grid locations. The Ecos PowerCube® is protected by U.S. Patent No. 8,593,102.

Ecos PowerCube® Features and Benefits:

The Ecos PowerCube® represents a combination of Ecosphere’s patented technologies and its innovative manufacturing know-how and experience. The Ecos PowerCube® is designed to deliver:

•

Anytime, Anywhere Power: the foundation of the system is the Ecos PowerCube® and its patented array of stacked solar panels. When deployed on site, the Ecos PowerCube® provides a photovoltaic surface area approximately 3x that which is normally obtainable. The solar energy system can provide up to 15kW of electricity to power numerous utility functions, and higher power if multiple Ecos PowerCubes® are combined.

•

Critical Water Supply: a water filtration module is capable of converting arsenic-, bacteria- and waste-laden groundwater into water suitable for drinking, cleaning, and cooking. The potable water produced meets the World Health Organization standards for clean drinking water. Another option is a module that extracts water directly from the atmosphere.

•

Versatile: numerous applications, such as: remote habitation (e.g., physical islands and remote villages), industrial remote utilities, off-grid telecommunication base stations, military remote utilities, and many others.

•

Portable: capable of being transported and delivered by truck, train, boat, helicopter or plane.

•

Durable: patented drawer panel system protects solar panels during transportation and inclement weather.

•

Powerful: provides users with the maximum amount of solar power generation possible (in 10 foot, 20 foot and 40 foot ISO shipping container footprints).

•

Rapid Deployment: the solar panel array can immediately be deployed using the automated system once the unit is delivered.

•

Reliable: 24/7 energy to power the communications module, which is equipped with a satellite communications and electrical power management system to provide a full range of wireless, satellite. Voice Over Internet Protocol and wireless communications capable of handling thousands of phone calls and offering wireless connectivity.

•

Sustainable: uses the power of the sun to generate electricity for numerous off-grid needs.

•

Range: has the ability to provide wireless connectivity and communications up to a range of 30 miles.

The Ecos PowerCube® is revolutionary in the fact that it will use only the power of the sun to create and store the energy needed to run water filtration and communication components, pumps, motors, and/or a wide variety of other devices requiring power. Multiple Ecos PowerCube® systems can be combined when greater power needs are required.

Ecos PowerCube® Intellectual Property Protection

After six years in the U.S. patents office, Ecosphere has received issuance of a U.S. patent for the Ecos PowerCube® in November 2013.

The U.S. patent expires in December 2027.

This patent relates to a portable, self-sustaining solar power station.

Ecos PowerCube® Market Opportunities

The Ecos PowerCube®’s ability to provide off-grid micro utility needs has applicability in numerous markets and sub markets, including:

•

Remote habitation

•

Industrial remote utilities

•

Off-grid telecommunication base stations

•

Military remote utilities

•

Humanitarian relief and emergency / disaster preparedness

•

Numerous others

Intellectual Property Portfolio

Ecosphere has an extensive portfolio of patents and trademarks that have been filed and approved in various locations around the world, including six patents related to the Ozonix® and one related to the Ecos PowerCube®. Since 1998, Ecosphere has been a water industry innovator, when company founders began developing eco-friendly technologies to solve major water remediation challenges on land and at sea. The majority of our green technologies focus on the cavitating properties of water and eliminating the wide-spread use of toxic chemicals through technologies like our patented Ozonix® technology. Ecosphere has an extensive portfolio of patented clean technologies that can be purchased and licensed for use in large-scale and sustainable applications across industries, nations and ecosystems.

During the three months ended September 30, 2013, Ecosphere retained a leading company in the field of intellectual property valuation, to perform an analysis for value of our patented Ozonix® technology portfolio. We received the valuation in November 2013, which includes all of the potential industries and applications where Ozonix® can be used and licensed, including the global energy field-of-use, of which Ecosphere owns approximately 31% interest in Fidelity National Environmental Services, LLC or FNES. While this valuation is subject to a number of assumptions, Ecosphere believes it illustrates the hidden value that is not recognized on our Balance Sheet or by the investment community.

Intellectual Property Monetization

Ecosphere has a history and track record of successfully monetizing its intellectual property and technology. Ecosphere’s first successful intellectual property commercialization project was a patented coatings removal process that removed paint from ships in the heavy marine industry using a patented ultra-high pressure robotic coatings removal technology that magnetically attached to the surface of a ship and was controlled wirelessly by an operator. Ecosphere’s robotic coatings removal technology was sold in 2007. At this point, Ecosphere began to focus all of its efforts on its proprietary water and wastewater treatment technology that was developed to support the robotic coatings removal process.

In 2007, Ecosphere formed Ecosphere Energy Services, LLC, now FNES, to license its patented Ozonix® water treatment technology across the global energy sector. Since 2008, Ecosphere’s patented Ozonix® technology has enabled oil and gas customers to treat, recycle and reuse over three billion gallons of water on more than 800 oil and natural gas wells, protecting $4 billion worth of well assets, and generating over $65 million in revenue.

From a technical standpoint, Ecosphere has proven the Ozonix® process in the most technologically challenging treatment market sector, the oil and gas segment of the energy industry; therefore, Ecosphere believes that the technological risks faced when entering the other target sectors and industries are significantly diminished. From a business standpoint, Ecosphere has successfully created a subsidiary to target the energy industry (one of numerous target markets), and a recent transaction valued just this one subsidiary at $50 million.

Ecosphere’s strategy is to further leverage the Ozonix® technology via widespread partnering and licensing to achieve substantial technology deployment and the corresponding revenue and profit growth. In addition to FNES, Ecosphere plans to replicate the success of its “subsidiary strategy” by granting global field-of-use licenses to numerous industry-specific subsidiaries. Ecosphere has formed six subsidiaries, which includes; Ecosphere Agriculture, LLC, Ecosphere Food & Beverage, LLC, Ecosphere Industrial, LLC, Ecosphere Marine, LLC, Ecosphere Mining, LLC and Ecosphere Municipal, LLC.

Ecosphere’s strategy is to replicate its experience with FNES by recruiting outside investors in its subsidiaries and then exploiting Ozonix® sublicenses in each industry specific field-of-use. Ecosphere has hired investment banker Ladenburg Thalmann & Co., Inc. to assist it with obtaining equity financing for these subsidiaries, and has initially focused its efforts on Ecosphere Mining, LLC.

Similar to the actual results associated with FNES, Ecosphere’s expectations are that a subsidiary would initially be valued at, for example, $50 million (based on the anticipated completion of a financing), and built to a point where each subsidiary would be licensed and sold to a large market player for a much larger value. We cannot assure you that we will be able to complete any financing for a subsidiary or if we do it will be at this valuation.

Ecosphere is also actively marketing the Ecos PowerCube® intellectual property to potential buyers.

Active Subsidiaries And Investments

Fidelity National Environmental Solutions, LLC

FNES, a leading water treatment provider to the energy services sector, has an exclusive field-of-use license for Ecosphere's patented Ozonix® technology for global energy applications including, but not limited to, onshore and offshore oil and natural gas exploration and production, power generation, refineries and coal. FNES currently provides licensing partners and energy exploration companies with patented Ozonix® mobile wastewater treatment equipment to eliminate harmful chemicals from hydraulic fracturing operations around the United States. We recently announced its expansion to Canada.

Ecosphere currently owns 31% of FNES and is the exclusive manufacturer of all Ozonix® related products. Its exclusive manufacturing rights expire in May 2015.

Ecosphere Mining, LLC

Ecosphere Mining, LLC is a newly formed subsidiary of Ecosphere Technologies, Inc. that has been granted an exclusive field-of-use license for Ecosphere’s patented Ozonix® technology for global hardrock mining industry. In the hardrock mining industry, Ozonix® will be used to treat ores to increase ore recovery rates, and reduce the amount of cyanide or chemical lixiviant required for hydrometallurgical extraction and also mitigate environmental effects associated with conventional cyanide leaching techniques.

Ecosphere’s Ozonix® water treatment technology is a clean, cost-effective solution for reducing and reusing the residual wastewater streams produced in the mining industry – helping customers increase profitability, decrease production costs, and reduce overall chemical consumption, while protecting the environment and surrounding water resources of large heritage lands.

Ecosphere Mining, LLC has hired investment banker Ladenburg Thalmann & Co., Inc. to assist it with obtaining equity financing.

Description of Business Over Five Years

Over the past five years, we have concentrated on developing and improving our Ozonix® technology and the equipment through which we deliver services to oil and gas exploration companies. Our initial Ozonix® product line was called Ecos-Frac® tank. We manufactured and began testing the prototype of the Ecos-Frac® tank in the first quarter of 2009. In July 2009, we entered into a two-year Master Service Agreement with two subsidiaries of Southwestern Energy and received a work order under this Agreement for the deployment of Ecos-Frac® tanks to pre-treat water used to fracture natural gas wells in the Fayetteville Shale. Those services, provided by what is now known as FNES, continue to date under another Agreement which FNES more recently entered into with Southwestern.

In 2009, we also entered into an agreement with Newfield Exploration Co., which used our Ecos-Brine® technology in the Woodford, Shale, and Oklahoma to treat flowback waters. Following approval by the Corporation Commission of Oklahoma in July 2009, we began providing services to Newfield. They remain a customer of FNES as of the date of this prospectus.

In 2010, FNES continued to provide services to both Southwestern and Newfield. In late 2009 and early 2010, we delivered Ecos-Frac® units to FNES for use in the Fayetteville Shale in Arkansas. During the summer of 2010, Ecosphere and FNES made a significant effort to generate business by assisting in the Gulf oil spill clean-up. Like many other companies, which believed they had chemical-free solutions for separating the oil from the ocean and marshes, our efforts were not successful in securing a contract with BP. Additionally, in 2010, we had identified the full opportunities for Ozonix® technologies outside of energy and began limited efforts to generate interest from a potential customer or partner. In late 2010, we formed a new mining subsidiary and commenced initial efforts to raise seed capital, which were not successful.

In March 2011, we and FNES entered into a 20-year definitive agreement with Hydrozonix, LLC. That agreement granted an exclusive technology license agreement with Hydrozonix to deploy the Ozonix® technology in the United States for the on-shore oil and gas industry. Hydrozonix agreed to purchase two units per quarter over a two-year period. In the third quarter, we manufactured and delivered the initial two units and followed with an additional two units late in the fourth quarter. The bulk of our efforts in 2011 were focused on the manufacture of Ozonix® EF80 units for Hydrozonix. Late in 2011, we again began working on a strategy for our mining subsidiary seeking a financial partner. Those efforts were unsuccessful. Meanwhile, 2011 was a record year. We generated $21.1 million of revenues as the delivery of the four units to Hydrozonix made a material impact.

In 2012, we continued the manufacturing and delivery of Ozonix® EF80 units to Hydrozonix. FNES continued its services to its energy customers. In 2012, we generated record revenues of $31.1 million, again with the increase due to the sale of 12 Ozonix® EF80 units to Hydrozonix.

In 2013, we experienced a change in a relationship with Hydrozonix. During the first quarter as required by our agreement, we manufactured units 13-14. However, Hydrozonix was unable to pay for the units and in mid-April 2013, lost its exclusive license. We ultimately sold units 13 and 14 later in the year to FNES in exchange for cash and monthly payments over a three-year period. In May and July, Fidelity National Financial, Inc. [NYSE:FNF], a Fortune 500 company, increased its investment in what was then known as Ecosphere Energy Services by paying us $10 million for 20% of that subsidiary. Ecosphere’s management team estimates that this sale represents approximately 2% of the estimated value of Ecosphere’s global Ozonix® intellectual property portfolio. Once we fell below the 50% threshold, we ceased to be the managing member and, at the request of FNF, we agreed to change the name to FNES. FNF also obtained an option to purchase an additional 12% for $6 million by December 31, 2013 and that option lapsed.

Beginning in the fall of 2013, we began focusing more of our attention on the other industries and applications for our patented Ozonix® technology, formed six new limited liability company subsidiaries and entered into an agreement with Ladenburg Thalmann to provide financing for Ecosphere Mining, LLC on a best-efforts basis. The transaction documents were completed very late in the year. We expect to complete financing for Ecosphere Mining in 2014. Late in 2013, the United States Patent Office, after six years, issued a patent for our Ecos PowerCube®. As a result, we have begun to seek a financial or strategic partner to license the Ecos PowerCube®.

In June 2013, Ecosphere announced its newest product for the oil and gas hydraulic fracturing market, the Ozonix® EF10M. The EF10M comes as an addition to Ecosphere’s highly successful line of Ecos-Frac® mobile water treatment products that have been used to treat and recycle over 3 billion gallons of water on more than 800 oil and natural gas wells around the United States.

In September 2013, Ecosphere announced that it had filed a series of environmental patent applications with the United States Patent and Trademark Office. These patent filings teach a method to use Ecosphere’s patented Ozonix® water treatment technology to increase and maintain desired oxygen levels in the C-44 Canal (St. Lucie Canal) that feeds the St. Lucie Estuary and Indian River Lagoon. The St. Lucie Estuary and Indian River Lagoon are one of the most bio diverse ecosystems in North America, with more than 4,000 plant and animal species, including 36 endangered and threatened species.

In December 2013, Ecosphere announced completion of its first Ozonix® Ore Recovery Equipment (ORE) system for Ecosphere Mining, LLC, a wholly-owned subsidiary of Ecosphere, and a new Mobile Operations Vehicle (MOV) that is designed to remain on location for extended periods of time when Ecosphere is demonstrating its Ozonix® ORE system for customers around the United States.

In January 2014, Ecosphere announced that FNES signed an exclusive technology licensing and equipment purchase agreement with Hydrosphere Energy Solutions, a Canadian Corporation, to deploy its patented Ozonix® water treatment technology in Alberta and the Northeast part of British Columbia, Canada. Under the terms of the agreement, Hydrosphere Energy Solutions is required to purchase: one Ozonix® EF10M unit for immediate delivery, eight Ozonix® EF10 units within the first 12 months, one Ozonix® EF80 unit within the first 12 months and a minimum of two Ozonix® EF80's within 24 months following the delivery of the first purchased Ozonix® units. Hydrosphere has also agreed to pay on-going royalty payments to FNES on all water processed in the licensed territory. So long as the commitments are met, Hydrosphere shall remain the exclusive sub-licensed partner of FNES in the Alberta and Northeast British Columbia, Canada for all hydraulic fracturing applications.

Sales And Marketing

We rely on our officers for the coordination of our sales and marketing efforts. Management uses our website, www.ecospheretech.com, and search engine optimization marketing programs as well as inbound marketing techniques to bring potential customers to our website to learn about our unique technologies and product offerings. We have developed a marketing and communications strategy with our creative advertising agency to place our Company information and ads on various industry websites. Current marketing opportunities include attendance at key trade shows, presentations to industry and analyst groups and one on one conferences as appropriate. Ecosphere employs a Director of Business Development who is working with management to expand our business to other industry applications, as well as assisting in expanding business for FNES and our licensing partners. In 2013 Ecosphere engaged The Blueshirt Group to serve as its integrated investor and public relations firm. As part of its corporate communication services, this firm provides Ecosphere with business and press coverage, which helps promote Ecosphere's patented technologies and innovative solutions.

Manufacturing

Ecosphere designs, develops and manufactures all of its technologies and equipment at our Company headquarters in Stuart, Florida using our in-house production facilities and a network of selected original equipment manufacturers to supply components. Our design engineering and manufacturing teams continue to improve our products at this manufacturing and production facility.

We have invested in proven development techniques including CAD/CAM, finite element analysis and modeling. In addition, during 2010, Ecosphere secured an adjacent building to provide for expansion of our manufacturing capabilities, and we have continued to invest in additional machining tools and equipment to bring more fabrication in-house. This reduces both our cost and time to completion for units being built in this facility. We also believe that there is a benefit in increased quality. We have also expanded our manufacturing staff capabilities through training or specialized hires. We expect to continue this investment, as we believe this will produce significant benefits in terms of higher quality, faster completion and lower costs. Certain processes and components will continue to be fabricated offsite. We also continue to invest in maintaining our ISO 9000 certification.

Research And Development

During the three years ended December 31, 2013, Ecosphere spent approximately $275,000 on research and development.

Intangible Assets

Because of generally accepted accounting principles and SEC accounting rules, Ecosphere is required to value its patents and patents pending at the cost it pays its counsel to process and maintain those patents. This type of accounting method does not take in to account the actual fair value of the intellectual property created that can be licensed to customers and industry leaders for the 20-year life of the patents. Ecosphere’s unique patents allow Ecosphere the sole right to exclude others from making, using or selling its proprietary solutions. Ecosphere’s patents also allow Ecosphere to monetize its assets for shareholders by granting local, regional or global field-of-use licenses to industry specific partners.

Employees

At December 31, 2013, we had 47 total employees. This does not include 25 FNES employees. None of our employees are covered by a collective bargaining agreement. We believe that our relationships with our employees are good.

Legal Proceedings

In February 2013, Ecosphere initiated an arbitration proceeding against Halliburton Energy Services, Inc. alleging that Halliburton took and disclosed Ecosphere’s trade secrets proprietary information. Ecosphere is seeking $300 million in damages and alleges that Halliburton’s breached a Non-Disclosure Agreement with Ecosphere and converted or misappropriated trade secrets. The trade secrets relate to Ecosphere’s green technology business model to treat and recycle wastewater used during hydraulic fracturing of oil and gas wells.

MANAGEMENT

The following table sets forth certain information with respect to directors and executive officers of Ecosphere:

Name	Age	Positions with Ecosphere
Directors:
Dennis McGuire	63	Chairman of the Board
Dean Becker	59	Director
Michael Donn, Sr.	65	Director
Jimmac Lofton	56	Director
Charles Vinick	66	Director
David Brooks	43	Director

Executive Officers:
Dennis McGuire	63	Chief Executive Officer and Chief Technology Officer
Michael Donn, Sr.	65	Chief Operating Officer
David Brooks	43	Chief Financial Officer
Jacqueline McGuire	50	Senior Vice President of Administration and Secretary

Board of Directors

Dennis McGuire is our Chairman of the Board, Chief Executive Officer and Chief Technology Officer. Mr. McGuire was appointed Chairman of the Board and Chief Executive Officer on March 14, 2013. On January 18, 2011, Mr. McGuire was appointed Chief Technology Officer. From November 12, 2008 until August 1, 2009, Mr. McGuire was the Chief Technology Officer of Ecosphere until he became President and Chief Executive Officer. Mr. McGuire was selected as a director because he is the founder of Ecosphere and is the inventor of all our intellectual property.

Dean Becker has served as a director since January 1, 2013. Since June 2009, Mr. Becker has been the Chief Executive Officer of ICAP Patent Brokerage and ICAP Ocean Tomo Auctions (collectively, “ICAP”), a leader in selling intellectual property. From January 2006 until June 2009, Mr. Becker was the Vice Chairman of Ocean Tomo, LLC, an industry-leading provider of an array of financial products and services related to intangible assets prior to its acquisition by ICAP. Mr. Becker is a frequent global speaker on intellectual property rights and the use of patents to include or exclude competition through licensing and enforcement of government issued rights. Mr. Becker was selected as a director because he is one of the world’s leading experts on monetizing intellectual property.

David Brooks was appointed interim Chief Financial Officer on February 5, 2013 and was elected as a director on December 13, 2013. Since June 6, 2012, Mr. Brooks has served as the part-time Chief Financial Officer of SKM Media Corp., a data and services marketing company. Since November 2009, Mr. Brooks has been the Managing Shareholder of D. Brooks and Associates CPAs, P.A., which provides Chief Financial Officer and related services to businesses on a consulting basis. From August 2008 through October 2009, Mr. Brooks was an audit director and consultant for McGladrey & Pullen, LLP (now McGladrey LLP), a large assurance, tax and consulting services company. Mr. Brooks is a Certified Public Accountant in Florida. Mr. Brooks was selected as a director due to his financial and auditing expertise.

Michael Donn, Sr. was appointed a director in March 2005 and was appointed our Chief Operating Officer on March 27, 2008. Mr. Donn has held a number of senior executive positions with us since January 2000. As part of his duties, Mr. Donn set up and coordinated our relief effort in Waveland, Mississippi following Hurricane Katrina. Mr. Donn was the Project Manager for Ecosphere’s EPA Verification testing of its Water Filtration System. From November 2006 until January 29, 2010, Mr. Donn was a director of GelTech Solutions, Inc. From 1994 to 2000, he served as President of the Miami-Dade County Fire Fighters Association, a 1,700-member employee association for which he previously served as President, Vice President and Treasurer beginning in 1982. His responsibilities included negotiating, lobbying at the local, state and national levels and heading the business operations for the Association. He was also Chairman of the Insurance Trust. Following Hurricane Andrew, Mr. Donn coordinated the fire fighter relief efforts for the Miami-Dade fire fighters. He is the brother of our Senior Vice President of Administration, Jacqueline McGuire, and the brother-in-law of our Chairman of the Board and Chief Executive Officer, Dennis McGuire. Mr. Donn was selected as a director because of his years of experience with all aspects of Ecosphere’s business and his administrative experience in directing the firefighters union. He has remained as a director as a representative of management.

Jimmac Lofton was appointed a director in March 2012. From March 2008 until December 2011, Mr. Lofton was the Director of Investor Relations and Business Development for Evergreen Energy Inc., a clean energy technology company. Since January 2012, Mr. Lofton has been a consultant with Stanhill Capital, a London-based Merchant Bank specializing in the natural resource sector. Since May 2012, Mr. Lofton has primarily provided services to New West Capital of Sedalia, Colorado focusing on the mining industry and water resources. Mr. Lofton was selected as a director for his experience in the clean energy industry and his knowledge of public company financial matters.

Charles Vinick has served as a director since August 2006. From January 18, 2011 until January 8, 2013, Mr. Vinick served as Chief Executive Officer. Mr. Vinick has been a consultant to Ecosphere since he resigned as Chief Executive Officer. Prior to becoming Chief Executive Officer, Mr. Vinick was Executive Chairman effective August 1, 2010. From December 22, 2009 until January 8, 2013, Mr. Vinick served as the Chairman of the Board. Mr. Vinick is currently the Chief Executive Officer of Aquantis, Inc., an ocean current energy development company. Until December 2010, Mr. Vinick served as Director of Business Development and Government Relations for Dehlsen Associates, a renewable energy technology development firm in Carpentaria, California. Mr. Vinick has more than 25 years of experience directing and managing non-profit organizations and programs. Mr. Vinick has previously held executive positions for over 20 years with organizations headed by Jacques or Jean-Michel Cousteau. Mr. Vinick was selected as a director due to his knowledge of, and commitment to, the environmental mission of Ecosphere, his understanding of the business applications for the Ecosphere technology, and his business experience and judgment. Mr. Vinick was also selected due to his 25 years of experience in global water quality and policy issues.

Executive Officers

See above for Messrs. McGuire’s, Brooks’ and Donn’s biography.

Jacqueline McGuire has been our Senior Vice President of Administration since January 2001 and Secretary since our founding in 1998. She and her husband Dennis, our Chairman of the Board and Chief Executive Officer, were two of our founders.

With the exception of Michael Donn, Sr., Dennis McGuire and Jacqueline McGuire as disclosed above, there are no family relationships between any of our directors and/or executive officers.

Key Employee

Dennis McGuire, Jr. is Ecosphere’s Director of Manufacturing and has been employed by Ecosphere since 2009.

Corporate Governance

Board Responsibilities

The Board oversees, counsels, and directs management in the long-term interest of Ecosphere and its shareholders. The Board’s responsibilities include establishing broad corporate policies and reviewing the overall performance of Ecosphere. The Board is not, however, involved in the operating details on a day-to-day basis.

Board Committees and Charters

The Board and its Committees meet throughout the year and act by written consent from time-to-time as appropriate. The Board delegates various responsibilities and authority to different Board Committees. Committees regularly report on their activities and actions to the Board. The Board currently has and appoints the members of: the Audit Committee and the Compensation Committee.

The following table identifies the independent and non-independent Board and Committee members:

Name	Independent	Audit	Compensation
Dennis McGuire
Dean Becker
Michael Donn, Sr.
Jimmac Lofton	✓		Chairman
Charles Vinick		✓
David Brooks

Independence

Our Board has determined that Mr. Lofton is independent in accordance with standards under the NYSE MKT rules.

Committees of the Board of Directors

Our Board has established two standing committees to assist it in discharging its responsibilities: the Audit Committee and the Compensation Committee.

Audit Committee

The Audit Committee’s primary role is to review our accounting policies and any issues which may arise in the course of the audit of our financial statements. The Audit Committee selects our independent registered public accounting firm, approves all audit and non-audit services, and reviews the independence of our independent registered public accounting firm. The Audit Committee also reviews the audit and non-audit fees of the auditors. Our Audit Committee is also responsible for certain corporate governance and legal compliance matters. Our Audit Committee Charter is posted on our website at ir.stockpr.com/ecospheretech/board-committees. Our website is not incorporated into this prospectus.

The member of the Audit Committee is Charles Vinick. Our Board has determined that Mr. Vinick is qualified as an Audit Committee Financial Expert, as that term is defined by the rules of the SEC and in compliance with the Sarbanes-Oxley Act of 2002. Mr. Vinick is not independent in accordance with the NYSE MKT independence standards for audit committees.

Compensation Committee

The function of the Compensation Committee is to review and recommend the compensation and benefits payable to our officers, review general policies relating to employee compensation and benefits and administer our various stock option plans, including the 2006 Equity Incentive Plan, which we refer to as the “Plan.” Our Chief Executive Officer recommends executive compensation to the Compensation Committee and the Compensation Committee consider his recommendation prior to recommending compensation to our Board. The member of the Compensation Committee is Jimmac Lofton, who serves as chairman. The Compensation Committee has no authority with respect to setting compensation. However, its recommendations have always been followed.

Nominating Committee

Ecosphere does not have a Nominating Committee. Due to the size of our Board, each director participates in the consideration of director nominees. Our Board does not have a policy, or procedures to follow, with regard to the consideration of any director candidates recommended by our shareholders. We have never received any recommendations from shareholders and for that reason have not considered adopting any policy.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are officers or employees of Ecosphere. Previously while employed as an executive officer by Ecosphere, Mr. Charles Vinick served on the Compensation Committee. Additionally, no executive officer of Ecosphere served or serves on the compensation committee or board of any company that employed or employs any member of Ecosphere’s Compensation Committee or Board.

Board Diversity

While we do not have a formal policy on diversity, the Board considers as one of the factors the diversity of the composition of our Board and the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Board seeks to attract individuals with knowledge of water recycling, environmental solutions, and accounting and finance.

Board Leadership Structure

Ecosphere has chosen to combine the Chief Executive Officer and Board Chairman positions. We believe that this Board leadership structure is appropriate for Ecosphere at this time. Because we are a small company, it is more efficient to have the leadership of the Board in the same hands as the Chief Executive Officer of Ecosphere.

Role of Board in Risk Oversight

Our risk management function is overseen by our Board. Through our policies, our Code of Ethics and our Board committees’ review of financial and other risks, our management keeps our Board apprised of material risks and provides our directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect Ecosphere, and how management addresses those risks. Mr. McGuire, our Chief Executive Officer, works closely together with the Board once material risks are identified on how to best address such risk. If the identified risk poses an actual or potential conflict with management, our independent directors may conduct the assessment. The Board focuses on key risks and interfaces with management on seeking solutions.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer and Chief Financial Officer. Although not required, the Code of Ethics also applies to our Board. The Code provides written standards that we believe are reasonably designed to deter wrongdoing and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, full, fair, accurate, timely and understandable disclosure and compliance with laws, rules and regulations, including insider trading, corporate opportunities and whistle-blowing or the prompt reporting of illegal or unethical behavior. We will provide a copy of the Code of Ethics to any person without charge, upon request. The request for a copy can be made in writing to Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997, Attention: Corporate Secretary.

Communication with our Board of Directors

Although we do not have a formal policy regarding communications with our Board, shareholders may communicate with the Board by writing to us at Ecosphere Technologies, Inc., 3515 S.E. Lionel Terrace, Stuart, Florida 34997, Attention: Corporate Secretary, or by facsimile (772) 781-4778. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Ecosphere’s Vision

Ecosphere Technologies, Inc. is an innovative U.S. technology licensing and manufacturing company that develops environmental solutions for global markets. We help industry increase production, reduce costs, and protect the environment through a portfolio of more than 35 patented and patent-pending technologies, including Ozonix® and Ecos PowerCube®, which are licensable across a wide range of industries and applications throughout the world.

Ecosphere’s first successful intellectual property commercialization project was a patented coatings removal process that removed paint from large ships in the heavy marine industry. This important transformational environmentally friendly technology was invented, designed and commercialized by our founder, Mr. Dennis McGuire, and is presently being used by some of the world’s most prestigious ship repair facilities.

Prior to our sale of that technology to a private equity firm in 2007, our founder and Chief Executive Officer, Mr. Dennis McGuire, invented and patented our Ecosphere Ozonix® advanced oxidation process designed to recycle high volumes of water while eliminating the need for toxic chemicals used during hydraulic fracturing operations in the natural gas exploration industry. With this innovative technology, Ecosphere's Ozonix technology has now been used to treat over 3 billion gallons of water on over 800 wells substantially increasing our revenue over four years to more than $31 million in 2012. Since 2009, Ecosphere’s revenue has been primarily generated by providing our patented Ozonix® technology to natural gas exploration companies to be used during hydraulic fracturing operations. With the change in control of our former oil and gas subsidiary, FNES, and our owning less than 50% of that company, our focus has changed. That company is now being managed by a Fortune 500 company with assistance from two of our executives who serve as members of FNES' board of directors. With this change, we are focusing on expanding Ozonix® to other industries. We are seeking to raise capital for a mining subsidiary, Ecosphere Mining, LLC. Our Ozonix® technology has the potential to be applied across numerous industries that are challenged by bacteria growth corrosion and fouling caused by microbiologically induced corrosion and fouling that occurs as a result of bacteria and biofilm of growth in industrial waste waters. Potential applications including but not limited to agriculture, energy, food and beverage, industrial, mining, marine and municipal wastewater treatment.

Following our business model, we have received five U.S. patents for our Ozonix® technology, plus one recently approved Notice of Allowance in January 2014, as well as numerous foreign patents, trademarks and pending patent applications and one recently approved patent for our Ecos PowerCube® technology. Ecosphere has provided direct water treatment services to major oil and gas exploration companies to date to demonstrate proof of concept and has generated significant revenue from its commercialization efforts of the Ozonix® technology. Since 2008, Ecosphere’s patented Ozonix® technology has enabled oil and gas customers to treat, recycle and reuse over three billion gallons of water on more than 800 oil and natural gas wells, protecting $4 billion worth of well assets, and generating over $65 million in revenue.

Compensation Philosophy

We believe there are three overriding factors that must underscore the compensation that we pay our executive officers. The compensation package must be (i) fair; (ii) competitive with other small cap or microcap issuers that have similar potential and risk; and (iii) provide incentive to motivate our executive officers to produce exceptional shareholder value. In addition, Mr. McGuire, as our founder and inventor of all of our innovative technology, provides unique skills for which the Board has decided he should be compensated as a founder/inventor. His compensation package has been designed to meet the criteria stated above and to incentivize him to remain with Ecosphere well into the future.

We believe that central to our future success is our ability to attract, retain and motivate individuals with exceptional talent who are passionate about our corporate mission and achieving the profitable long-term growth of our business. We believe that our compensation programs provide the proper incentive for high performance by linking compensation to the success of Ecosphere in a transparent and easily understood manner while, at the same time, properly balancing the risk-reward ratio of the various elements of our compensation programs. The primary tools used by the Board include annual base salary, short-term (cash) incentive compensation and long-term (stock options) incentive compensation.

The following compensation philosophy is the framework upon which we have and will base all compensation decisions for our executives and other employees. Recognizing that we have treated Mr. McGuire differently, all of our growth came from Mr. McGuire’s leadership. As 2012 evolved, we saw we would reach $31 million in revenue, be profitable and generate positive cash flow from operations. In addition, we saw 2013 as another year of continued growth.

Item	Components	Comments
Base Salary	Annual base salary.	Rewards individual performance and may vary based upon Ecosphere’s performance.
Annual Bonus	Cash reward paid to executives on an annual basis where appropriate.

Should be based upon meeting pre-determined metrics based upon overall company performance as well as individual performance. However, also permits the Board to award discretionary bonuses based on unique circumstances.

Equity and Other Incentives	Generally provide for long-term incentives that may provide value over multi-year period; now 100% stock options except for unique compensation payable to Dennis McGuire.	Rewards executives for Ecosphere’s stock price appreciation. Options are viewed as the best fit for a high-growth company.
Total Direct Compensation	Base salary plus annual bonus plus long-term incentives.
Benefits	Health insurance and other non-cash benefits.	Except for life insurance provided to Dennis McGuire generally broad-based benefits including participation in a 401-k plan that applies to all employees.

We believe that base salary should provide a secure base of compensation that is competitive in the marketplace. We intend to design the annual bonus and long-term incentives to link the incentive compensation of our key executives, including our named executive officers, with both the annual and long-term success of Ecosphere. The annual incentives will link compensation with company-wide and individual targets to motivate our employees, including our named executive officers, to meet short-term goals. The long-term equity incentives link compensation to the long-term growth and success of Ecosphere as measured by what we hope will be appreciation in our stock price. We believe that this bifurcation of linkage properly balances short-term and long-term incentives. By providing substantial potential benefits from annual bonuses and stock appreciation, we believe we help align our executives’ interest with our shareholders’ interest and motivate our executives to drive profitable growth of our business in an appropriate manner. Although competitive compensation is a factor, we did not engage in benchmarking when we approved a new compensation package for Mr. Dennis McGuire, our founder and Chief Executive Officer. Nonetheless, our Compensation Committee was cognizant of compensation paid by similarly-sized small companies. Mr. McGuire has invented and assigned to Ecosphere 5 approved Ozonix® patents and 10 other patents.

The Ozonix® patents do not include the recently approved Notice of Allowance received in January 2014.

Role of Our Compensation Committee

Our Compensation Committee has taken a very active role in negotiating the compensation of our Chief Executive Officers and in negotiating Mr. McGuire’s compensation arrangements in all of the roles he has had. All of the compensation decisions made by our Board were first approved and recommended by the Compensation Committee.

Factors Used by Compensation Committee and Board of Directors in Determining McGuire Compensation Packages as well as Other Executives

In establishing executive compensation, our Compensation Committee and our Board have both relied upon the compensation philosophy expressed above in this Compensation Discussion and Analysis. However, in negotiating the new compensation package for Dennis McGuire, the Compensation Committee and the Board also relied on the other factors described below. Mr. McGuire’s compensation arrangements were in part based upon concern that he was in many respects a highly valued executive officer due in part to his unique inventor/entrepreneurial skills and his strong technical and sales skills which would have made it extraordinarily difficult to recruit a replacement capable of continuing our accelerated growth.

In late 2010, the Hydrozonix transaction was in its infancy, although we believed that we would ultimately reach an agreement with them. Both our Compensation Committee and Board believed that without Mr. McGuire’s full commitment the Hydrozonix transaction would not be consummated. While our then Chief Executive Officer, Mr. Charles Vinick, and our then Chief Financial Officer played an important role in negotiating the ultimate legal agreement with Hydrozonix, Mr. McGuire played a fundamentally important role in developing the initial business relationship, selling the value and capabilities of the technology to the principals of Hydrozonix, and negotiating the technological aspects of that agreement that led to the completion of the due diligence of the Ozonix® technology by Hydrozonix and the final signature on the agreement.

2009-2012 Growth

After we sold our ship stripping business in 2007, our operating revenues were not material. Prior to closing the sale, Mr. McGuire had invented and developed our Ozonix® technology. Following the Ecosphere business model, multiple versions of the Ozonix® technology have been developed. Patent applications and awards, proof of concept, commercialization and licensing have followed.

The summary financial information taken from our audited financial statements reflect the substantial growth in revenue, improved cash flow and reduction in indebtedness, all directly related to the development and commercialization of the patented and proprietary Ozonix® technology.

Total ($)
Revenue (in '000s)
Year Ended 2012
Equipment Sales/Licensing	22,602
Field Services	7,405
Aftermarket Parts (2012)	1,125
Year Ended 2011
Equipment Sales/Licensing	11,460
Field Services	9,628

Total ($)
Operating Cash Flow
Generated
Year Ended 2012	3,869
Year Ended 2011	2,611

Debt
December 31, 2012	1,682
December 31, 2011	2,363

Earnings (Loss) Per Share
Year Ended 2012	0.00
Year Ended 2011	(0.05)

The above financial data individually and as a whole reflect the substantial improvement in our financial condition and prospects resulting primarily from the cutting edge technology invented and developed by Mr. McGuire and the key commercial agreements we entered into as a result of Mr. McGuire’s efforts. In addition, Mr. McGuire is directly involved in every step of the technology development and delivery process from design through component specification and manufacturing to sales, testing and delivery. Mr. McGuire’s responsibilities involve the management of the outsourcing and contracting with the major component suppliers of the Ozonix® technology. Mr. McGuire has made extremely valuable contributions overseeing the entire design, development and manufacturing process of the Ozonix® EF80 units which we were required to build to exacting technical standards mandated by our written agreement with Hydrozonix. As the result of his tireless efforts, we continue to improve the Ozonix® EF80 units each quarter and in 2012 generated $1.1 million in revenue from the sale of aftermarket parts that included these improvements.

In the context of this dynamic change in Ecosphere’s business, rapid growth and attaining net income, our Compensation Committee held continual meetings in 2012 as our then Chief Executive Officer, Charles Vinick, and our counsel sought to secure the services of Mr. McGuire to a long-term contract precluding him from leaving Ecosphere and developing new competitive technologies. The impact of such an event would threaten Ecosphere’s viability and devastate its loyal shareholder base.

Dennis McGuire’s Unique Role

Since founding Ecosphere in 1998, Mr. Dennis McGuire has invented all of our technologies. His inventions have fueled our corporate goals and visions.

In addition to being the principal inventor of all of our technologies, Mr. McGuire has been our principal salesman. It was his vision and drive as well as financial support that permitted Ecosphere to continue in operations when Ecosphere was periodically faced with substantial cash flow difficulties. In 2004, Mr. McGuire and his wife loaned $1 million that they later converted to common stock at $1.00 per share. Thereafter, from time to time, Mr. and Mrs. McGuire made interim loans to us to permit Ecosphere to sustain its operations. In 2006, Mr. McGuire together with members of the senior management team agreed to a substantial reduction in compensation and from time to time when we could not meet payroll, Mr. McGuire and other senior officers simply deferred receipt of their salaries.

Mr. McGuire invented cutting-edge technology, the innovative Ozonix® technology that has significant potential to provide economic and environmental benefits. As a result of those inventions, Ecosphere was poised for significant future growth as 2012 came to a close.

This Ozonix® technology has been validated in both the gas and oil drilling industries. Furthermore, because of its broad potential to treat wastewater across a wide spectrum of industries in a cost effective and environmentally safe manner, we are currently seeking partners to assist us to broaden the usage of our Ozonix® technology outside the gas and oil exploration industries as well as seeking to jump start the U.S. onshore oil and gas service business and expand that business offshore and internationally.

In order to be able to convince a company like Hydrozonix to invest substantially in marketing and deploying our Ozonix® technology, we had to first prove that it was commercially viable. We did so by securing two long-term contracts with two major energy exploration companies. Like every other commercial agreement we entered into over our 15-year history, the agreements with these two energy companies came about from Mr. McGuire’s efforts as our chief salesman and business development person due to his unique knowledge of the process he invented and pioneered in the oil and gas industries. Ultimately the Hydrozonix licensing agreement arose as a result of Mr. McGuire’s efforts, although our then Chief Executive Officer and other senior executive officers played an important role in negotiating and finalizing that agreement with Hydrozonix.

Dennis McGuire’s Positions with Ecosphere

Dennis McGuire and his wife Jacqueline McGuire, our Senior Vice President of Administration and Corporate Secretary, founded Ecosphere in 1998. Since September 2005, Mr. McGuire has either been our Chief Executive Officer, Co-Chief Executive Officer or Chief Technology Officer as evidenced from the chart below.

Date	Title
March 14, 2013 to Date	Chief Executive Officer
January 18, 2011 to Date	Chief Technology Officer
January 12, 2008 to August 1, 2009	Chief Technology Officer
August 1, 2009 to January 18, 2011	Chief Executive Officer
June 17, 2008 to November 12, 2008	Co-Chief Executive Officer
September 29, 2005 to June 17, 2008	Chief Executive Officer

Description of Named Executive Officer Compensation

2012 Dennis McGuire’s Compensation Arrangement

In December 2012, Ecosphere approved entering into a new three-year Employment Agreement and a Royalty Agreement for Mr. McGuire. The two agreements have been executed as of April 26, 2013 and were effective as of January 1, 2013. In negotiating these agreements Mr. McGuire recognized that if 2013 and future years reflected the growth pattern that Ecosphere was experiencing, his total compensation would significantly increase. At the same time, he contended that he bore the risk of not receiving the incentive compensation under his Royalty Agreement.

Employment Agreement

•

Base Salary. Mr. McGuire’s annual base salary is $450,000. The base salary may be increased at the discretion of Ecosphere’s Compensation Committee based upon Ecosphere’s progress in achieving its goals and objectives. In essence, the base salary is a draw against the royalties described below.

•

Stock Option Grant. We granted Mr. McGuire 6,300,000 five-year stock options, exercisable at $0.34 per share with one-third vesting immediately and the balance vest in two equal increments on January 1, 2014 and 2015, subject to continued employment on each applicable vesting date.

•

Insurance. During the term of the Employment Agreement, Ecosphere will pay, or reimburse Mr. McGuire for, the premiums payable in connection with a $3 million term life insurance policy of which the beneficiaries shall be designated by Mr. McGuire.

Royalty Agreement

Under the Royalty Agreement Mr. McGuire is entitled to receive royalties equal to 4% of Ecosphere’s revenues generated from the patents and inventions which were created by him (the “Inventions”) less any Base Salary paid to him. In addition to the royalties paid on revenues, the royalties will also be paid on any consideration Ecosphere receives or its shareholders receive from a merger or sale of our assets outside of the ordinary course of business relating to the Inventions plus consideration received by our shareholders from exchange offer or tender offer, as well as proceeds received by Ecosphere from outstanding debt conversions (for all new debt issued beginning January 1, 2013) and sales of Ecosphere’s equity securities. Royalty payments will be paid for the life of all Inventions regardless of whether Mr. McGuire remains an employee of Ecosphere. Under the Royalty Agreement, Ecosphere granted Mr. McGuire a first-priority perfected security interest in all of the Inventions and all revenues generated from the Inventions to secure payments owed to him under the Royalty Agreement. Provided that Ecosphere is not in default of the Royalty Agreement, Mr. McGuire will assign his rights to any technology invented by him during the term of his Employment Agreement. Prior to a change of control of Ecosphere, the Royalty Agreement requires Mr. McGuire to agree to reasonable extensions of time if Ecosphere suffers unforeseen cash flow problems.

With the sudden unanticipated default by Hydrozonix in the first quarter of 2013, Mr. McGuire experienced the effects of the risk with respect to his incentive compensation and ceased receiving the 4% of revenues he previously received from Hydrozonix. Since the Hydrozonix relationship terminated, Mr. McGuire's royalties from operating revenue have been reduced. Because his Royalty Agreement is designed to compensate him for the sale of any interest in the patents he invented, he was eligible to receive 4% of the proceeds from FNES' two 2013 purchases, subject to the limitation in the above paragraph relating to his Base Salary. Due to this limitation, Mr. McGuire has received approximately $305,000 from the $10 million of proceeds Ecosphere received from the sales of FNES units earlier in 2013.

2011 Dennis McGuire’s Compensation Arrangement

With his two-year compensation arrangement expiring in April 2011, our Compensation Committee in late 2010 again reviewed Mr. McGuire’s efforts and critical role in our operations. Because it felt that the 3% of revenues he was receiving was not necessarily tied to any operating successes, it sought to keep Mr. McGuire’s future compensation keyed to appropriate performance standards while at the same time recognizing his role as the inventor of all of our technology. As the discussions were ensuing, the Compensation Committee and the Board were both aware of the fact that negotiations were proceeding with the principals of Hydrozonix relating to a transaction that was expected to result in a significant and positive benefit to Ecosphere. This culminated in our executing the Hydrozonix agreement in March 2011.

Accordingly, on January 2, 2011 our Board awarded Mr. McGuire a new compensation package consisting of a base salary, an annual performance bonus, a special performance bonus and an additional long-term incentive in recognition of his unique role as principal inventor of Ecosphere’s technology and his role in bringing about the Hydrozonix agreement.

•

Base Salary. Mr. McGuire’s annual base salary was set at $250,000 increasing to $450,000 when Hydrozonix commenced paying Ecosphere an overhead fee with the proviso that if the initial two Ozonix® units were not accepted by Hydrozonix, the annual salary would revert back to $250,000. The overhead fee was paid in March and the salary increased accordingly. The initial two units were manufactured and were accepted by Hydrozonix in September 2011.

•

Annual Performance Bonus. The Board agreed to set annual performance targets of three levels with the middle level, if met equal to 75% of base salary. No targets were set for 2011.

•

Special Performance Bonus. We agreed to pay Mr. McGuire 4% of the funds received by Ecosphere (including any wholly-owned subsidiary) from the sale of all or substantially all of our assets or licensing of technology invented by Mr. McGuire.

•

Long-Term Incentive Bonus. We agreed to pay Mr. McGuire 4% of the manufacturing fees (exclusive of direct manufacturing costs and labor), 4% of the license fees, and 4% of the royalties, payable upon receipt of funds by Ecosphere from Hydrozonix. This bonus was to continue as long as we receive payments notwithstanding the fact that Mr. McGuire may no longer be employed by us.

•

Stock Option Grant. We granted Mr. McGuire 9,450,000 five-year non-qualified options, exercisable at $0.46 per share with one-third of the options vesting upon execution of the Hydrozonix agreement and the balance vesting over the two-year term of the Hydrozonix agreement.

In November 2011, we modified the Long-Term Incentive Bonus to clarify that Mr. McGuire shall receive 4% of the Hydrozonix manufacturing and licensing fees and clarify that all parts of this Hydrozonix bonus are based upon payments to Ecosphere and/or EES (now FNES). The clarification arose to resolve a difference between a Term Sheet Mr. McGuire executed and the January Board Resolution. The November Resolution was recommended by our Compensation Committee and passed by our Board.

Other Named Executive Officers

The other named executive officers are the additional executives listed in the Summary Compensation Table. The details of their compensation arrangements are provided beginning on page 53.

2013 Bonuses

In December 2013, our Board of Directors reviewed Ecosphere’s 2013 performance and the valuation it received on our Ozonix® technology. In reliance upon these factors and the recommendation of our Compensation Committee, our Board of Directors awarded Dennis McGuire a $494,874 bonus. Our Board of Directors also awarded bonuses to two other executive officers – Mr. Michael Donn, Sr. ($33,000) and Mrs. Jacqueline McGuire ($27,500).

There were no performance factors set for 2013.

Report of Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and based on such review and discussion has recommended to our Board that the Compensation Discussion and Analysis section be included herein.

Compensation Committee Jimmac Lofton, Chairman

Summary Compensation Table for 2013

The following information relates to the compensation for 2013, 2012 and 2011 to each person serving as Chief Executive Officer and Chief Financial Officer during 2013, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of 2013 whose compensation exceeded $100,000, which we refer to as “Named Executive Officers.”

							Non-Equity	All
Name and Principal					Option		Incentive Plan	Other
Position	Year	Salary		Bonus	Awards		Compensation	Compensation		Total
(a)	(b)	($)(c)		($)(d)(1)	($)(f)(2)(3)		($)(g)(4)	($)(i)		($)(j)

Dennis McGuire	2013	450,000		494,874	844,507		305,126	31,612	(5)	2,126,119
Chief Executive Officer	2012	450,000		337,000	—		324,800	31,275	(5)	1,143,075
	2011	400,000		270,000	3,006,180		162,400	30,890	(5)	3,869,470

John Brewster (6)	2013	56,152		—	732,981	(7)	—	—		789,133
Former Chief Executive Officer

Charles Vinick (8)	2013	13,599		—	—		—	—		13,599
Former Chief Executive	2012	275,000		150,000	31,883		—	43,906	(9)	500,789
Officer	2011	263,542		100,000	314,640		—	29,108	(9)	707,290

David Brooks (10)	2013	79,650	(11)	—	—		—	—		79,650
Chief Financial Officer

Barbara Carabetta (12)	2013	11,956		—	—		—	—		11,956
Former Interim Chief Financial Officer	2012	136,000		10,000	5,314	(13)	—	—		151,314

Michael Donn, Sr.	2013	175,000		33,000	—			7,061	(14)	215,061
Chief Operating Officer	2012	175,000		30,000	31,883		—	6,906	(14)	243,789
	2011	146,250		7,500	—		—	5,869	(14)	159,619

Jacqueline McGuire	2013	112,200		27,500	—		—	4,763	(14)	144,463
Senior VP of Administration and Corporate Secretary

———————

(1)

The amount in the bonus column represents cash bonuses. At December 31, 2013, Ecosphere accrued $200,000 of Mr. McGuire’s bonus that was paid in January 2014.

(2)

The amounts in these column represents the fair value of the award as of the grant date as computed in accordance with FASB ASC Topic 718 and the SEC disclosure rules. These amounts represent awards that are paid in options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the Named Executive Officers. Please note that the total compensation listed for any officer or Director in a particular year does not necessarily represent what the executive may realize in cash earnings during that period. Equity compensation is variable and depends on both the stock price and the exercise price of options. In some cases the executive may receive no compensation where options are either "under water" or expire "under water". The amounts listed for options are estimates of the value based on a number of inputs to the BSM model and are purely for the basis of accounting for the expense of the equity. See Note 16 to the December 31, 2012 consolidated financial statements contained herein for valuation inputs.

(3)

See the section entitled Named Executive Officer Compensation Arrangements below for a description of these option grants.

(4)

Represents cash payments for commissions paid. Refer to “Named Executive Officer Compensation Arrangements” below for a description of these commissions.

(5)

Represents 401(K) contributions and life insurance premiums paid by Ecosphere for life insurance that is for the benefit of Mr. McGuire’s beneficiaries.

(6)

Mr. Brewster resigned on March 12, 2013.

(7)

All options were forfeited upon the resignation of Mr. Brewster on March 12, 2013.

(8)

Mr. Vinick resigned on January 7, 2013. This table does not include any compensation received by Mr. Vinick under a Consulting Agreement. See the Director Compensation Table.

(9)

Represents travel expenses related to Mr. Vinick’s travel to and from the Company’s headquarters.

(10)

Mr. Brooks began serving as interim Chief Financial Officer on February 5, 2013.

(11)

Represents consulting fees paid to a company of which Mr. Brooks is the principal.

(12)

Ms. Carabetta resigned on January 30, 2013.

(13)

A portion of the option grant was forfeited upon the resignation of Ms. Carabetta.

(14)

Represents 401(K) contributions.

Grants of Plan-Based Awards in 2013

The following table provides information about equity-awards granted to each Named Executive Officer that received awards in 2013. This information supplements the information provided in the Summary Compensation Table above.

		All Other	All Other
		Stock	Option		Grant
		Awards:	Awards:	Exercise	Date Fair
		Number of	Number of	or Base	Value of
		Shares of	Securities	Price of	Stock and
	Grant	Stock or	Underlying	Option	Option
Name	Date	Units	Options (1)	Awards ($)	Awards ($)(2)

Dennis McGuire	4/26/2013	—	6,300,000 (3)	0.34	844,507

John Brewster	1/8/2013	—	5,250,000 (4)	0.38	732,981

———————

(1)	All of these grants were stock options that were granted under the Plan.
(2)

These amounts do not reflect the actual economic value realized by the Named Executive Officer. In accordance with SEC rules, this column represents the grant date fair value of each equity award. The grant date fair value is generally the amount Ecosphere would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures.

(3)	Two-thirds of the options vested and the remaining vest on January 2015, subject to continued employment.
(4)	These options were forfeited when he resigned on March 12, 2013.

Named Executive Officer Compensation Arrangements

Described below are the compensation packages our Board approved for our Named Executive Officers and management. The compensation arrangements were approved by our Board based upon the recommendation of our Compensation Committee, which conducted a thorough review over an extensive period of time.

Dennis McGuire

In January 2011, our Board approved a new employment arrangement for Mr. McGuire. His salary of $250,000 per year increased to $450,000 in March 2011, upon Ecosphere receiving an overhead fee from Hydrozonix.

Mr. McGuire’s 2011 employment arrangement provided that during the term of his employment with Ecosphere, upon the sale of all or substantially all the assets not in the ordinary course of business and/or the licensing of technology in which Mr. McGuire was an inventor, Ecosphere would pay Mr. McGuire a bonus equal to 4% of the total compensation received by Ecosphere (which includes wholly-owned subsidiaries) for these transactions. The payments would continue as long as Ecosphere receives payments.

In connection with the Hydrozonix transaction, Mr. McGuire received a fee of 4% of the manufacturing fees (exclusive of direct manufacturing costs and labor), 4% of the license fee, and 4% of the royalties, payable upon receipt of funds by Ecosphere or EES from Hydrozonix. The payments would continue as long as Ecosphere receives payments.

Ecosphere granted Mr. McGuire 9,450,000 five-year non-qualified options, exercisable at $0.46 per share. Of the options, one-third vested on March 23, 2011, at the time of the execution of the agreement with Hydrozonix, and the balance vested over the two-year term of the Hydrozonix agreement. In December 2011, in recognition of his performance during 2011, the Board awarded Mr. McGuire, a cash bonus of $270,000 that was paid in 2012.

In December 2012, our Board approved a new compensation arrangement for Mr. McGuire. In April 2013, Mr. McGuire signed an Employment Agreement and a Royalty Agreement. Under the Employment Agreement, he receives a base salary of $450,000 per year. Under the Royalty Agreement, Mr. McGuire will receive royalties equal to 4% of Ecosphere’s revenues generated from the patents and inventions that were created by Mr. McGuire (the “Inventions”) less any base salary paid to Mr. McGuire. In addition to the royalties paid on revenues, the royalties will also be paid on any consideration received by Ecosphere or its shareholders from a sale of assets outside the ordinary course of business (relating to his Inventions), merger, exchange offer or tender offer. Royalty payments shall be paid for the life of all patents in which Mr. McGuire is an inventor regardless of whether he remains an employee of Ecosphere. He was also granted 6,300,000 five-year stock options, exercisable at $0.34 per share with one-third vesting upon his acceptance of the grant and the balance in equal increments on January 1, 2014 and 2015, subject to continued employment on each applicable vesting date. In December 2012, in recognition of his performance during 2012, the Board awarded Mr. McGuire, a cash bonus of $337,000. In December 2013, in recognition of his performance during 2013, the Board of Directors approved a cash bonus of $494,874 to Mr. McGuire.

David Brooks

Mr. Brooks’ compensation is paid to a company of which he is the principal. The compensation paid to this company is on an hourly basis.

Michael Donn, Sr.

Mr. Donn received an annual salary of $146,250 that increased to $175,000 in January 2012. In December 2011, the Board approved a performance bonus of $7,500 for 2011 that was paid in January 2012. In January 2012, Mr. Donn was granted 157,500 stock options exercisable at $0.42 per share. In December 2012, in recognition of his performance during 2012, the Board awarded Mr. Donn a cash bonus of $30,000. In 2013, Mr. Donn was awarded a $33,000 cash bonus.

Jacqueline McGuire

Mrs. McGuire receives an annual salary of $112,200. In 2013, Mrs. McGuire was awarded a $27,500 cash bonus.

Dennis McGuire, Jr.

Dennis McGuire, Jr. is Ecosphere's Director of Manufacturing where he supervises 29 employees, supervised the manufacturing of 40 Ozonix® units, and continually improves the manufacturing process. In 2013, Mr. McGuire, Jr. received compensation consisting of base salary and bonus of approximately $182,000. This compensation arrangement was approved by Ecosphere’s Board of Directors.

Insurance Benefits

Ecosphere pays a portion of the premiums on a $5 million term life insurance policy owned by Mr. Dennis McGuire with the beneficiaries selected by Mr. McGuire.

Discretionary Bonuses

Each of our executive officers is eligible for discretionary bonuses as determined by the Board.

Potential Payments Upon Termination

Except for Mr. McGuire, our executive officers are not subject to any employment agreements and, accordingly, are not presently entitled to severance. Under his Employment Agreement, Mr. McGuire is entitled to severance payments if his employment is terminated upon death, disability, for Good Reason and upon a Change of Control of Ecosphere.

If Mr. McGuire’s employment is terminated as a result of death or disability, he (or his personal representative or guardian, if applicable) will be entitled to: (i) 12 months base salary, (ii) all stock options and restricted stock previously granted to him will become fully vested and (iii) if terminated due to disability, life insurance premiums will continue to be reimbursed.

If Mr. McGuire’s employment is terminated by him as a result of:

(i)	a material breach by Ecosphere of the Employment Agreement;
(ii)	the sale of all, or substantially all of the assets of Ecosphere or any of its affiliates or any division thereof which utilizes his inventions;
(iii)	the sale or license of any significant portion of his inventions without the prior written consent of Mr. McGuire;
(iv)	an event occurs which triggers the issuance of rights pursuant to the terms and conditions of any Rights Agreement adopted by Ecosphere;
(v)	a Change of Control (as described below);
(vi)	a business combination; or
(vii)

a separation from service for Good Reason as defined as set forth in Section 409 of the Internal Revenue Code of 1986, he will be entitled to: (i) receive the balance of his base salary remaining under the three-year term, (ii) all stock options and restricted stock previously granted to him will become fully vested and (iii) his health insurance and life insurance premiums will continue to be paid for the balance of the term of the Agreement.

Change of Control generally means (i) any person becomes the beneficial owner of 50% or more of the total voting power or fair market value of Ecosphere, (ii) within a 12 month period, any person becomes the beneficial owner of 30% or more of Ecosphere’s voting power, (iii) the incumbent directors cease to be a majority of the directors serving on the Board within any 12 month period, (iv) Ecosphere sells substantially all of its assets, or (v) a business combination transaction which results in Ecosphere’s current shareholders owning less than 50% of the surviving entity’s voting power.

The following table quantifies the payment Mr. McGuire will receive in the event of the termination of employment due to disability or death.

Severance Payment	Unvested Stock Options as of December 31, 2013	Exercise Price ($)	Value Based on Closing Price as of December 31, 2013 ($)	Life Insurance ($)(1)	Total ($)(2)

$450,000	4,200,000	0.34	—	3,000,000	3,450,000

———————

(1)

This does not include life insurance premiums paid on Mr. McGuire’s behalf in the event employment is terminated as a result of disability. The $3,000,000 life insurance premium will not be paid upon termination as a result of disability.

(2)

This table assumes that Mr. McGuire’s employment was terminated as of December 31, 2013.

The following table quantifies the payment Mr. McGuire will receive in the event he terminates employment for Good Reason or Change of Control.

Severance Payment	Unvested Stock Options as of December 31, 2013	Exercise Price ($)	Value Based on Closing Price as of December 31, 2013 ($)	Health and Life Insurance ($)(1)	Total ($)(2)

$900,000	4,200,000	0.34	—	36,400	936,400

———————

(1)

Represents health and life insurance premiums paid on behalf of Mr. McGuire. Does not include $3,000,000 life insurance proceeds that Mr. McGuire would receive upon his death.

(2)

This table assumes that Mr. McGuire’s employment was terminated as of December 31, 2013.

Outstanding Equity Awards At 2013 Fiscal Year-End

Listed below is information with respect to unexercised options for each Named Executive Officer as of December 31, 2013:

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options	Options	Exercise	Option
	(#)	(#)	Price	Expiration
	Exercisable	Unexercisable	($)	Date
Name (a)	(b)	(c)	(e)	(f)

Dennis McGuire	3,139,500	—	0.95	11/8/15
	2,625,000	—	0.45	7/1/14
	1,575,000	—	0.41	12/22/14
	6,300,000	—	0.96	4/21/15
	9,450,000	—	0.46	1/3/16
	2,100,000	4,200,000 (1)	0.34	4/25/18

Charles Vinick	44,546	—	0.23	2/28/14
	171,427	—	0.45	7/1/14
	183,140	—	0.41	12/21/14
	42,339	—	1.18	7/1/15
	262,500	—	0.78	8/12/15
	1,050,000	—	0.46	1/18/16
	105,000	52,500 (2)	0.42	1/2/2017
	1,050,000	—	0.38	1/7/18
	—	202,899 (3)	0.35	6/30/18

Barbara Carabetta	35,000	70,000 (4)	0.43	9/26/2016
	8,750	17,500 (4)	0.42	1/2/2017

Michael Donn, Sr.	210,000	—	1.05	12/31/14
	262,500	—	0.41	12/22/14
	525,000	—	0.46	12/23/15
	472,500	—	0.46	12/23/15
	105,000	52,500 (2)	0.42	1/2/2017

Jacqueline McGuire	105,000	—	0.41	12/22/2014
	157,500	—	0.46	12/23/2015
	157,500	—	0.46	12/23/2015
	105,000	52,500 (2)	0.42	1/2/2017

———————

(1)	These unvested options vest in two equal installments on January 1, 2014 and 2015.
(2)	These unvested options vest in two equal installments on June 30, 2014 and December 31, 2014.
(3)	These unvested options vest on June 30, 2013.
(4)	These options were forfeited upon Ms. Carabetta’s resignation on January 30, 2013.

The vesting of the unvested options described in the table above are subject to continued service or employment, as applicable, on the remaining vesting dates.

Option Exercises and Stock Vested in Fiscal Year 2013

The following table provides information on stock option exercises and restricted stock award vesting for each of the Named Executive Officers during 2013.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized on	Acquired	Realized on
Name	on Exercise (#)	Exercise ($) (1)	on Vesting (#)	Vesting ($)

Dennis McGuire (2)	1,570,435	756,000	—	—

———————

(1)	Value equals the difference between the market price of Ecosphere's common stock on the day of the transaction and the exercise price of the equity instrument.

(2)	Mr. McGuire cashlessly exercised 4,200,000 options with an exercise price of $0.29 per share based upon market price of o common stock ranging from $0.46 to $0.50 per share.

Director Compensation

We do not pay cash compensation to our Directors for service on our Board. Non-employee members of our Board receive automatic initial and annual grants of restricted stock and stock options. Please see “Automatic Board Grants” below for a further description. Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as Board and committee members.

2013 Director Compensation

Name (a)	Stock Awards ($)(c)(1)	Option Awards ($)(d) (1)	Total ($)(j)
Charles Vinick (2)	—	185,853	185,853

Dean Becker (3)	—	482,391	482,391

Jimmac Lofton (4)	—	57,100	57,100

Gene Davis (5)	—	49,963	49,963

D. Stephen Keating (6)	40,000	27,672	67,672

———————

(1)

This represents the fair value of the award as of the grant date in accordance with FASB ASC Topic 718. These amounts represent awards that are paid in shares of common stock or options to purchase shares of our common stock and do not reflect the actual amounts that may be realized by the directors.

(2)

Represents a total of 1,259,336 five-year stock options. Mr. Vinick was granted 1,050,000 shares of common stock in connection with a one year consulting agreement, these options were fully vested at December 31, 2013. The remaining 209,336 stock options vest on June 30, 2014.

(3)

Represents 3,150,000 five-year stock options. The options are in connection with Mr. Becker’s consulting agreement and vest in equal quarterly increments over a three-year vesting period. Effective in January 2013, Mr. Dean Becker was appointed a director of Ecosphere. Mr. Becker waived his right to an automatic equity grant under the Plan.

(4)	Represents 239,240 five-year stock options. The options vest on June 30, 2014.
(5)	Represents 209,336 five-year stock options. The options vested in December 2013. Mr. Davis did not stand for re-election at the 2013 Shareholders Meeting held in December 2013.
(6)

Represents 105,263 shares of common stock and 115,942 five-year stock options. The options and shares vested December 2013. Mr. Keating did not stand for re-election at the 2013 Shareholders Meeting held in December 2013.

Effective January 1, 2013, we entered into a three-year Business Consulting Services Agreement with Mr. Becker. See “Related Person Transactions.”

Automatic Board Grants

Effective 10 days from the date on which a non-employee director is first elected or appointed, whether elected by the shareholders of Ecosphere or appointed by the Board to fill a Board vacancy, he or she shall receive an automatic grant of restricted stock (or restricted stock units or RSUs if selected by the director with such delivery deferral as the director may select) and options with the number of shares, RSUs and options based upon Fair Market Value as defined in the Plan. Effective in January 2013, Mr. Dean Becker was appointed a director of Ecosphere. Mr. Becker waived his right to automatic equity grants under the Plan.

Initial Grants	Options	Restricted Stock

Initial appointment as Chairman of the Board	$75,000	$75,000
Initial election or appointment of a non-employee director	$40,000	$40,000
Initial appointment as a Director Advisor	$15,000	$10,000

Annual Grants and Other Grants

On July 1st of each year, each non-employee director (or director advisor) receives an automatic grant of restricted stock and options with the number of shares and options based upon Fair Market Value (as defined in the Plan).

	Options	Restricted Stock

Chairman of the Board	$40,000	$40,000
Non-employee director	$25,000	$25,000
Director advisor	$10,000	$5,000
Initial appointment of and annual grant to a non-employee director serving as lead director or chairman of the following: Audit Committee, Compensation Committee and other committees at the discretion of the Compensation Committee	$15,000	$15,000
Initial appointment of and annual grant to a non-employee director serving on the following: Audit Committee, Compensation Committee and other committees at the discretion of the Compensation Committee	$10,000	$10,000

RELATED PERSON TRANSACTIONS

On January 8, 2013, Ecosphere and Dean Becker, a director of Ecosphere, entered into a Business Consulting Services Agreement that can be terminated on 30 days’ notice. Under the Consulting Agreement, Mr. Becker’s role is to assist Ecosphere in monetizing its intellectual property through sales or licenses. In consideration for its services, Mr. Becker receives a fee of $250,000 per year. Additionally, Mr. Becker was granted 3,150,000 five-year stock options exercisable at $0.35 per share. As additional compensation, Mr. Becker will receive 2% of all revenues generated from the sale or license of Ecosphere’s intellectual property that was consummated as a result of introductions from Mr. Becker or negotiation assistance from him.

Effective January 8, 2013, Ecosphere and Charles Vinick, a director of Ecosphere and prior Chief Executive Officer, entered into a one-year Consulting Agreement. In connection with his Consulting Agreement, Mr. Vinick received fees of $275,000 and was reimbursed for health insurance costs. Additionally, Mr. Vinick was granted 1,050,000 five-year stock options exercisable at $0.38 per share. The options are now fully vested.

Jacqueline McGuire and Michael Donn, Sr., are the wife and brother-in-law of Mr. Dennis McGuire, our Chairman of the Board and Chief Executive Officer. We also employ four other members of their families including two of Mr. and Mrs. McGuire's children including Dennis McGuire, Jr., Ecosphere’s Director of Manufacturing.  See “Executive Compensation” for further information.

Review, Approval or Ratification of Transactions with Related Persons

Ecosphere’s Code of Ethics requires that all employees and directors avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of Ecosphere. In addition, pursuant to its written charter, the Audit Committee has the sole authority to review and approve all related party transactions, after examining each such transaction for potential conflicts of interest and other improprieties. The Audit Committee has not adopted any specific written procedures for conducting such reviews and considers each transaction in light of the specific facts and circumstances presented.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of Ecosphere’s common stock beneficially owned as of January 16, 2014 by (i) those persons known by Ecosphere to be owners of more than 5% of our common stock, (ii) each director, (iii) each Named Executive Officer (as described in our Summary Compensation Table on page 52) and (iv) all executive officers and directors as a group. Unless otherwise noted in the footnotes below, the address of the shareholder is c/o Ecosphere Technologies, Inc. 3515 S.E. Lionel Terrace, Stuart, FL 34997.

		Amount
	Name of	Beneficially	Percent of
Title of Class	Beneficial Owner	Owned (1)	Class (1)

Common Stock	Dennis and Jacqueline McGuire (2)	28,666,509	14.9%

Common Stock	David Brooks (3)	0	0%

Common Stock	John Brewster (4)	0	0%

Common Stock	Charles Vinick (5)	3,338,547	2.0%

Common Stock	Michael Donn, Sr. (6)	2,141,845	1.3%

Common Stock	Dean Becker (7)	1,050,000	*

Common Stock	Jimmac Lofton (8)	662,658	*

Common Stock	All directors and executive officers as a group (7 persons)	35,859,559	18.1%

Common Stock	Ronald Heller (9)	9,999,997	5.7%

———————

* Less than 1%

(1)

Applicable percentages are based on 164,138,402 shares outstanding on January 14, 2014, adjusted as required by rules of the SEC. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. These shares are also included in the shareholders beneficial ownership. The table does not include unvested options. Unless otherwise indicated in the footnotes to this table, Ecosphere believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

(2)

McGuire: Includes 27,289,500 shares issuable upon the exercise of vested options owned by Mr. McGuire and 525,000 shares issuable upon the exercise of vested options owned by Mrs. McGuire. Mr. McGuire disclaims beneficial ownership of the securities held solely in Mrs. McGuire’s name and Mrs. McGuire disclaims beneficial ownership of the securities held solely in Mr. McGuire’s name, and this disclosure shall not be deemed an admission that either is the beneficial owner of the other’s securities solely held in that person’s name for any purpose. Both Mr. and Mrs. McGuire are executive officers and Mr. McGuire is a director.

(3)	Brooks: Mr. Brooks is a director and executive officer.
(4)	Brewster: Mr. Brewster is a former executive officer.
(5)	Vinick: Mr. Vinick is a director and a former executive officer. Includes 2,646,454 shares of common stock issuable upon the exercise of vested options.
(6)	Donn: Mr. Donn is a director and an executive officer. Includes 1,575,000 shares of common stock issuable upon the exercise of vested options.
(7)	Becker: Mr. Becker is a director. Represents shares of common stock issuable upon the exercise of vested options that are beneficially owned by an entity controlled by Mr. Becker.
(8)

Lofton: Mr. Lofton is a director and a selling shareholder. Includes: (i) 162,660 shares of common stock issuable upon the exercise of vested options, (ii) 166,666 shares underlying a convertible note and (iii) 333,332 shares issuable upon the exercise of warrants.

(9)	Heller: Mr. Heller and entities he controls are selling shareholders. See footnotes 3-5 to the Selling Shareholders Table below. Address is: 700 East Palisades Avenue, Englewood, NJ 07632.

SELLING SHAREHOLDERS

The following table provides information about the selling shareholders including how many shares of our common stock they own on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares the selling shareholders will own after the offering assuming all shares covered by this prospectus are sold.

We do not know when or in what amounts the selling shareholders will offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the shares, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling shareholders.

All of the information contained in the table below is based upon information provided to us by the selling shareholder, and we have not independently verified this information. The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933, or the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership post-offering are based on 164,138,402 shares of our common stock issued and outstanding as of January 14, 2014, plus the shares underlying notes and warrants which are being registered hereunder. For the purposes of the following table, the number of shares common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling shareholder has sole or shared voting power or investment power and also any shares which that selling shareholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights.

Name (1)	Number of securities beneficially owned before offering	Number of securities to be offered	Number of securities beneficially owned after offering	Percentage of securities beneficially owned after offering

David S. Nagelberg 2003 Revocable Trust Dtd. 7/2/03 (2)	4,999,999	4,999,999	0	0%

Ronald & Joyce Heller TTEES Ronald I Heller Rev Trust FBO Ronald Heller UAD 12/23/1997 (3)	4,999,999	4,999,999	0	0%

Heller Capital Partners, LLC (4)	2,499,999	2,499,999	0	0%

The Heller Family Foundation, Inc. (5)	2,499,999	2,499,999	0	0%

Jimmac Lofton (6)	662,658	499,998	162,660	*

Michael D. Harris & Beth Harris, Tenants by the Entireties (7)	2,581,836	499,998	2,081,838	1.1%

William Hunter	7,169,735	999,999	6,169,736	3.4%

Arthur Vandenberghe	499,998	499,998	0	0%

Lubov Vorona Griffin	399,999	399,999	0	0%

Matthew Kondrath	690,000	300,000	390,000	*

Lawrence Eng	317,409	249,999	67,410	*

———————

*	Less than 1%.

(1)

For all of the selling shareholders who are not natural persons, unless noted otherwise, the investment managers, general partners, trustees or principals named in the footnotes below have the sole voting and dispositive power over the shares held by the selling shareholders.

(2)	Mr. David Nagelberg is the trustee of the selling shareholder and has the sole voting and dispositive power over the securities.
(3)	Mr. Ronald Heller is a trustee of the selling shareholder and has voting and dispositive power over the securities.
(4)	Mr. Ronald Heller is the Chief Investment Officer of the selling shareholder and has the sole voting and dispositive power over the securities.
(5)	Mr. Ronald Heller is the President of the selling shareholder and has the sole voting and dispositive power over the securities.
(6)	The selling shareholder is a director.
(7)	The selling shareholder is employed by and a director of our general counsel. Includes 1,219,263 shares held in trusts, of which the selling shareholder is the trustee.

DESCRIPTION OF SECURITIES

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the board of directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Preferred Stock

We are authorized to issue 4,999,505 shares of preferred stock, par value $0.01 per share, with such rights, preferences and limitations as may be created from time to time by our Board of Directors. In addition, we have authority to issue 11 shares of Series A preferred stock, of which six shares are currently outstanding, and 484 shares of Series B preferred stock, of which 241 shares are currently outstanding. The Series A preferred shareholders are entitled to receive a liquidation preference in the amount of $25,000 per share. Following payment of the Series A shareholders, the Series B preferred shareholders are entitled to a liquidation preference in the amount of $2,500 per share. Shares of Series A preferred stock are redeemable by us for $27,500 per share, plus any accrued unpaid dividends, and are redeemable by the holders in the event of a change in control for $25,000 plus any accrued unpaid dividends. Shares of Series B preferred stock are redeemable by us for $3,000 per share, plus any accrued unpaid dividends, and are redeemable by the holders in the event of a change in control for $2,500. Holders of Series A and B preferred stock may convert their shares, in whole or in part, into shares of common stock at any time. Each share of Series A preferred stock converts into 6,000 shares of common stock, and each share of Series B preferred stock converts into 835 shares of common stock. Shares of Series A and Series B preferred stock do not have any voting rights.

The following discussion of our common stock is qualified in its entirety by our Certificate of Incorporation, our Bylaws and by the full text of the agreements pursuant to which the securities were issued. We urge you to review these documents, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our securities.

Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our shareholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock. One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to enable our to make more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, our Board were to determine that a takeover proposal was not in our best interest, such shares could be issued by our Board without shareholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent shareholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our Certificate of Incorporation grants our Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of us.

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors that would allow holders of less than a majority of the stock to elect some directors.

Vacancies. Our bylaws provide that vacancies on the Board may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

Special Meeting of Shareholders. A special meeting of shareholders may be called by the Board or when requested in writing by the holders of not less than 20% of all the shares entitled to vote at the meeting.

Anti-takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, such provisions prohibit a publicly-held Delaware corporation from engaging in various “business combination” transactions such as a merger with any interested shareholder which includes, a shareholder owning 15% of a corporation’s outstanding voting securities, for a period of three years after the date in which the person became an interested shareholder, unless:

●	The transaction is approved by the corporation’s Board prior to the date the shareholder became an interested shareholder;
●

Upon closing of the transaction which resulted in the shareholder becoming an interested shareholder, the shareholder owned at least 85% of the shares of stock entitled to vote generally in the election of directors of the corporation outstanding excluding those shares owned by persons who are both directors and officers and specified types of employee stock plans; or

●	On or after such date, the business combination is approved by the Board and at least 66 2/3% of outstanding voting stock not owned by the interested shareholder.

A Delaware corporation may opt out of Section 203 with either an express provision in its original Certificate of Incorporation or an amendment to its Certificate of Incorporation or Bylaws approved by its shareholders. We have not opted out of this Statute. This Statute could prohibit, discourage or delay mergers or other takeover attempts to acquire us.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
●	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling shareholder may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling shareholder may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because each of the selling shareholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholder.

We agreed to keep this prospectus effective until the date on which the shares may be resold by the selling shareholders under Rule 144. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934 or Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Registration Rights

In connection with the 2013 Private Placement, Ecosphere and the investors entered into a registration rights agreement. Pursuant to the agreement, Ecosphere agreed to file the registration statement of which this prospectus is a part with the SEC to register for resale the shares of common stock underlying the Notes and warrants issued in the 2013 Private Placement within 30 days of closing. This deadline was met. In the event that the registration statement does not become effective within 60 days of the respective selling shareholders investment date, then Ecosphere is required to pay the investors in cash an amount equal to 1.0% of the total amount invested by the investor for each 30 day period (prorated for partial periods), up to a maximum of 6%, until the registration statement is effective.

Transfer Agent

Registrar and Transfer Company is our transfer agent located at 10 Commerce Drive, Camden, NJ 07016.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, White & Lioce, P.A., West Palm Beach, Florida. An employee of this firm beneficially owns 2,581,836 shares of our common stock and is a selling shareholder.

EXPERTS

The consolidated financial statements appearing in this prospectus and registration statement for the years ended December 31, 2012 and 2011 have been audited by Salberg & Company, P.A., an independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement. Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We also file periodic reports and other information with the SEC. You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 AM to 3:00 PM. We also file periodic reports and other information with the SEC. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s website, www.sec.gov.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets
Cash	$1,435,763	$2,464,911
Restricted cash	25,000	60,168
Accounts receivable	—	1,150,152
Current portion of accounts receivable-related party	713,794	—
Inventory	2,238,542	757,682
Prepaid expenses and other current assets	297,914	107,067
Total current assets	4,711,013	4,539,980
Investment in unconsolidated investee	14,813,002	—
Accounts receivable-related party, net of current portion	1,106,770	—
Property and equipment, net	1,185,601	4,264,125
Debt issuance costs, net	45,100	—
Patents, net	77,235	81,691
Deposits	14,840	22,441
Total assets	$21,953,561	$8,908,237

Liabilities, Redeemable Convertible Cumulative Preferred Stock and Equity
Current liabilities
Accounts payable	$398,173	$845,241
Accrued liabilities	628,402	1,122,119
Customer deposits	187,500	23,196
Convertible notes payable, net of discounts	240,305	1,203,126
Current portion of note payable	85,125	68,100
Warrant derivatives fair value	4,308	197,009
Current portion of financing obligations	64,144	96,548
Current portion of capital lease obligation	15,155	14,593
Total current liabilities	1,623,112	3,569,932
Convertible note payable, net of discounts and current portion	477,296	—
Note payable, net of current portion	85,124	136,199
Financing obligations, net of current portion	119,050	106,612
Restructuring reserve	—	5,909
Capital lease obligation, net of current portion	45,839	57,276
Total liabilities	2,350,421	3,875,928

Redeemable convertible cumulative preferred stock
Series A - 11 shares authorized; 6 shares issued and outstanding at September 30, 2013 and December 31, 2012; $25,000 per share redemption amount plus dividends in arrears	1,197,869	1,180,994
Series B - 484 shares authorized; 241 shares issued and outstanding at September 30, 2013 and December 31, 2012; $2,500 per share redemption amount plus dividends in arrears	2,501,970	2,456,781
Total redeemable convertible cumulative preferred stock	3,699,839	3,637,775
Commitments and contingencies (Note 15)
Equity
Ecosphere Technologies, Inc. stockholders' equity (deficit)
Common stock, $0.01 par value; 300,000,000 shares authorized; 163,588,214 and 160,060,088 shares issued and outstanding at September 30, 2013, and December 31, 2012, respectively	1,635,881	1,600,601
Common stock issuable, $0.01 par value; 0 and 1,138,724 issuable at September 30, 2013, and December 31, 2012, respectively	—	11,387
Additional paid-in capital	109,420,155	107,697,369
Accumulated deficit	(95,152,735)	(117,337,883)
Total Ecosphere Technologies, Inc. stockholders' equity (deficit)	15,903,301	(8,028,526)
Noncontrolling interest in consolidated subsidiary	—	9,423,060
Total equity	15,903,301	1,394,534
Total liabilities, redeemable convertible cumulative preferred stock and equity	$21,953,561	$8,908,237

The accompanying unaudited notes are an integral part of these unaudited condensed consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2013	2012	2013	2012
Revenues
Equipment sales and licensing	$—	$5,664,637	$—	$17,091,344
Equipment sales and licensing, related party	2,268,295	—	2,268,295	—
Field services	—	1,133,021	1,547,786	6,692,213
Aftermarket part sales	—	528,725	287,724	528,725
Aftermarket part sales, related party	120,294	—	122,521	—
Total revenues	2,388,589	7,326,383	4,226,326	24,312,282

Costs and expenses
Equipment sales and licensing costs (exclusive of depreciation shown below)	1,923,064	4,272,243	1,923,064	12,942,666
Field services costs (exclusive of depreciation shown below)	—	576,670	721,214	2,092,252
Aftermarket part costs (exclusive of depreciation shown below)	95,950	—	322,423	—
Selling, general and administrative	2,055,462	1,694,775	6,563,147	5,470,075
Restructuring charge	—	(62,000)	(3,170)	(62,000)
Gain on sale/disposal of fixed assets, net	—	(142,457)	—	(142,457)
Depreciation and amortization	55,253	556,154	931,504	1,657,324
Total costs and expenses	4,129,729	6,895,385	10,458,182	21,957,860

Income (loss) from operations	(1,741,140)	430,998	(6,231,856)	2,354,422

Loss on investment in unconsolidated investee	(437,594)	—	(483,598)	—

Other income (expense)
Gain on deconsolidation	—	—	29,474,609	—
Interest expense	(113,478)	(111,261)	(351,707)	(286,602)
Gain on change in fair value of derivative instruments	1,215	87,724	89,894	1,729
Loss on sale of interest in unconsolidated investee	(500,000)	—	(500,000)	—
Other, net	—	—	—	4,627
Total other income (expense), net	(612,263)	(23,537)	28,712,796	(280,246)

Net (loss) income	(2,790,997)	407,461	21,997,342	2,074,176

Preferred stock dividends	(20,688)	(25,687)	(62,064)	(77,125)

Net (loss) income applicable to common stock before allocation to non controlling interest	(2,811,685)	381,774	21,935,278	1,997,051

Less: net (income) loss applicable to non controlling interest in consolidated subsidiary	—	(65,789)	187,806	(810,420)

Net (loss) income applicable to Ecosphere Technologies, Inc. common stock	$(2,811,685)	$315,985	$22,123,084	$1,186,631

Net (loss) income per common share applicable to common stock
Basic	$(0.02)	$0.00	$0.13	$0.01
Diluted	$(0.02)	$0.00	$0.13	$0.01

Weighted average number of common shares outstanding
Basic	163,588,214	156,948,937	163,237,401	156,012,479
Diluted	163,588,214	164,624,749	164,929,678	168,746,364

The accompanying unaudited notes are an integral part of these unaudited condensed consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2013	2012

Operating Activities:
Net income applicable to Ecosphere Technologies, Inc. common stock	$22,123,084	$1,186,631
Adjustments to reconcile net income applicable to Ecosphere Technologies, Inc. common stock to net cash provided by (used in) operating activities:
Gain on deconsolidation	(29,474,609)	—
Preferred stock dividends	62,064	77,125
Depreciation and amortization	931,504	1,657,323
Loss on sale/disposal of fixed assets, net	—	(142,457)
Non-controlling interest in income (loss) of consolidated subsidiary	(187,806)	810,420
Amortization of debt issue costs	19,644	—
Accretion of discount on notes payable	197,984	152,977
Stock-based compensation expense	1,042,028	1,203,975
Restructuring charge reversal	—	(62,000)
Income from change in fair value of warrant derivative liability	(89,894)	(1,729)
Loss on investment in unconsolidated investee	483,598	—
Loss on sale of interest in unconsolidated investee	500,000	—
Write-down of inventory	158,650	—
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,130,699)	(1,413,033)
Increase in prepaid expenses and other current assets	(184,715)	(136,641)
Increase in inventory	(2,392,824)	(115,844)
Decrease in deposits	—	445
Increase in restricted cash	—	(41,083)
Decrease in accounts payable	(312,363)	(95,400)
Decrease in accrued liabilities	(476,088)	(150,104)
Increase in billings in excess of costs and estimated earnings on uncompleted contracts	—	(89,140)
Decrease in restructuring reserve	(5,909)	(37,842)
Decrease in customer deposits	165,465	218,968
Net cash (used in) provided by operating activities	(8,570,886)	3,022,591
Investing Activities:
Net proceeds from sale of interest in subsidiary	9,600,000	—
Repayment of amounts due to unconsolidated investee	(1,385,139)	—
Cash held by deconsolidated subsidiary	(247,636)	—
Purchase of property and equipment	(227,246)	(116,487)
Proceeds from sale of fixed asset	—	206,000
Transfer from (to) restricted cash	35,168	(25,000)
Net cash provided by investing activities	7,775,147	64,513
Financing Activities:
Proceeds from issuance of convertible notes payable and warrants, net of debt issue costs	706,467	—
Proceeds from warrant and option exercises	—	249,300
Proceeds from warrant modifications	133,188	107,400
Distributions from subsidiary to noncontrolling members	—	(1,619,654)
Repayments of notes payable and insurance financing	(964,050)	(183,398)
Repayments of capital lease obligations	(10,875)	—
Repayments of vehicle and equipment financing	(98,139)	(67,938)
Net cash used in financing activities	(233,409)	(1,514,290)
Net decrease in cash	(1,029,148)	1,572,814
Cash at beginning of period	2,464,911	2,043,593
Cash at end of period	$1,435,763	$3,616,407

The accompanying unaudited notes are an integral part of these unaudited condensed consolidated financial statements

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30,
	2013	2012
Supplemental disclosures of cash flow information:
Cash paid for interest	$271,522	$19,749
Cash paid for income taxes	$—	$—

Non-cash investing and financing activities
Accrued preferred stock dividends	$62,064	$77,125
Conversion of preferred stock to common stock	$—	$2,500
Conversion of convertible notes to common stock	$—	$723,216
Reduction of derivative liability for warrant derivative instruments from warrant exercises, expirations and modifications	$102,807	$106,224
Common stock issued as settlement of note and accrued interest	$6,000	$—
Cashless exercise of options and warrants	$14,957	$7,588
Beneficial conversion feature on convertible debt charged to additional paid in capital	$391,771	$—
Warrants issued as debt issue cost	$21,211	$—
Insurance premium finance contract recorded as a prepaid asset	$168,859	$171,929
Modification of convertible debt and issuance of common stock warrants for extension of maturity dates	$111,738	$—
Equipment purchased through capital lease arrangement	$—	$78,896
Equipment purchased through vendor financing arrangement	$—	$48,000
Vehicle purchased through third party financing arrangement	$56,802	$—
Extension of term of stock options in settlement of accrued interest on convertible debt	$26,532	$—

The accompanying unaudited notes are an integral part of these unaudited condensed consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

1.

DESCRIPTION OF THE BUSINESS, BASIS OF PRESENTATION

Description of the Business

Ecosphere Technologies, Inc. (“Ecosphere”, “ETI” or the “Company”), is a water engineering, technology licensing and innovative U.S. manufacturing company that develops environmental water treatment solutions for industrial markets throughout the world.  The Company is a leader in emerging advanced oxidation processes and has an extensive portfolio of intellectual property that includes five approved United States patents and more than thirteen patents pending for the Ecosphere Ozonix® process.  The patented Ecosphere Ozonix® process is a revolutionary advanced oxidation process that is currently being used by customers to reduce costs, increase treatment efficiencies and eliminate harmful chemicals from wastewater treatment operations around the United States.  Ozonix® can be used to replace chemicals in a wide variety of industries and applications, including but not limited to agriculture, energy, food and beverage, industrial, mining, marine, and municipal wastewater treatment.

In 2007, Ecosphere formed Ecosphere Energy Services, LLC (“EES”), now Fidelity National Environmental Solutions, LLC (“FNES”), to deploy its patented Ozonix® water treatment technology across the global energy market. Ecosphere and FNES have received numerous awards and accolades for its patented and proven Ozonix® water treatment solutions for the energy sector, including:

•

2013 Oil and Gas Awards—Water Management Company of the Year Award, Midcontinent Region;

•

2013 Bloomberg New Energy Finance - New Energy Pioneer Award;

•

2013 IHS CERAWeek - Energy Innovation Pioneer Award;

•

2013 American Technology Awards "Clean Tech/Green Tech" Winner;

•

2013 World Technology Awards Corporate "Environment" Category Winner;

•

2012 Frost & Sullivan North American Product Leadership Award in Disinfection Equipment for Shale Oil and Gas Wastewater Treatment; and

•

2010, 2011, 2012 Artemis "Top 50 Water Technologies" Winner.

Since 2009, Ecosphere’s patented Ozonix® technology has enabled oil and gas customers to treat, recycle and reuse over 3 billion gallons of water on more than 800 oil and natural gas wells, protecting $4 billion worth of well assets, and generating over $65 million in revenue; substantially increasing Ecosphere’s revenue over four years to more than $31 million in 2012.

The Company plans to further leverage its Ozonix® technology via widespread partnering and licensing to achieve substantial technology deployment and the corresponding revenue and profit growth.  In addition to FNES, formerly EES, Ecosphere plans to replicate the success of its “subsidiary strategy” by granting global field-of-use licenses to numerous industry-specific Ecosphere subsidiaries.  The Company has formed six subsidiaries which includes; Ecosphere Agriculture, LLC, Ecosphere Food & Beverage, LLC, Ecosphere Industrial, LLC, Ecosphere Marine, LLC, Ecosphere Mining, LLC and Ecosphere Municipal, LLC. The Company’s strategy is to replicate its experience with FNES by recruiting outside investors in its subsidiaries and then exploiting the sublicenses in each industry specific field-of-use.

On May 24, 2013, ETI sold 12% of Ecosphere Energy Services, LLC (“EES”), now Fidelity National Environmental Solutions, LLC (“FNES”) to Fidelity National Financial, Inc. (NYSE:FNF) (“FNF”), a Fortune 500 company and an existing FNES member, for $6 million under a Unit Purchase Agreement (the “Agreement”). In consideration for facilitating the transaction, ETI transferred an additional 1.5% interest of FNES to an existing FNES member. Additionally, for a 90-day period, FNF had the option to purchase an additional 8% of FNES from ETI for $4 million. The option was exercised in July 2013. In connection with the July 2013 transaction, ETI transferred an additional 0.5% interest of FNES and paid $250,000 in cash to the same existing FNES member as discussed above and granted to FNF, an option to acquire an additional 12% interest in FNES for $6 million by December 31, 2013.  As a result, on September 30, 2013 ETI and FNF owned approximately 31% and 39% of FNES, respectively.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

Accordingly, during the three months ended September 30, 2013, Ecosphere retained Navigant Consulting, Inc. (NYSE:NCI), a leading company in the field of intellectual property valuation, to perform an analysis for value of our patented Ozonix® technology portfolio.  Navigant delivered the valuation in November 2013, which includes all of the potential industries and applications where Ozonix® can be used and licensed, including the global energy field-of-use, of which the Company owns approximately 31% interest in FNES.  While this valuation is subject to a number of assumptions, the Company believes it illustrates the hidden value that is not recognized on our Balance Sheet or by the investment community.

In the past five months, Ecosphere has received $10 million from FNF for the sale of the Company’s 20% interest in FNES. Ecosphere’s management team estimates that this sale represents approximately 2% of the estimated value of the Company’s global Ozonix® intellectual property portfolio.  Additionally, FNF has an option to purchase another 12% interest for $6 million representing approximately 1% of the Company’s global Ozonix® intellectual property portfolio in Q4 2013.

The Company has formed six subsidiaries which it expects will obtain exclusive sublicenses for global, industry-specific fields-of-use to its patented Ozonix® technology.  The Company has hired investment banker Ladenburg Thalmann to assist it with obtaining equity financing for these subsidiaries, but initially will focus on Ecosphere Mining, LLC and Ecosphere Municipal, LLC.

Effective May 24, 2013, ETI recognized a gain on deconsolidation of approximately $29.5 million and began accounting for its investment in FNES using the equity method of accounting. (See Notes 3 and 4)

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States of America (“U.S.”) as promulgated by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and with the rules and regulations of the U.S Securities and Exchange Commission (“SEC”) for interim financial information. The unaudited condensed consolidated financial statements reflect all normal recurring adjustments, which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods shown. The results of operations for the periods presented are not necessarily indicative of the results expected for the full fiscal year or for any future period. The information included in these unaudited condensed consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis and Results of Operations contained in this report and the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

On June 5, 2013, the Company issued a 5% stock dividend (the “dividend”) to its common stockholders.  All common stockholders that owned the Company’s common stock as of the close of trading on June 14, 2013, were entitled to receive the dividend.  Each qualifying stockholder received 5 shares for each 100 shares owned. Share and per share information for all periods presented have been retroactively adjusted to reflect the 5% stock dividend.

Liquidity

The Company plans to continue monetizing its intellectual property, and has identified a number of liquidity sources as described below:

•

In July 2013, the Company sold an additional 8% interest in FNES for cash consideration of $4 million and granted the purchaser an option to acquire an additional 12% interest in FNES for $6 million by the end of 2013.

•

In July 2013, the Company sold one of two completed and tested Ozonix® EF80 units in inventory to FNES for a deposit of $500,000, monthly installments of approximately $52,778 through July 2016, and upon the sale of the Ozonix® EF80 to a third party by FNES, a portion of the profit from such sale and acceleration of the monthly installments.

•

The Company still has one completed and tested Ozonix® EF80 unit in inventory which can be used across a wide variety of water treatment industries and applications including, but not limited to agriculture, energy, food and beverage, industrial, mining, marine, and municipal wastewater treatment. If the Company chooses to sell this unit, the sale of this unit will provide additional liquidity.

•

The Company plans to further leverage its Ozonix® technology via widespread partnering and licensing to achieve substantial technology deployment and the corresponding revenue and profit growth.  In addition to FNES, formerly EES, Ecosphere plans to replicate the success of its “subsidiary strategy” by granting global field-of-use licenses to numerous industry-specific Ecosphere subsidiaries.  These subsidiaries are Ecosphere Agriculture, LLC, Ecosphere Food & Beverage, LLC, Ecosphere Industrial, LLC, Ecosphere Marine, LLC, Ecosphere Mining, LLC and Ecosphere Municipal, LLC.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

Management believes that the above sources of liquidity will provide the Company with sufficient capital to continue to execute its business plan of leveraging its Ozonix® technology via widespread partnering and licensing to achieve substantial technology deployment and the corresponding revenue and profit growth.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements include the accounts of Ecosphere, its wholly-owned subsidiaries and through May 23, 2013, Ecosphere Energy Services, LLC (“EES”), now Fidelity National Environmental Solutions LLC (“FNES”). On May 24, 2013, the Company sold a 12% interest in FNES and transferred an additional 1.5% interest to a board member of FNES, reducing the Company’s ownership in FNES from 52.6% to 39.1%.  Since May 24, 2013, the Company accounts for its investment in FNES under the equity method.  On July 31, 2013, the Company sold an additional 8% interest in FNES and transferred an additional 0.5% interest to a board member of FNES, reducing the Company’s ownership in FNES from 39.1% to 30.6% (See Notes 3 and 4). The Company continues to account for its investment in FNES under the equity method. All intercompany account balances and transactions have been eliminated.

Noncontrolling Interest

Prior to May 24, 2013, the Company accounted for its less than 100% interest in EES in accordance with ASC Topic 810, Consolidation, and accordingly the Company presented noncontrolling interests as a component of equity on its unaudited condensed consolidated balance sheets and reported noncontrolling interest net income or loss under the heading “Net (income) loss applicable to noncontrolling interest in consolidated subsidiary” in the unaudited condensed consolidated statements of operations.

Use of Estimates

The preparation of the unaudited condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in the accompanying unaudited condensed consolidated financial statements include the allowance for doubtful accounts receivable, valuation of inventory, estimates of depreciable lives and valuation of property and equipment, estimates of amortization periods for intangible assets, valuation of beneficial conversion features in convertible debt, valuation of equity based instruments issued for other than cash, warranty reserve, valuation of derivatives, valuation of remaining interest in EES upon deconsolidation and the valuation allowance on deferred tax assets.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash as of September 30, 2013, represents a $25,000 compensating balance held pursuant to certain of the Company's short-term financing arrangements.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at their estimated net realizable value. The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments. Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs. Past due status is based on how recently payments have been received from customers. The Company’s collection experience has been favorable reflecting a limited number of customers, all of which are in the oil and natural gas industry. No allowance was deemed necessary at September 30, 2013 and December 31, 2012.

Inventory

Inventory is primarily comprised of raw materials, work in progress and finished goods consisting of one Ozonix® EF80 unit completed for future sale. Inventory on hand at each respective balance sheet date is stated at the lower of cost or market with cost determined using a weighted average methodology. See Note 5.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

Property, Equipment and Capitalized Leases

Property and equipment is stated at cost. For equipment manufactured for use by the Company, cost includes direct component parts plus direct labor. Depreciation is computed using the straight-line method based on the estimated useful lives generally ranging from three to seven years. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the useful life of the asset or the remaining term of the lease. Expenditures for maintenance and repairs are expensed as incurred.

Debt Issuance Cost

The Company accounts for debt issuance cost in accordance with ASC 470, Debt. The costs associated with the issuance of debt are capitalized and amortized over the life of the underlying debt instrument.

Patents

Patents are stated at cost and are being amortized on a straight-line basis over the estimated future periods to be benefited. All patents at September 30, 2013 and December 31, 2012 have either been acquired from a related company or assigned to the Company by the Company's founder. Patents are recorded at the historical cost basis.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less, costs to sell.

Investment in Unconsolidated Investee

The Company accounts for investments in which the Company owns more than 20% of the investee, using the equity method in accordance with ASC Topic 323, Investments—Equity Method and Joint Ventures. Under the equity method, an investor initially records an investment in the stock of an investee at cost, and adjusts the carrying amount of the investment to recognize the investor's share of the earnings or losses of the investee after the date of acquisition. The amount of the adjustment is included in the determination of net income by the investor, and such amount reflects adjustments similar to those made in preparing consolidated statements including adjustments to eliminate intercompany gains and losses, and to amortize, if appropriate, any difference between investor cost and underlying equity in net assets of the investee at the date of investment. The investment of an investor is also adjusted to reflect the investor's share of changes in the investee's capital. Dividends received from an investee reduce the carrying amount of the investment. A series of operating losses of an investee or other factors may indicate that a decrease in value of the investment has occurred which is other than temporary and which should be recognized even though the decrease in value is in excess of what would otherwise be recognized by application of the equity method.

Derivative Instruments

ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”), establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) depending on the purpose of the derivatives and whether they qualify and have been designated for hedge accounting treatment. The Company does not have any derivative instruments for which it has applied hedge accounting treatment.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). For certain of our financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities. Amounts recorded for notes payable, net of discount, also approximate fair value because current interest rates available to the Company for debt with similar terms and maturities are substantially the same.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

ASC Topic 820 provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities. Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost). ASC Topic 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The following is a brief description of those three levels:

Level 1:

Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:

Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:

Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

Revenue Recognition

For each of our revenue sources we have the following policies:

Equipment and Component Sales

Revenues and related costs on production type contracts are recognized using the “percentage of completion method” of accounting in accordance with ASC 605-35, Accounting for Performance of Construction-Type and Certain Production Type Contracts (“ASC 605-35”). Under this method, contract revenues and related expenses are recognized over the performance period of the contract in direct proportion to the costs incurred as a percentage of total estimated costs for the entirety of the contract. Costs include direct material, direct labor, subcontract labor and any allocable indirect costs. All unallocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined. Contract costs plus recognized profits are accumulated as deferred assets, and billings and/or cash received are recorded to a deferred revenue liability account. The net of these two accounts for any individual project is presented as "Costs and estimated earnings in excess of billings on uncompleted contracts," an asset account, or "Billings in excess of costs and estimated earnings on uncompleted contracts," a liability account.

Production type contracts that do not qualify for use of the percentage of completion method, the Company accounts for these contracts using the “completed contract method” of accounting in accordance with ASC 605-35-25-57. Under this method, contract costs are accumulated as deferred assets, and billings and/or cash received is recorded to a deferred revenue liability account, during the periods of construction, but no revenues, costs, or profits are recognized in operations until the period within which completion of the contract occurs. Costs include direct material, direct labor, subcontract labor and any allocable indirect costs. All unallocable indirect costs and corporate general and administrative costs are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined. The deferred asset (accumulated contract costs) in excess of the deferred liability (billings and/or cash received) is classified as a current asset under "Costs in excess of billings on uncompleted contracts". The deferred liability (billings and/or cash received) in excess of the deferred asset (accumulated contract costs) is classified under current liabilities as "Billings in excess of costs on uncompleted contracts".

A contract is considered complete when all costs except insignificant items have been incurred; the equipment is operating according to specifications and has been accepted by the customer.

The Company may manufacture products in anticipation of a future contract. Since there are no binding contracts relating to the purchase of these products, ASC 605-35 is not applicable. Accordingly, revenue is recognized when persuasive evidence of an arrangement exists, products are delivered to and accepted by the customer, economic risk of loss has passed to the customer, the price is fixed or determinable, collection is reasonably assured, and any future obligations of the Company are insignificant.

Field Services (See Note 4)

Revenue from water treatment contracts is earned based upon the volume of water processed plus additional period based contractual charges and is recognized in the period the service is provided. Payments received in advance of the performance of services or of the delivery of goods are deferred as liabilities until the services are performed or the goods are delivered.

Some projects the Company undertakes are based upon our providing water processing services for fixed periods of time. Revenue from these projects is recognized based upon the number of days the service has been provided during the reporting period.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

After Market Part Sales

The Company recognizes revenue from the sale of aftermarket parts during the period in which the parts are delivered to the buyer.

Royalties

Revenue from technology license royalties will be recorded if and as the royalties are earned. No royalty revenue has been earned to date.

The Company includes shipping and handling fees billed to customers in revenues and shipping and handling costs in cost of revenues.

Equity-based Compensation

Compensation expense for all stock-based employee and director compensation awards granted is based on the grant date fair value estimated in accordance with the provisions of ASC Topic 718, Stock Compensation (“ASC Topic 718”). The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term. Vesting terms vary based on the individual grant terms.

The Company estimates the fair value of stock-based compensation awards on the date of grant using the Black-Scholes-Merton (“BSM”) option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and are freely transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. The BSM option pricing model considers, among other factors, the expected term of the award and the expected volatility of the Company’s stock price. Expected terms are calculated using the Simplified Method, volatility is determined based on the Company's historical stock price trends and the discount rate is based upon treasury rates with instruments of similar expected terms. Warrants granted to non-employees are accounted for in accordance with the measurement and recognition criteria of ASC Topic 505-50, Equity Based Payments to Non-Employees.

Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on difference between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

Accounting for Uncertainty in Income Taxes

The Company applies the provisions of ASC Topic 740-10-25, Income Taxes – Overall – Recognition (“ASC Topic 740-10-25”) with respect to the accounting for uncertainty of income tax positions. ASC Topic 740-10-25 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740-10-25 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of September 30, 2013, tax years since 2009 remain open for IRS audit. The Company has received no notice of audit from the Internal Revenue Service for any of the open tax years.

Net Income (Loss) Per Share

The Company displays earnings per share in accordance with ASC 260, Earnings Per Share (“ASC 260”). ASC 260 requires dual presentation of basic and diluted earnings per share (“EPS”). Basic earnings per share is computed by dividing net (loss) income attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

For the three months ended September 30, 2013, no potential common shares were included in the calculation of diluted loss per share because they were anti-dilutive. Basic and diluted net income per share for the nine months ended September 30, 2013, were calculated as follows:

	For the Three Months Ended September 30, 2013		For the Nine Months Ended September 30, 2013
	Basic	Diluted	Basic	Diluted
Numerator
Net (loss) income applicable to common stock	$(2,811,685)	$(2,811,685)	$22,123,084	$22,123,084
Denominator
Weighted average common shares outstanding	163,588,214	163,588,214	163,237,401	163,237,401
Warrants and options	—	—	—	1,692,277
	163,588,214	163,588,214	163,237,401	164,929,678
Net (loss) income per share	$(0.02)	$(0.02)	$0.13	$0.13

Basic and diluted net income per share for the three and nine months ended September 30, 2012, were calculated as follows:

	For the Three Months Ended September 30, 2012		For the Nine Months Ended September 30, 2012
	Basic	Diluted	Basic	Diluted
Numerator
Net income applicable to common stock	$315,985	$315,985	$1,186,631	$1,186,631
Preferred stock dividends	—	25,687	—	77,125
	$315,985	$341,672	$1,186,631	$1,263,756
Denominator
Weighted average common shares outstanding	156,948,937	156,948,937	156,012,479	156,012,479
Restricted stock	—	344,918	—	344,918
Preferred stock	—	432,637	—	432,989
Warrants and options	—	6,898,257	—	11,955,978
	156,948,937	164,624,749	156,012,479	168,746,364
Net income per share	$0.00	$0.00	$0.01	$0.01

Securities that could potentially dilute basic EPS in the future, that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented, consist of the following:

Anti-Dilutive Potential Common Stock

	For the Nine Months Ended
	September 30,
	2013	2012
Convertible debt	2,706,250	1,837,500
Convertible preferred stock	362,497	432,637
Options and warrants to purchase common stock	58,659,372	71,941,106
Unvested stock grants	115,942	145,047
Total Anti-Dilutive Potential Common Stock	61,844,061	74,356,290

New Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the unaudited condensed consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

3.

GAIN ON SALE OF INTEREST IN SUBSIDIARY

As a result of the Company selling a 12% interest in FNES in May 2013, the Company recognized a gain on deconsolidation on the sale of FNES of $29,474,609 during the nine months ended September 30, 2013, consisting of the following:

Net cash consideration	$5,850,000
Retained investment	19,546,600
Carrying value of non-controlling interest	9,235,254
Net assets of EES	(5,157,245)
Gain on deconsolidation	$29,474,609

4.

INVESTMENT IN UNCONSOLIDATED INVESTEE

As a result of its sale of a 12% interest in FNES on May 24, 2013, the Company deconsolidated FNES and accounts for its investment using the equity method of accounting.  The Company sold an additional 8% interest in FNES in July 2013, reducing its ownership interest in FNES to approximately 31% as of September 30, 2013. Condensed unaudited summary information for FNES as of September 30, 2013 and for the period from May 24, 2013 through September 30, 2013 is as follows:

September 30, 2013
(Unaudited)
ASSETS
Cash	$1,604,188
Accounts receivable	754,441
Property and equipment	4,329,838
Inventory	284,140
Prepaid Expenses	197,554
Intangible Assets	1,909,722
Deposits	4,200

Total Assets	$9,084,083

LIABILITIES AND MEMBERS' EQUITY
Accounts payable and accrued expenses	$219,943
Accounts payable, related party	106,032
Debt	11,558
Debt, related party	1,668,713
Members' equity	7,077,837

Total liabilities and members' equity	$9,084,083

	For the three months ended September 30, 2013	For the period May 24, 2013 through September 30, 2013
	(Unaudited)	(Unaudited)
STATEMENT OF OPERATIONS
Revenues	$1,901,437	$2,471,135
Cost of sales	682,724	875,732
Gross profit	1,218,713	1,595,403
Operating expenses	2,201,751	2,695,895
Operating loss	(983,038)	(1,100,492)
Other expense	(14,949)	(15,172)
Net loss	(997,987)	(1,115,664)
Ownership interest (average)	31%	31%
Share of net loss	$(283,445)	$(329,449)
Elimination of intra-entity profit	$(154,149)	$(154,149)
Total equity interest loss recorded	$(437,594)	$(483,598)
Investment	$14,813,002	$14,813,002

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

Transactions with FNES:

During the three months ended September 30, 2013, the Company sold one Ozonix® EF80 unit to FNES. A portion of the profits from this sale reflecting the Company’s ownership share are eliminated through an adjustment to “Loss on investment in unconsolidated investee.” The table below sets forth the revenues and gross profits recognized by the Company and the calculation of the amounts eliminated in the “Loss on investment in unconsolidated investee” line on the Statement of Operations:

For the three and
nine months ended
September 30,
2013
(Unaudited)

Revenue recognized on sales to FNES	$2,268,295
Cost of sales on sales to FNES	1,764,414
Approximate ownership interest in FNES	31%
Elimination of the Company’s share of profits on sales to FNES	$154,149

5.

INVENTORY

Inventory consists of the following at September 30, 2013, and December 31, 2012:

	2013	2012
Raw materials	$242,983	$609,557
Work in process	229,500	148,125
Finished goods	1,766,059	—
	$2,238,542	$757,682

6.

PROPERTY AND EQUIPMENT

Property and equipment consists of the following at September 30, 2013, and December 31, 2012:

	Estimated Useful
	Lives in Years	2013	2012
Machinery and equipment	5	$1,632,427	$10,698,094
Furniture and fixtures	5 to 7	303,026	342,918
Automobiles and trucks	3 to 5	142,141	241,834
Leasehold improvements	5	415,281	415,281
Office equipment	5	606,007	582,156
Construction in progress		—	183,693
		3,098,882	12,463,976
Less total accumulated depreciation		(1,913,281)	(8,199,851)
Property and equipment, net		$1,185,601	$4,264,125

During the three months ended September 30, 2013, additions to property and equipment included the purchase of a work truck computer equipment and additional construction in progress of  a piece of equipment for the treatment of wastewater outside of oil and gas exploration. The unit was completed in the third quarter and the amounts are reclassified from construction in progress to machinery and equipment. Depreciation expense amounted to approximately $55,000 and $930,000 for the three and nine months ended September 30, 2013, respectively.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

7.

NOTES PAYABLE AND OTHER DEBT

Long-term debt consists of the following at September 30, 2013, and December 31, 2012:

Convertible Notes Payable

	September 30, 2013	December 31, 2012

Convertible notes in the aggregate principal amount of $750,000. The notes accrue interest at an annual rate of 8.5%, mature in February 2015 and are convertible into common stock at a conversion rate of $0.381 (adjusted for stock dividend) per share. In connection with the issuance of the notes, the Company issued to the investors five-year warrants to purchase 984,375 shares of common stock at an exercise price of $0.381 (adjusted for stock dividend) per share. The Company recorded a discount related to the warrants and beneficial conversion feature of $391,771 based upon the relative fair value of the warrants calculated using the Black Scholes valuation method and the following assumptions: volatility of 92.82%, an expected term of five years, a risk-free discount rate of 0.86%, and no dividends. As of September 30, 2013, the unamortized amount of the discount was $272,704 and accrued interest was $38,958. The Company began making quarterly interest payments on October 1, 2013, for accrued interest on these convertible notes.

	$477,296	$—

Convertible notes in the aggregate principal amount of $1,195,000. The notes accrue interest at an annual rate of 10%, matured in the quarter ended March 31, 2013 and were convertible into common stock at a conversion rate of $0.70 per share. In connection with the issuance of the notes, the Company issued to the investors five-year warrants to purchase 875,000 shares of common stock at an exercise price of $0.70 per share. The Company recorded a discount related to the warrants of $302,387 based upon the relative fair value of the warrants calculated using the Black Scholes valuation method and the following assumptions: volatility of 100.73% to 112.55%, an expected term of five years, a risk-free discount rates of 1.74% to 2.06%, and no dividends. During the second quarter of 2013, the Company repaid an aggregate of approximately $1.1 million of principal and interest on the notes. Holders of an aggregate of $295,000 of principal agreed to extend the maturity of their notes to March 2014. As consideration of the extensions the Company reduced the conversion price of the extended notes to $0.42 and issued warrants to purchase 368,467 shares of common stock for $0.42 per share over five years. As a result of extending the notes, the Company recorded additional discounts for beneficial conversion feature and relative fair value of the warrants totaling $111,738, which is being amortized through the extended maturity of the notes. As of September 30, 2013, and December 31, 2012, the unamortized amount of the discounts was $54,695 and $21,874, respectively. Accrued interest at September 30, 2013 and December 31, 2012 was $80,533 and $228,189, respectively.

	240,305	1,203,126

Total	717,601	1,203,126
Less Current Portion, net of discounts	(240,305)	(1,203,126)
Convertible notes payable, long term, net of discounts	$477,296	$—

A summary of convertible notes payable and the related discounts as of September 30, 2013, and December 31, 2012 is as follows:

	September 30, 2013	December 31, 2012
Principal amount of convertible notes payable	$1,045,000	$1,225,000
Unamortized discount	(327,399)	(21,874)
Convertible notes payable, net of discount	717,601	1,203,126
Less: current portion	(240,305)	(1,203,126)
Convertible notes payable, net of discount, less current portion	$477,296	$—

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

Note Payable

On January 1, 2012, the Company reclassified a non-interest bearing unsecured note payable to a former director totaling $272,399 of which $170,249 and $204,299 was outstanding at September 30, 2013, and December 31, 2012, respectively, from related party debt due to lack of on-going affiliation with the lender. The note is payable in quarterly payments of $17,025. Accordingly, $85,125 is included as a current liability in the accompanying unaudited condensed consolidated financial statements.

Financing Obligations

	September 30, 2013	December 31, 2012
Secured equipment notes payable in monthly installments of $3,406 over 60 months, maturing in July 2016 and accruing interest at an annual rate of 6.75%	$107,934	$132,430

Secured vehicle notes payable in monthly installments of $1,046 over 72 months, maturing in September 2019 and accruing interest at an annual rate of 9.65%.	56,212	—

Secured non-interest bearing, equipment notes payable in monthly installments of $8,000 over 6 months, matured in February 2013.	—	16,000

Secured vehicle notes payable in monthly installments totaling $878 over 60 months accruing interest at an annual rate of 9.0%. The vehicle notes payable were repaid during the nine months ended September 30, 2013.	—	18,368

Financing for insurance premiums payable in nine monthly installments of $19,120 accruing interest at 4.56%. The final payment is due in October 2013.	19,048	—

Secured non-interest bearing, software notes payable in monthly installments totaling $4,215 over 12 months with a $1 purchase option at the end of the lease agreement in August 2013.	—	36,362

Total	183,194	203,160
Less Current Portion	(64,144)	(96,548)
Financing obligations, long-term portion	$119,050	$106,612

Capital Lease Obligation

The Company entered into a capital lease to purchase a forklift costing $78,896 in July of 2012. The lease is payable in 60 monthly installments of $1,491 including interest at an implied rate of 5.05% through July 2017. The Company is entitled to buy the equipment for a bargain purchase price of $1 at the end of the lease.

Future minimum lease payments under this capital lease obligation as of September 30, 2013, by fiscal year, are as follows:

For the year ended September 30,	Payment
2014	$17,888
2015	17,888
2016	17,888
2017	13,416
Total	67,080
Less implied interest	(6,086)
Capital lease obligation	60,994
Less current potion	(15,155)
Long-term portion	$45,839

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

Third Party Debt

Aggregate annual maturities of third party debt are as follows as of September 30, 2013:

For the year ended September 30,	Amount
2014	$459,424
2015	879,513
2016	75,853
2017	23,087
2018	9,999
2019	11,561
Total debt- face value	1,459,437
Less: unamortized discount	(327,399)
Net debt	$1,132,038

8.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company applies the provisions of ASC Topic 815-40, Contracts in Entity’s Own Equity (“ASC Topic 815-40”), under which convertible instruments and warrants, which contain terms that protect holders from declines in the stock price (reset provisions), may not be exempt from derivative accounting treatment. As a result, warrants are recorded as a liability and are revalued at fair value at each reporting date. Further, under derivative accounting, the warrants are recorded at their fair value. If the fair value of the warrants exceeds the face value of the related debt, the excess is recorded as change in fair value in operations on the issuance date. The Company has 26,250 warrants with repricing options outstanding at September 30, 2013.

The Company calculates the estimated fair values of the liabilities for warrant derivative instruments at each quarter-end using the BSM option pricing model and Monte Carlo simulations. The closing price of the Company’s common stock at September 30, 2013 was $0.30, compared to $0.35 at December 31, 2012. Volatility, expected term and risk free interest rates used to estimate the fair value of derivative liabilities at September 30, 2013, are indicated in the table that follows. The volatility was based on historical volatility, the expected term is equal to the remaining term of the warrants and the risk free rate is based upon rates for treasury securities with the same term.

Warrants

September 30, 2013
Volatility	85.26%
Expected Term	0.52
Risk Free Interest Rate	0.05%
Expected dividend yield	none

During the nine months ended September 30, 2013, 946,251 warrants underlying a derivative liability were exercised or expired and the fair value of the derivative liability on the date of exercise, totaling $102,807 was reclassed to additional paid in capital. During the nine month period ended September 30, 2013, based upon the estimated fair value, the Company decreased its liability for the remaining warrant derivative instruments by $89,894 which was recorded as "Gain from change in fair value of derivative instruments" in the other expense section of the Company's unaudited condensed consolidated statement of operations.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

9.

FAIR VALUE MEASUREMENTS

Recurring Basis

We currently measure and report at fair value the liability for warrant derivative instruments. The fair value liabilities for price adjustable warrants have been recorded as determined utilizing the BSM option pricing model and Monte Carlo simulations. See Note 8. The following tables summarize our financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2013:

		Quoted Prices	Significant
	Balance at	in Active	Other	Significant
	September 30,	Markets for	Observable	Unobservable
	2013	Identical Assets	Inputs	Inputs
		(Level 1)	(Level 2)	(Level 3)

Fair value of liability for warrant derivative instruments	$4,308	$—	$—	$4,308

The following is a roll forward for the nine months ended September 30, 2013 of the fair value liability of price adjustable warrant derivative instruments:

Fair Value of
Liability for
Warrant
Derivative
Instruments

Balance at December 31, 2012	$197,009
Fair value of warrants exercised or expired	(102,807)
Change in fair value included in statement of operations	(89,894)
Balance at September 30, 2013	$4,308

Non-Recurring Basis

As a result of the deconsolidation of FNES in May 2013, the Company recorded the fair value of its retained interest in EES at its fair value, totaling approximately $19.5 million.  The fair value of the retained interest in EES was implied by the $6 million cash consideration received for a 12% interest.  The Company determined that the rights attributable to the retained interest are sufficiently similar to the sold interest to imply a fair value of the retained interest without the need for discounts or premiums related to control or marketability.  Therefore, it was implied that the fair value of FNES, on a non-controlling, non-marketable basis, was $50,000,000 ($6,000,000 divided by 12%).  At September 30, 2013, the Company’s retained interest equaled 30.59232%, a fair value of $15,296,160.

10.

REDEEMABLE CONVERTIBLE CUMULATIVE PREFERRED STOCK

Series A

At September 30, 2013, and December 31, 2012, there were 6 shares of Series A Redeemable Convertible Cumulative 15% Preferred Stock outstanding. The shares are redeemable at the option of the Company at $27,500 per share plus accrued dividends or redeemable at the option of the holder upon a change of control event at $25,000 per share plus accrued dividends. A Change of Control event means a transfer of greater than fifty percent of the shares of common stock of the Company. The shares are convertible each into 25,200 common shares. Accrued dividends totaled $1,047,869 and $1,030,994 on September 30, 2013, and December 31, 2012, respectively. There was no Series A Preferred Shares activity during the nine months ended September 30, 2013. Annual dividends accrue at a rate of $3,750 per share.

Series B

At September 30, 2013, and December 31, 2012, there were 241 shares of Series B Redeemable Convertible Cumulative 10% Preferred Stock outstanding. The shares are redeemable at the option of the Company at $3,000 per share plus accrued dividends or redeemable at the option of the holder upon a Change of Control event at $2,500 per share plus accrued dividends. The shares are convertible each into 876 common shares. Accrued dividends totaled $1,899,450 and $1,854,281 on September 30, 2013, and December 31, 2012, respectively. There was no Series B Preferred Shares activity during the nine months ended September 30, 2013.  Annual dividends accrue at a rate of $250 per share.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

11.

COMMON STOCK

Shares issued and issuable during the nine months ended September 30, 2013 are summarized below.

Shares outstanding and issuable at December 31, 2012 (a)	161,198,812
Exercise of warrants (b)	802,814
Cashless exercise of options (c)	1,570,435
Shares issued for payment of accrued interest (d)	16,153
Total common shares outstanding at September 30, 2013	163,588,214

———————

(a)

in June 2013, the Company issued a 5% stock dividend to its common stockholders that were record holders as of the close of trading on June 14, 2013.

(b)

issued upon exercise of warrants at exercise prices between $0.14 and $0.24 per share resulting in proceeds to the Company of $133,188.

(c)

issued upon cashless exercises of 4,200,000 options at an exercise price of $0.29 per share based upon market prices of the Company’s common stock ranging from $0.46 to $0.50 per share.

(d)

in January 2013, the Company issued shares of common stock with a value of $6,000 based on the quoted trading price of $0.39 per share as payment for accrued interest in the same amount.

12.

RESTRICTED STOCK

During the nine months ended September 30, 2013, the Company recognized $20,000 of expense related to 84,000 shares of restricted stock that vested on July 1, 2013 and $10,000 on 105,263 shares of restricted stock that was issued on July 1, 2013 as noted below.

In July 2013, in accordance with the 2006 Equity Incentive Plan (the “Plan”), one of the Company’s non-employee directors and Chairman of the audit committee received an automatic grant of 105,263 shares of restricted stock for board service. The value of the restricted stock, $40,000 will be recognized as expense over the one year vesting period.

There was $30,000 unrecognized share-based compensation expense from unvested restricted stock as of September 30, 2013.

13.

STOCK OPTIONS AND WARRANTS

Option Grants to Directors Under a Consulting Agreement

In January 2013, the Company granted five-year options to purchase 1,050,000 shares of common stock with an exercise price of $0.38 per share to a director who is also serving as a consultant for a one year period. The fair value of these options amounted to $135,890, calculated using the BSM method and will be expensed over the vesting period. As of September 30, 2013 the Company revalued the unvested options in accordance with ASC 505-50-30, Initial Measurement (“ASC 505-50-30). The subsequent re-measurement produced a value of $158,233 which is being amortized over the service period.

In January 2013, the Company granted five-year options to purchase 3,150,000 shares of common stock with an exercise price of $0.35 per share to a director of the Company who is also serving as a consultant for a three year period. The fair value of these options amounted to $482,391, calculated using the BSM method and will be expensed over the requisite service period. As of September 30, 2013 the Company revalued the unvested options in accordance with ASC 505-50-30. The subsequent re-measurement produced a value of $491,477 which is being amortized over the service period.

Annual Director Grants

In July 2013, in accordance with the Plan, the Company’s non-employee directors received an automatic grant of options and restricted stock, for board service for the upcoming year.  In connection with the automatic grants, non-employee directors were granted a total of 773,854 five-year stock options at an exercise price of $0.40 per share and 105,263 shares of restricted common stock (see Note 12). Of the 773,854 five-year stock options, 325,278 will vest on December 1, 2013 and the remaining 448,576 stock options vest on June 30, 2014. The value of the options, $184,698, calculated using the BSM option pricing model will be recognized as expense over the vesting periods.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

Option Grant to CEO

 On April 26, 2013, the Company granted five-year options to purchase 6,300,000 shares of common stock with an exercise price of $0.34 per share to its Chief Executive Officer and Chief Technology Officer. The fair value of the options amounted to $844,507, calculated using the BSM method. One third of the options vested April 26, 2013 and the remaining two-thirds vest in equal increments on January 1, 2014 and 2015.

Option Grant to Director of Business Development

In January 2013, the Company granted five-year options to purchase 157,500 shares of common stock with an exercise price of $0.46 per share to its Director of Business Development. The fair value of these options amounted to $24,841, calculated using the BSM method and will be expensed over the vesting period.

Issuance of Warrants with Convertible Debt

In February 2013, the Company issued 984,375 five-year warrants exercisable at $0.381 per share in connection with a $750,000 convertible note. The fair value of the warrants amounted to $265,133, calculated using the BSM method. (See Note 7)

Issuance of Warrants as Finder Fee

In February 2013, the Company issued 78,750 five-year warrants exercisable at $0.38 per share to a third party in conjunction with a financing. The fair value of the warrants amounted to $21,211, calculated using the BSM method. The warrant value and $43,533 in cash paid to a third party are recorded as a deferred asset and being amortized over the term of the note.

Issuance of Warrants for Extension of Maturity Dates on Convertible Debt

During the three months ended June 30, 2013, holders of an aggregate of $295,000 of principal agreed to extend the maturity of their notes to March 2014.  As partial consideration of the extensions the Company issued warrants to purchase 368,467 shares of common stock for $0.381 (adjusted for stock dividend) per share over five years.  (See Note 7)

Option and Warrant Exercises

Cash Exercises

In January 2013, the Company issued 84,000 shares of common stock in exchange for cash of $20,000 upon the exercise of warrants with an exercise price of $0.24 per share.

In May 2013, the Company issued 718,814 shares of common stock in exchange for cash of $113,188 upon the exercise of warrants with exercise prices between $0.14 and $0.19 per share.

Cashless Exercises

In March 2013, the Company issued 1,570,435 shares of common stock upon the cashless exercise of 4,200,000 options with an exercise price of $0.29 per share based upon market price of the Company’s common stock ranging from $0.46 to $0.50 per share.

The fair value of each option and warrant is estimated on the date of grant using the BSM option-pricing model. The Company used the following assumptions for options and warrants issued or valued during the nine months ended September 30, 2013:

Risk-free interest rate	0.38% to 1.39%
Expected option life in years	3.0 to 5.0
Expected stock price volatility	45.99% to 93.39%
Expected dividend yield	None

Stock-based compensation expense related to options for the nine months ended September 30, 2013 was approximately $1.0 million. At September 30, 2013, total unrecognized compensation cost related to unvested options granted under the Company’s option plans totaled $952,957. This unrecognized compensation cost is expected to be recognized over the next 27 months.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

Extension of Options in Settlement of Accrued Interest on Convertible Debt

In conjunction with the repayment of convertible debt with a face value of $100,000, the Company agreed to extend the term of options that expired in June 2013 to June 2014, in settlement of accrued interest on the convertible note totaling $26,532.  The fair value of the extended options was determined using the BSM method and the following assumptions: volatility of 79.43%, an expected term of approximately one year, a risk-free discount rate of 0.15% and no dividends, totaling $134,192. The excess of the fair value of the extended options over the accrued interest was recorded as additional interest expense of $107,522 which will be expensed over a one year period.

14.

RELATED PARTY TRANSACTIONS

Related Party Option Grants

In January 2013, the Company granted five-year options to purchase 5,250,000 shares of common stock with an exercise price of $0.38 per share to its former Chief Executive Officer. These options were forfeited when he resigned on March 12, 2013.

On April 26, 2013, the Company granted five-year options to purchase 6,300,000 shares of common stock with an exercise price of $0.34 per share to its Chief Executive Officer and Chief Technology Officer. The fair value of the options amounted to $844,507, calculated using the BSM method. One third of the options vested April 26, 2013 and the remaining two-thirds vest in equal increments on January 1, 2014 and 2015.

In January 2013, the Company granted five-year options to purchase 4,200,000 shares of common stock with exercise prices between $0.38 and $0.35 per share to two directors who also serve as consultants.  (See Note 13)

Related Party Consulting Agreements

In January 2013, the Company entered into a one year consulting agreement with one of the Company’s board members. As of September 30, 2013 the Company has paid $198,929 pursuant to the consulting agreement.

In January 2013, the Company entered into a three year consulting agreement that may be terminated with 30 days’ notice with one of the Company’s board members. As of September 30, 2013 the Company has paid $188,888 pursuant to the consulting agreement.

Related Party Equipment Sales

In July 2013, FNES purchased one Ozonix® EF80 unit from the Company, pursuant to which FNES paid the Company $500,000 and agreed to pay 36 monthly payments of approximately $52,778 beginning in August 2013. At this date, FNES owes the Company approximately $1.7 million relating to this arrangement.

Related Party Service Fee

The Company has been receiving a service fee for its continued accounting, executive, administrative and other miscellaneous services to FNES. FNES has agreed to pay the $56,360 a month for the Company’s services and will continue to do so in a transitional phase. Once this transitional phase is complete and FNES has taken over all functions listed above, FNES will no longer pay $56,360 as a service fee to the Company. All costs relating to the services fee are offset against various expense accounts on the statement of operations. The Company had an accounts receivable balance at September 30, 2013 of $56,360 relating to September 2013 services performed for FNES.

Related Party Accounts Receivable

At September 30, 2013, the Company had an accounts receivable balance of approximately $1.8 million due from FNES.  The $1.8 million accounts receivable balance consisted of a $56,360 service fee, $49,919 in aftermarket parts and the $1.7 million  remaining balance FNES owes on the Ozonix® EF80 unit purchased in July 2013.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2013

(UNAUDITED)

15.

COMMITMENTS AND CONTINGENCIES

In September 2013, the Company entered into a five year lease agreement for an office located in Park City, UT to begin developing the mining application. The commencement date for this operating lease is January 1, 2014 with the lease expiring on the day immediately prior to the fifth anniversary of the commencement date, December 31, 2019. The Company has an obligation of $227,734 relating to this five year lease agreement.

The Company has an extensive intellectual property portfolio which management believes has substantial value not reflected on the Condensed Consolidated Balance Sheet.  As the pioneer in the field of emerging advanced oxidation processes, the Company has to aggressively defend its intellectual property.  Thus, in February 2013, Ecosphere initiated an arbitration proceeding against Halliburton Energy Services, Inc. alleging that Halliburton took and disclosed Ecosphere’s trade secrets proprietary information. Ecosphere is seeking $300 million in damages and alleges that Halliburton’s breached a Non-Disclosure Agreement with Ecosphere and converted or misappropriated trade secrets. The trade secrets relate to Ecosphere’s green technology business model to treat and recycle wastewater used during hydraulic fracturing of oil and gas wells. As of September 30, 2013, the Company has incurred $270,419 in arbitration fees.

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

To our knowledge, except as described below, no legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

In December 2012, the Company reached a settlement with KIA, who filed a lawsuit against the Company in 2007, amounting to $100,000 to be paid with an initial $25,000 payment and 36 monthly installments for the remainder of the settlement amount. Should the Company default on any of its required payments, the settlement amount will increase to $150,000. The Company had originally accrued $197,500 in liabilities related to this settlement. As a result of the settlement, the Company reduced legal expense by $47,500 (as the original expense was charged to this account) leaving an accrued balance of $125,000 at December 31, 2012, which was comprised of the $150,000 obligation less the initial $25,000 payment. As of September 30, 2013 the Company had an accrued balance of $106,250 which is comprised of the $150,000 obligation less $43,750 in payments.

In March 2011, a former vendor obtained a judgment against the Company for a number of disputed billings. As of September 30, 2013 the Company has accrued $70,000 which is anticipated to be the amount of payment due to the vendor plus attorney’s fees.

16.

CONCENTRATIONS OF RISK

Concentration of Accounts Receivable and Revenues

At September 30, 2013, 100% of the Company’s accounts receivable of approximately $1.8 million was due from one customer. In addition, three customers accounted for 57%, 23% and 14% of revenues, respectively, two of which are customers of FNES and the other being FNES. Subsequent to the deconsolidation of FNES, the Company will no longer recognize revenues from these two customers.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through September 30, 2013. As of September 30, 2013, the Company had approximately $1.3 million in cash equivalent balances held in a corporate checking account that were not insured. The Company performs ongoing credit evaluations of its customers and generally does not require collateral for accounts receivable. The Company’s payment terms are generally upon receipt or 30 days from delivery of products, but may fluctuate depending on the terms of each specific contract. The Company’s customers are in the oil and gas industry.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of:

Ecosphere Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Ecosphere Technologies, Inc. and Subsidiaries ("the Company") as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2012. We also have audited Ecosphere Technologies, Inc.'s. and Subsidiaries internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ecosphere Technologies, Inc. and Subsidiaries as of December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Ecosphere Technologies, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company has seen a recent significant decline in its working capital primarily relating to delays in receiving additional purchase orders and related funding from a significant customer (see Note 20 - concentrations). This matter raises substantial doubt about the Company's ability to continue as a going concern. Management’s Plan in regards to this matter is also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

April 2, 2013

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
Assets
Current assets
Cash	$2,464,911	$2,043,593
Restricted cash	60,168	—
Accounts receivable	1,150,152	873,117
Inventory	757,682	408,747
Prepaid expenses and other current assets	107,067	81,850
Total current assets	4,539,980	3,407,307
Property and equipment, net	4,264,125	6,141,519
Patents, net	81,691	42,164
Deposits	22,441	22,598
Total assets	$8,908,237	$9,613,588

Liabilities, Redeemable Convertible Cumulative Preferred Stock and Equity
Current liabilities
Accounts payable	$845,241	$1,180,723
Accrued liabilities	1,122,119	1,163,504
Customer deposit	23,196	—
Convertible notes payable, net of discounts	1,203,126	370,561
Current portion of note payable	68,100	—
Related party note payable	—	204,776
Warrant derivatives fair value	197,009	347,235
Financing obligations	96,548	49,299
Capital lease obligation	14,593	—
Total current liabilities	3,569,932	3,316,098
Convertible notes payable, net of discounts	—	1,366,177
Note payable, net of current portion	136,199	—
Related party note payable	—	204,299
Financing obligations	106,612	168,048
Restructuring reserve	5,909	119,184
Capital lease obligation	57,276	—
Total liabilities	3,875,928	5,173,806

Redeemable convertible cumulative preferred stock
Series A - 11 shares authorized; 6 shares issued and outstanding at December 31, 2012 and 2011; $25,000 per share redemption amount plus dividends in arrears	1,180,994	1,158,494
Series B - 484 shares authorized; 241 and 322 shares issued and outstanding at December 31, 2012 and 2011, respectively; $2,500 per share redemption amount plus dividends in arrears	2,456,781	2,822,302
Total redeemable convertible cumulative preferred stock	3,637,775	3,980,796

Commitments and contingencies (Note 19)

Equity
Ecosphere Technologies, Inc. stockholders' deficit
Common stock, $0.01 par value; 300,000,000 shares authorized; 152,438,179 and 146,262,357 shares issued and outstanding at December 31, 2012 and 2011,respectively	1,524,381	1,462,622
Common stock issuable, $0.01 par value; 1,084,499 and 71,959 issuable at December 31,2012 and 2011, respectively	10,845	720
Additional paid-in capital	107,774,131	104,804,159
Accumulated deficit	(117,337,883)	(117,576,896)
Total Ecosphere Technologies, Inc. stockholders' deficit	(8,028,526)	(11,309,395)
Noncontrolling interest in consolidated subsidiary	9,423,060	11,768,381
Total equity	1,394,534	458,986
Total liabilities, redeemable convertible cumulative preferred stock and equity	$8,908,237	$9,613,588

The accompanying notes are an integral part of these consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2012	2011	2010
Revenues
Equipment sales and licensing	$22,602,408	$11,460,078	$—
Field services	7,405,266	9,628,081	8,964,484
Aftermarket part sales	1,124,624	—	—
Total revenues	31,132,298	21,088,159	8,964,484

Costs and expenses
Equipment sales and licensing costs (exclusive of depreciation shown below)	16,430,617	8,261,524	—
Field services costs (exclusive of depreciation shown below)	2,492,397	2,583,911	3,394,688
Aftermarket part costs (exclusive of depreciation shown below)	773,929	—	—
Selling, general and administrative	7,951,540	13,407,983	12,056,943
Depreciation and amortization	2,318,605	2,174,983	1,957,881
Asset impairment	—	—	116,000
Restructuring charge	—	—	50,000
Total costs and expenses	29,967,088	26,428,401	17,575,512

Income (loss) from operations	1,165,210	(5,340,242)	(8,611,028)

Other income (expense)
Interest expense	(360,031)	(581,392)	(1,176,222)
Restructuring charge reversal	62,000	—	—
Gain on sale/disposal of fixed assets, net	142,457	—	—
Loss on settlement, net	—	—	(65,756)
Loss on conversion, net	—	(93,762)	(19,604)
Gain (loss) on change in fair value of derivative instruments	41,374	152,888	(12,787,666)
Other, net	3,057	909	292
Total other expense	(111,143)	(521,357)	(14,048,956)

Net income (loss)	1,054,067	(5,861,599)	(22,659,984)

Preferred stock dividends	(102,813)	(103,000)	(105,500)

Net income (loss) applicable to common stock before allocation to non-controlling interest	951,254	(5,964,599)	(22,765,484)
Less: net (income) loss applicable to non-controlling interest in consolidated subsidiary	(815,054)	(1,690,075)	528,277

Net income (loss) applicable to Ecosphere Technologies, Inc. common stock	$136,200	$(7,654,674)	$(22,237,207)

Net income (loss) per common share applicable to common stock
Basic	$0.00	$(0.05)	$(0.17)
Diluted	$0.00	$(0.05)	$(0.17)

Weighted average number of common shares outstanding
Basic	148,989,308	143,989,520	131,502,601
Diluted	154,568,010	143,989,520	131,502,601

The accompanying notes are an integral part of these consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

For the Years Ended December 31, 2012, 2011 and 2010

	Ecosphere Technologies, Inc. Stockholders’ Deficit
	Issued		Issuable		Additional		Non-
	Common Stock		Common Stock		Paid-In	Accumulated	controlling
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Interest	Total
Balance at December 31, 2009	116,830,850	$1,168,308	630,089	$6,301	$66,349,999	$(87,893,515)	$10,606,583	$(9,762,324)
Common stock issued/issuable for options and warrants exercised for cash	4,899,812	48,998	618,165	6,182	1,169,262	—	—	1,224,442
Common stock issued for conversion of Series A preferred stock	24,000	240	—	—	24,760	—	—	25,000
Common stock issued for conversion of Series B preferred stock	27,555	275	—	—	82,225	—	—	82,500
Common stock issued for cashless warrant exercises	7,065,101	70,651	230,523	2,305	(72,956)	—	—	—
Common stock issued for conversion of convertible notes	7,018,372	70,184	—	—	2,456,431	—	—	2,526,615
Derivative impact of warrant exercises	—	—	—	—	8,217,504			8,217,504
Derivative impact of warrant modifications	—	—	—	—	6,353,667	—	—	6,353,667
Derivative impact of note conversions/repayments	—	—	—	—	5,100,128	—	—	5,100,128
Common stock issued for salary	35,779	358	—	—	14,310	—	—	14,668
Common stock issued for accrued interest	30,160	302	—	—	30,160	—	—	30,462
Warrants modified for cash	—	—	—	—	777,150	—	—	777,150
Common stock and warrants issued for cash	707,792	7,078	—	—	537,922	—	—	545,000
Warrants issued with convertible debt	—	—	—	—	91,116	—	—	91,116
Common stock and warrants issued for settlement	136,975	1,370	122,857	1,229	238,230	—	—	240,829
Stock options granted and vested to employees, directors and advisors	—	—	—	—	5,339,556	—	—	5,339,556
Restricted stock vesting	—	—	—	—	178,436	—	—	178,436
Issued/issuable vested restricted common stock	357,140	3,571	58,140	581	(4,152)	—	—	—
Common stock reissued	27,250	272	—	—	(272)	—	—	—
Common stock issued to employees, then cancelled	—	—	(41,859)	(418)	418	—	—	—
Issuance of previously issuable shares	270,000	2,700	(270,000)	(2,700)	—	—	—	—
Preferred stock dividends	—	—	—	—	(105,500)	—	—	(105,500)
Net loss, 2010	—	—	—	—	—	(22,131,707)	(528,277)	(22,659,984)
Balance at December 31, 2010	137,430,786	$1,374,307	1,347,915	$13,480	$96,778,394	$(110,025,222)	$10,078,306	$(1,780,735)

 (Continued)

The accompanying notes are an integral part of these consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

For the Years Ended December 31, 2012, 2011 and 2010 (Continued)

	Ecosphere Technologies, Inc. Stockholders’ Deficit
	Issued		Issuable		Additional		Non-
	Common Stock		Common Stock		Paid-In	Accumulated	controlling
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Interest	Total
Balance at December 31, 2010	137,430,786	$1,374,307	1,347,915	$13,480	$96,778,394	$(110,025,222)	$10,078,306	$(1,780,735)
Common stock issued for settlement of note payable and accrued interest	333,333	3,333	—	—	156,667	—	—	160,000
Common stock issued for options and warrants exercised for cash	3,756,205	37,561	—	—	812,260	—	—	849,821
Common stock issued for cashless option exercises	3,341,970	33,420	—	—	(33,420)	—	—	—
Note discount from warrants	—	—	—	—	415,751	—	—	415,751
Common stock issued/issuable for restricted stock vesting	—	—	153,225	1,532	188,468	—	—	190,000
Issuance of issuable share, net of cancellations	1,429,181	14,292	(1,429,181)	(14,292)	—	—	—	—
Stock options granted and vested to employees, directors and advisors	—	—	—	—	6,478,229	—	—	6,478,229
Restricted stock issued to an employee and then cancelled	(29,118)	(291)	—	—	291	—	—	—
Derivative impact of warrant exercises	—	—	—	—	110,591	—	—	110,591
Preferred stock dividends	—	—	—	—	(103,000)	—	—	(103,000)
Net (loss) income, 2011	—	—	—	—	—	(7,551,674)	1,690,075	(5,861,599)
Balance at December 31, 2011	146,262,357	$1,462,622	71,959	$720	$104,804,159	$(117,576,896)	$11,768,381	$458,986

 (Continued)

The accompanying notes are an integral part of these consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)

For the Years Ended December 31, 2012, 2011 and 2010 (Continued)

	Ecosphere Technologies, Inc. Stockholders’ Deficit
	Issued		Issuable		Additional		Non-
	Common Stock		Common Stock		Paid-In	Accumulated	controlling
	Shares	Par Value	Shares	Par Value	Capital	Deficit	Interest	Total
Balance at December 31, 2011	146,262,357	$1,462,622	71,959	$720	$104,804,159	$(117,576,896)	$11,768,381	$458,986
Common stock issued for options and warrants exercised for cash	1,462,832	14,628	—	—	264,047	—	—	278,675
Common stock issued/issuable for cashless option and warrant exercises	2,097,927	20,979	1,026,360	10,264	(31,243)	—	—	—
Common stock issued for conversion of convertible notes	1,178,571	11,786	—	—	711,430	—	—	723,216
Common stock issued/issuable for restricted stock vesting	132,214	1,323	58,139	581	(1,904)	—	—	—
Warrants modified for cash	—	—	—	—	107,400			107,400
Issuance of issuable share, net of cancellations	71,959	720	(71,959)	(720)	—	—	—	—
Stock options granted and vested to employees, directors and advisors	—	—	—	—	1,465,692	—	—	1,465,692
Restricted stock vesting	—	—	—	—	15,000	—	—	15,000
Common stock issued for conversion of Series B preferred stock holdings	1,232,319	12,323	—	—	433,511	—	—	445,834
Reclassification of derivative liability upon exercises of warrants	—	—	—	—	108,852			108,852
Distribution to noncontrolling partners	—	—	—	—	—	—	(3,160,375)	(3,160,375)
Preferred stock dividends	—	—	—	—	(102,813)	—	—	(102,813)
Net income, 2012	—	—	—	—	—	239,013	815,054	1,054,067
Balance at December 31, 2012	152,438,179	$1,524,381	1,084,499	$10,845	$107,774,131	$(117,337,883)	$9,423,060	$1,394,534

The accompanying notes are an integral part of these consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2012	2011	2010
Operating Activities:
Net income (loss) applicable to Ecosphere Technologies, Inc. common stock	$136,200	$(7,654,674)	$(22,237,207)
Adjustments to reconcile net income (loss) applicable to Ecosphere Technologies, Inc. common stock to net cash provided by (used in) operating activities:
Preferred stock dividends	102,813	103,000	105,500
Depreciation and amortization	2,318,605	2,174,983	1,957,881
Asset impairment charges	—	—	116,000
Amortization of discount on notes payable	189,604	263,767	543,551
Restructuring charges (reversal)	(62,000)	—	50,000
Loss on conversion of debt and accrued interest to common stock	—	93,762	19,604
Stock-based compensation expense	1,480,692	6,668,229	5,517,992
Non-cash expense to modify warrants	—	—	93,735
Shares issued for settlement	—	—	108,979
Gain on sale/disposal of fixed assets, net	(142,457)	—	—
Noncontrolling interest in income (loss) of consolidated subsidiary	815,054	1,690,075	(528,277)
(Gain) loss from change in fair value of warrant derivative liability	(41,374)	(152,888)	8,772,446
Loss from change in fair value of embedded conversion option derivative liability	—	—	4,015,220
Changes in operating assets and liabilities:
Increase in accounts receivable	(277,035)	(169,642)	(1,476)
Decrease in prepaid expenses and other current assets	102,844	115,353	159,172
Increase in inventory	(348,935)	(19,189)	—
Decrease (increase) in deposits	157	(393)	(12,006)
(Decrease) increase in accounts payable	(335,482)	(790,166)	386,653
(Decrease) increase in accrued liabilities	(41,385)	350,399	374,564
Decrease in restructuring reserve	(51,275)	(61,935)	(37,537)
Decrease in deferred revenue	—	—	(672,000)
Increase in customer deposits	23,196	—	—
Net cash provided by (used in) operating activities	3,869,222	2,610,681	(1,267,206)
Investing Activities:
Construction in process purchases	—	—	(2,007,817)
Proceeds from sale of fixed asset	206,000	—	—
Transfers (to) from restricted cash	(60,168)	—	425,000
Purchase of property and equipment	(373,386)	(622,240)	(242,443)
Net cash used in investing activities	(227,554)	(622,240)	(1,825,260)
Financing Activities:
Proceeds from issuance of notes payable and warrants	—	—	400,000
Proceeds from issuance of notes payable	—	1,575,000	—
Proceeds from issuance of common stock and warrants	—	—	545,000
Proceeds from warrant and option exercises	278,675	849,819	1,224,444
Proceeds from warrant modifications	107,400	—	—
Proceeds from warrants exchanged for cash	—	—	756,968
Proceeds from equipment and vehicle financing	54,287	175,744	42,000
Distributions from EES subsidiary to noncontrolling members	(3,160,375)	—	—
Repayments of notes payable and insurance financing	(240,162)	(151,052)	(717,277)
Repayments of notes payable to related parties	(136,676)	(2,412,783)	—
Repayments of vehicle and equipment financing	(116,474)	(27,963)	(188,440)
Principal payments on capital leases	(7,025)	—	(13,080)
Net cash (used in) provided by financing activities	(3,220,350)	8,765	2,049,615
Net increase (decrease) in cash	421,318	1,997,206	(1,042,851)
Cash at beginning of year	2,043,593	46,387	1,089,238
Cash at end of year	$2,464,911	$2,043,593	$46,387

 (Continued)

The accompanying notes are an integral part of these consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	For the Years Ended December 31,
	2012	2011	2010
Supplemental Cash Flow Information:

Cash paid for interest	$26,018	$287,465	$336,120
Cash paid for income taxes	$—	$—	$—

Non-cash investing and financing activities:

Accrued preferred stock dividends	$102,813	$103,000	$105,500
Warrants issued in connection with financing	$—	$—	$91,116
Warrants issued in exchange for debt	$—	$—	$20,182
Discount related to warrants issued with convertible debt	$—	$415,751	$—
Common stock issued for wages and services	$—	$—	$60,518
Conversion of convertible notes to common stock	$723,216	$—	$1,986,667
Conversion of related party debt to common stock	$—	$—	$539,948
Reduction of derivative liability for embedded conversion options from conversion of convertible notes and debentures	$—	$—	$5,100,128
Reduction of derivative liability for warrant derivative instruments from warrant exercises and modifications	$108,852	$110,521	$14,571,170
Equipment purchased under capital lease	$78,896	$—	$—
Equipment purchased under installment arrangement with vendor	$48,000	$—	$—
Common stock issued as payment of accrued interest	$—	$—	$10,858
Common stock issued as settlement of note and accrued interest	$—	$66,328	$—
Common stock issued in payment of services or accounts payable	$—	$—	$25,526
Series A Redeemable Convertible Cumulative Preferred Stock converted to common stock	$—	$—	$25,000
Series B Redeemable Convertible Cumulative Preferred Stock converted to common stock	$2,500	$—	$82,500
Conversion of accrued interest to long-term notes payable	$—	$49,089	$136,676
Conversion of Series B preferred stock to common stock	$443,334	$—	$—
Cashless exercise of options and warrants	$31,243	$33,420	$72,956
Insurance premium finance contract recorded as prepaid asset	$171,929	$151,052	$174,667

The accompanying notes are an integral part of these consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

1.

DESCRIPTION OF THE BUSINESS AND BASIS OF PRESENTATION

Description of the Business

Ecosphere Technologies, Inc. (“Ecosphere”, “ETI” or the “Company”), is a water engineering, technology licensing and innovative manufacturing company that develops environmental water treatment solutions for industrial markets throughout the world. The Company is a leader in emerging advanced oxidation processes and has an extensive portfolio of intellectual property that includes five United States (“U.S.”) patents for the Ecosphere Ozonix® process. The patented Ecosphere Ozonix® process is a revolutionary advanced oxidation process (AOP) that is currently being used by global energy exploration companies to reduce costs, increase treatment efficiencies and eliminate liquid chemicals from wastewater treatment operations around the United States.

Material Contract with Hydrozonix

In March 2011, the Company entered into an Exclusive Product Purchase and Sub-License Agreement (the “Agreement”) with Hydrozonix, LLC (a strategic alliance among the principals of Phillips and Jordan, Inc., Siboney Contracting Company, and a private family trust) (“Hydrozonix”) for a limited field-of-use license to deploy its patented Ecosphere Ozonix® technology in the U.S. onshore oil and gas exploration industry to treat and recycle waters used to hydraulically fracture oil and natural gas wells. As part of the Agreement, Hydrozonix advances the direct costs and the manufacturing overhead for each Ozonix® EF80 product ordered. Additionally, Hydrozonix pays a manufacturing fee and a sub-licensing fee for each Ozonix® unit that it purchases. In addition, Hydrozonix will pay a royalty fee equal to 20% of their EBIT although such royalties are not assured. Ecosphere receives profit distributions from Ecosphere Energy Services, LLC (“EES”), its majority-owned subsidiary, relating to its ownership percentage of EES as profits accumulate in EES. Hydrozonix must continue to purchase a minimum of eight Ozonix® EF80 systems per year for the 20 year life of the Ozonix® patents to retain their exclusivity. If Hydrozonix fails to meet minimum purchase requirements they will lose their exclusivity in the U.S. onshore oil and natural gas market. Ecosphere delivered to Hydrozonix the first four Ozonix® EF80 units in 2011 and two additional Ozonix® EF80 units per quarter in 2012 for a total of four and eight units delivered in 2011 and 2012, respectively.  In 2013, the Company commenced manufacturing two more units, units 13 and 14, for sale to Hydrozonix.  The Company has entered into an agreement with Hydrozonix under which Hydrozonix placed a purchase order for the Units on February 7, 2013 which is contingent upon Hydrozonix obtaining financing by March 31, 2013.  In the event that Hydrozonix is unable to obtain financing by March 31, 2013, Hydrozonix will have the right to cure the failure to obtain financing by April 15, 2013 by paying the full price of units 13 and 14 and placing a non-contingent purchase order (and making the required down payment) for two additional units, units 15 and 16.  If Hydrozonix is unable to meet the terms of this agreement, Hydrozonix will lose its preferential rights under the Exclusive Agreement including its exclusivity.  The Ozonix® EF80 product employs the same patented Ozonix® technology as the Ozonix® units that have successfully processed water for onshore oil and gas exploration companies over the past three years on over 700 oil and natural gas wells. The Ozonix® EF80 units are capable of processing 80 barrels of water per minute or approximately 3,360 gallons per minute (4,838,400 gallons per day).

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the U.S. as promulgated by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) and with the rules and regulations of the U.S Securities and Exchange Commission (“SEC”) for financial information.

The Company has two operating segments that (i) engage in similar operating activities, (ii) have similar economic characteristics and, (iii) can be expected to have essentially the same future prospects.  As such, based on guidance provided by the FASB ASC Topic 280 Segment Reporting, the Company has aggregated its operating segments into one reportable segment thus negating the need for the disclosure of segment data.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Going Concern and Liquidity

The Company’s consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business.  During the year ended December 31, 2012, 76% of the Company’s revenue was generated pursuant to its agreement with Hydrozonix, which requires Hydrozonix to purchase, and fund the manufacture of a minimum number of units each quarter.  During the first quarter of 2013, Hydrozonix failed to place a binding order for the minimum number of units and fund the build-out of the units as required by the agreement.  In February 2013, the Company granted Hydrozonix an extension of time, until April 15, 2013, to place non-binding purchase orders and provide funding for the build out of the units.  As a result of these delays, the Company’s working capital has declined significantly.  Anticipated cash flows from existing sources other than Hydrozonix will not be sufficient to sustain operations through 2013.  These uncertainties create substantial doubt about the Company’s ability to continue as a going concern.

Management believes that the following actions will allow the Company to continue operations beyond 2013 and into the foreseeable future:

•

Management expects that Hydrozonix will issue binding purchase orders no later than April 15, 2013, provide funding for current work-in-process and two additional Ozonix® EF80 units, and continue with its relationship with the Company, which will provide sufficient cash from operations to maintain operations for at least the next twelve months.

•

In February 2013, the Company has issued convertible notes totaling $3.4 million, of which approximately $2.7 million is held in escrow pending the achievement of milestones described in related investor agreements.

•

Executive management has shown a willingness to defer compensation in the past and could be asked to again defer compensation until liquidity improves.

•

Management could issue additional debt or equity securities, or explore the sale of additional interests in its majority owned subsidiary.

•

The Company has begun pilot programs with partners in the precious metal and energy related mining industries and expects that profitable operations will result from these partnerships.

The Company’s technology has been successfully utilized on over 700 wells.  Management believes that the value of its technology has been sufficiently demonstrated to market participants to allow the Company to more accurately communicate the value of its technologies to potential strategic partnerships and alliances.  Management believes that, based the success of its technologies to date, the  fair market value of the rights to the global energy market segments granted to its majority owned subsidiary, EES, significantly exceeds the market capitalization of the Company based on the publicly quoted market prices for its common stock.  The Company believes that the realization of this excess fair market value will allow it to obtain additional equity or debt financing, on favorable terms, to fund its increasing penetration of the global energy markets and development of other segments, such as mining and waste water treatment.

The Company’s exclusive arrangement with Hydrozonix has provided significant cash flows from operations, allowing EES to pay dividends in excess of $6.7 million in 2012.  Management believes that EES will continue to generate significant positive cash from operations from the U.S. oil and gas market segment, either through the continued execution of the exclusive arrangement with Hydrozonix, or through aggressive marketing efforts focused on the U.S. oil and gas market segment should Hydrozonix forfeit its exclusive rights. Because of the exclusivity Hydrozonix currently enjoys, EES has been limited in the permitted activities it can undertake related to the U.S. oil and gas market segment.  Management has been developing a marketing plan for the U.S. oil and gas market segment, which it will begin implementing immediately proceeding the lapse of Hydrozonix’s exclusivity, which will occur on April 15, 2013 unless Hydrozonix pays the Company approximately $5.6 million for Units 13 and 14, provides a binding purchase order for Units 15 and 16, and provides required escrow financing for the build out of Units 15 and 16.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

The Company, through its majority-owned subsidiary, EES, has entered into discussions with potential partners and strategic alliances in the Middle East, Canada and with various offshore exploration entities.  Management believes that the successful execution of any of these alliances will provide additional sources of cash flows from operations.  The Company is also in discussions with these potential partners regarding the utilization of the Ecosphere technologies for solutions outside of oil and gas exploration.

There can be no assurance that any of the above anticipated events will occur and that the Company will be able to continue as going concern.  Theses consolidated financial statements have not been adjusted to reflect this uncertainty.

2.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Ecosphere and its subsidiaries, including its 52.6% owned subsidiary EES.  All intercompany account balances and transactions have been eliminated.

Noncontrolling Interest

The Company accounts for its less than 100% interest in consolidated subsidiaries in accordance with ASC Topic 810, Consolidation, and accordingly the Company presents noncontrolling interests as a component of equity on its consolidated balance sheets and reports noncontrolling interest net income or loss under the heading “Net (income) loss applicable to noncontrolling interest in consolidated subsidiary” in the consolidated statements of operations.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates in the accompanying consolidated financial statements include the allowance for doubtful accounts receivable, valuation of inventory, estimates of costs to complete and earnings on uncompleted contracts, estimates of depreciable lives and valuation of property and equipment, estimates of amortization periods for intangible assets, restructuring charges, valuation of beneficial conversion features in convertible debt, valuation of equity based instruments issued for other than cash, warranty reserve, valuation of derivatives and the valuation allowance on deferred tax assets.

Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents.

Restricted Cash

Restricted cash represents a $25,000 compensating balance held pursuant to certain of the Company's short term financing arrangements along with $35,168 placed in an escrow account pursuant to the Hydrozonix Agreement which was released subsequent to December 31, 2012.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at their estimated net realizable value.  The Company reviews its accounts to estimate losses resulting from the inability of its customers to make required payments.  Any required allowance is based on specific analysis of past due accounts and also considers historical trends of write-offs.  Past due status is based on how recently payments have been received from customers.  The Company’s collection experience has been favorable reflecting a limited number of customers, all of which are in the oil and gas industry.  No allowance was deemed necessary at December 31, 2012 and 2011.

Inventory

Inventory is primarily comprised of raw materials and work-in-process representing water treatment units being manufactured and assembled for future sale where no binding sales contract exists.  Inventory on hand at each respective balance sheet date is stated at the lower of cost or market with cost determined using a weighted average methodology.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Property and Equipment and Capital Leases

Property and equipment is stated at cost.  For equipment manufactured for use by the Company, cost includes direct component parts plus direct labor.  Depreciation is computed using the straight-line method based on the estimated useful lives generally ranging from three to seven years.  Amortization of leasehold improvements is computed using the straight-line method over the lesser of the useful life of the asset or the remaining term of the lease.  Expenditures for maintenance and repairs are expensed as incurred.

Patents

Patents are stated at cost and are being amortized on a straight-line basis over the estimated future periods to be benefited.  All patents at December 31, 2012 and 2011 have either been acquired from a related Company or assigned to the Company by the Company's founder.  Patents are recorded at the historical cost basis.  The Company recognized amortization expense of $4,470, $3,981 and $3,752 for the years ended December 31, 2012, 2011 and 2010, respectively.

Impairment of Long-Lived Assets

The Company accounts for long-lived assets in accordance with the provisions of ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.  Assets to be disposed of are reported at the lower of the carrying amount or fair value less, costs to sell.

Derivative Instruments

ASC Topic 815, Derivatives and Hedging (“ASC Topic 815”), establishes accounting and reporting standards for derivative instruments and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value.  Gains or losses resulting from changes in the fair value of derivatives are recognized in earnings or recorded in other comprehensive income (loss) depending on the purpose of the derivatives and whether they qualify and have been designated for hedge accounting treatment.  The Company does not have any derivative instruments for which it has applied hedge accounting treatment.

Fair Value of Financial Instruments and Fair Value Measurements

The Company measures its financial and non-financial assets and liabilities, as well as makes related disclosures, in accordance with ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”).  For certain of our financial instruments, including cash, accounts receivable, accounts payable and accrued liabilities, the carrying amounts approximate fair value due to their short maturities.  Amounts recorded for notes payable, net of discount, also approximate fair value because current interest rates available to us for debt with similar terms and maturities are substantially the same.

ASC Topic 820 provides guidance with respect to valuation techniques to be utilized in the determination of fair value of assets and liabilities.  Approaches include, (i) the market approach (comparable market prices), (ii) the income approach (present value of future income or cash flow), and (iii) the cost approach (cost to replace the service capacity of an asset or replacement cost).  ASC Topic 820 utilizes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.  The following is a brief description of those three levels:

Level 1:

Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:

Inputs other than quoted prices that are observable, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3:

Unobservable inputs in which little or no market data exists, therefore developed using estimates and assumptions developed by us, which reflect those that a market participant would use.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Revenue Recognition

For each of our revenue sources we have the following policies:

Equipment and Component Sales

Revenues and related costs on production type contracts are recognized using the “percentage of completion method” of accounting in accordance with ASC 605-35, Accounting for Performance of Construction-Type and Certain Production Type Contracts (“ASC 605-35”).  Under this method, contract revenues and related expenses are recognized over the performance period of the contract in direct proportion to the costs incurred as a percentage of total estimated costs for the entirety of the contract.  Costs include direct material, direct labor, subcontract labor and any allocable indirect costs.  All unallocable indirect costs and corporate general and administrative costs are charged to the periods as incurred.  However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.  Contract costs plus recognized profits are accumulated as deferred assets, and billings and/or cash received are recorded to a deferred revenue liability account.  The net of these two accounts for any individual project is presented as "Costs and estimated earnings in excess of billings on uncompleted contracts," an asset account, or "Billings in excess of costs and estimated earnings on uncompleted contracts," a liability account.

Production type contracts that do not qualify for use of the percentage of completion method, the Company accounts for these contracts using the “completed contract method” of accounting in accordance with ASC 605-35-25-57.  Under this method, contract costs are accumulated as deferred assets, and billings and/or cash received is recorded to a deferred revenue liability account, during the periods of construction, but no revenues, costs, or profits are recognized in operations until the period within which completion of the contract occurs.  Costs include direct material, direct labor, subcontract labor and any allocable indirect costs.  All unallocable indirect costs and corporate general and administrative costs are charged to the periods as incurred.  However, in the event a loss on a contract is foreseen, the Company will recognize the loss as it is determined.  The deferred asset (accumulated contract costs) in excess of the deferred liability (billings and/or cash received) is classified as a current asset under "Costs in excess of billings on uncompleted contracts".  The deferred liability (billings and/or cash received) in excess of the deferred asset (accumulated contract costs) is classified under current liabilities as "Billings in excess of costs on uncompleted contracts".

A contract is considered complete when all costs except insignificant items have been incurred; the equipment is operating according to specifications and has been accepted by the customer.  As of December 31, 2012 all contracts were completed and revenue and costs fully recognized.

The Company may manufacture products in anticipation of a future contract.  Since there are no binding contracts relating to the purchase of these products, ASC 605-35 is not applicable.  Accordingly, revenue is recognized when persuasive evidence of an arrangement exists, products are delivered to and accepted by the customer, economic risk of loss has passed to the customer, the price is fixed or determinable, collection is reasonably assured, and any future obligations of the Company are insignificant.

Field Services

Revenue from water treatment contracts is earned based upon the volume of water processed plus additional period based contractual charges and is recognized in the period the service is provided.  Payments received in advance of the performance of services or of the delivery of goods are deferred as liabilities until the services are performed or the goods are delivered.

Some projects the Company undertakes are based upon our providing water processing services for fixed periods of time.  Revenue from these projects is recognized based upon the number of days the service has been provided during the reporting period.

After Market Part Sales

The Company recognizes revenue from the sale of aftermarket parts during the period in which the parts are delivered to the buyer.

Royalties

Revenue from technology license royalties will be recorded if and as the royalties are earned.  No royalty revenue has been earned to date.

The Company includes shipping and handling fees billed to customers in revenues and shipping and handling costs in cost of revenues.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Product Warranties

The Company accrues for product warranties when the loss is probable and can be reasonably estimated.  At December 31, 2012 and 2011, the Company has no product warranty accrual given its lack of long-term historical warranty experience and the fact that more recent warranty repair experience relates to what we believe are non-recurring issues and are therefore, not indicative of future warranty estimates.  The warranty period on the first unit constructed ends September 22, 2013.

Research and Development

In accordance with ASC Topic 730-10, Research and Development – Overall, expenditures for research and development of the Company's products are expensed when incurred, and are included in operating expenses.  The Company recognized research and development costs of $28,290, $247,107 and $163,328 for the years ended December 31, 2012, 2011 and 2010, respectively.

Advertising

The Company conducts advertising for the promotion of its products and services. In accordance with ASC 720-35, Advertising Costs, are charged to operations when incurred and totaled $181,269, $20,571 and $21,943 for the years ended December 31, 2012, 2011 and 2010, respectively.

Equity-based Compensation

Compensation expense for all stock-based employee and director compensation awards granted is based on the grant date fair value estimated in accordance with the provisions of ASC Topic 718, Stock Compensation (“ASC Topic 718”).  The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.  Vesting terms vary based on the individual grant terms.

The Company estimates the fair value of stock-based compensation awards on the date of grant using the Black-Scholes-Merton (“BSM”) option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and are freely transferable.  In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility.  The BSM option pricing model considers, among other factors, the expected term of the award and the expected volatility of the Company’s stock price.  Expected terms are calculated using the Simplified Method, volatility is determined based on the Company's historical stock price trends and the discount rate is based upon treasury rates with instruments of similar expected terms.  Warrants granted to non-employees are accounted for in accordance with the measurement and recognition criteria of ASC Topic 505-50, Equity Based Payments to Non-Employees.

Income Taxes

The Company uses the asset and liability method in accounting for income taxes.  Under this method, deferred income tax assets and liabilities are determined based on difference between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.  A valuation allowance is provided to offset any net deferred tax assets for which management believes it is more likely than not that the net deferred asset will not be realized.

Accounting for Uncertainty in Income Taxes

The Company applies the provisions of ASC Topic 740-10-25, Income Taxes – Overall – Recognition (“ASC Topic 740-10-25”) with respect to the accounting for uncertainty of income tax positions.  ASC Topic 740-10-25 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  ASC Topic 740-10-25 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2012, tax years since 2009 remain open for IRS audit.  The Company has received no notice of audit from the Internal Revenue Service for any of the open tax years.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Earnings Per Share

The Company displays earnings per share in accordance with ASC 260, Earnings Per Share (“ASC 260”).  ASC 260 requires dual presentation of basic and diluted earnings per share (“EPS”).  Basic earnings per share is computed by dividing net (loss) income attributable to common stockholders by the weighted average number of common shares outstanding for the period.  Diluted earnings per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

The computation of basic and diluted earnings per share is as follows:

	For the Year Ended December 31, 2012
	Net Income	Shares	Per Share
	Numerator	Denominator	Amount
Basic Earnings Per Share
Net loss attributable to common stockholders	$136,200	148,989,308	$0.00
Effect of Dilutive Securities
Options and warrants	—	5,558,098	—
Restricted stock	—	20,604	—
Diluted Earnings Per Share	$136,200	154,568,010	$0.00

For the years ended December 31, 2011 and 2010, the computation of diluted loss per share was the same as basic loss per share because all outstanding potentially dilutive instruments were anti-dilutive.

Securities that could potentially dilute basic EPS in the future, that were not included in the computation of diluted EPS because to do so would have been anti-dilutive for the periods presented, consist of the following:

Anti-Dilutive Potential Common Shares
	December 31,
	2012	2011	2010
Convertible debt	2,067,721	2,928,751	607,143
Convertible preferred stock	412,286	412,870	412,870
Options and warrants to purchase common stock	55,781,331	73,873,095	75,983,470
Unvested stock grants	59,396	317,397	269,504
Total Anti-Dilutive Potential Common Shares	58,320,734	77,532,113	77,272,987

New Standards

Management does not believe that any recently issued, but not yet effective accounting standards, if currently adopted, would have a material effect on the consolidated financial statements.

3.

ACCOUNTS RECEIVABLE

As of December 31, 2012, accounts receivable in the amount of $1,150,152 consisted of amounts due from three customers, one for providing Ecos-Frac® services to treat water without the use of chemicals prior to fracturing natural gas wells, one for processing frac flowback water for reuse in fracturing natural gas wells and one for ancillary revenue related to equipment sales.   See Note 20. Concentration of Risk.

As of December 31, 2011, accounts receivable in the amount of $873,117 consisted of amounts due from three customers, one for providing Ecos-Frac® services to treat water without the use of chemicals prior to fracturing natural gas wells, one for processing frac flowback water for reuse in fracturing natural gas wells and one for ancillary revenue related to equipment sales. See Note 20. Concentration of Risk.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

4.

PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets are summarized as follows:

	December 31,
	2012	2011
Prepaid insurance	$38,173	$34,516
Vendor advances	1,055	26,600
Prepaid professional fees	44,000	10,000
Other	23,839	10,734
Total prepaid expenses and other current assets	$107,067	$81,850

5.

INVENTORY

Inventory consists of the following:

	December 31,
	2012	2011
Raw materials	$609,557	$408,747
Work in process	148,125	—
	$757,682	$408,747

6.

PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Estimated Useful	December 31,
	Lives in Years	2012	2011
Machinery and equipment	5	$10,698,094	$11,090,513
Furniture and fixtures	5 to 7	342,918	330,238
Automobiles and trucks	3 to 5	241,834	224,644
Leasehold improvements	5	415,281	415,281
Office equipment	5	582,156	493,907
Construction in progress		183,693	—
		12,463,976	12,554,583
Less total accumulated depreciation		(8,199,851)	(6,413,064)
Property and equipment, net		$4,264,125	$6,141,519

In September 2012, the Company sold a water treatment unit that had been part of its historical fixed assets.  The net book value of such unit was previously written off pursuant to a September 2010 impairment charge.  The Company received proceeds of $206,000 for the unit, incurred costs of $33,933 to bring the unit to saleable condition and recognized a gain on sale of $172,067 on the transaction.  Partially offsetting this gain was the write off of the costs of certain demo equipment amounting to $29,610.

During the year ended December 31, 2012, additions to property and equipment included certain equipment obtained under a capital lease arrangement with a value of approximately $79,000 along with equipment acquired through a financing arrangement in the amount of approximately $48,000 which is reflected in the caption “Machinery and Equipment.”  See Note 8.

Depreciation expense for the years ended December 31, 2012, 2011 and 2010 amounted to $2,314,135, $2,171,002 and $1,954,129, respectively.  During the year ended December 31, 2010, the Company recorded an impairment loss for the remaining $116,000 depreciable amount of the Company’s mobile water filtration unit used to create drinking water from contaminated water sources.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

7.

ACCRUED LIABILITIES

The major components of accrued liabilities are summarized as follows:

	December 31,
	2012	2011
Accrued payroll and related benefits	$443,023	$598,223
Accrued interest	396,325	251,825
Litigation accruals	—	267,501
Accrued professional fees	40,000	15,955
Other accrued liabilities	242,771	30,000
Total accrued liabilities	$1,122,119	$1,163,504

8.

NOTES PAYABLE AND OTHER DEBT

Long-term debt, other than debt held by related parties (see Note 9), consists of the following at December 31, 2012 and 2011:

Convertible Notes Payable

2012	2011

Convertible notes in the aggregate principal amount of $1,075,000. The notes accrue interest at an annual rate of 10%, matured in March 2013 (two lenders extended the January 2013 due dates to March 2013 and one was repaid in January 2013) and are convertible into common stock at a conversion rate of $0.70 per share. In connection with the issuance of the notes, the Company issued to the investors five-year warrants to purchase 767,857 shares of common stock at an exercise price of $0.70 per share. The Company recorded a discount related to the warrants of $270,259 based upon the relative fair value of the warrants calculated using the Black Scholes valuation method and the following assumptions: volatility of 100.73% to 112.55%, an expected term of five years, a risk-free discount rates of 1.95% to 2.06%, and no dividends. As of December 31, 2012 and 2011, the unamortized amount of the discount was $21,874 and $157,005, respectively.

$1,053,126	$917,995

Convertible notes in the principal amount of $150,000. The notes accrue interest at an annual rate of 10%, matured in early February and March 2013 and are convertible into common stock at a conversion rate of $0.70 per share. In connection with the issuance of the notes, the Company issued to the investor five-year warrants to purchase 107,143 shares of common stock at an exercise price of $0.70 per share. The notes were originally due in December 2012 and were extended by approximately 60 to 90 days, respectively as shown above. The Company evaluated ASC 470-50, Debt - Modifications and Extinguishments and determined that the note extensions were not considered a debt modification or extinguishment. The Company recorded a discount related to the warrants of $32,128 based upon the relative fair value of the warrants calculated using the Black Scholes valuation method and the following assumptions: volatility of 108.52%, an expected term of five years, a risk-free discount rate of 1.74%, and no dividends. As of December 31, 2011, the unamortized amount of the discount was $14,892. As of December 31, 2012, there was no amortized portion of the debt discount.

150,000	135,108

 (Continued)

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Convertible Notes Payable (Continued)

	2012	2011

Convertible note in the principal amount of $275,000. The note was issued at a discount for gross proceeds of $250,000 and was convertible into common stock at a conversion rate of $0.70 per share. In connection with the issuance of the convertible note, the Company issued to the investor five-year warrants to purchase 196,429 shares of common stock at an exercise price of $0.70 per share. The Company recorded an original issue discount of $25,000 and a discount related to the warrants of $58,988 based upon the relative fair value of the warrants calculated using the Black Scholes valuation method and the following assumptions: volatility of 109.1%, an expected term of five years, a risk-free discount rate of 1.51%, and no dividends. In March 2012, the entire amount of outstanding principal and accrued interest totaling $275,000 was converted into 392,857 shares of common stock. As of December 31, 2011, the unamortized amount of the discount was $39,546.

	—	235,454

Convertible note in the principal amount of $550,000. The note was issued at a discount for gross proceeds of $500,000 and was convertible into common stock at a conversion rate of $0.70 per share. In connection with the issuance of the convertible note, the Company issued to the investor five-year warrants to purchase 392,857 shares of common stock at an exercise price of $0.70 per share. The Company recorded an original issue discount of $50,000 and a discount related to the warrants of $145,492 based upon the relative fair value of the warrants calculated using the Black Scholes valuation method and the following assumptions: volatility of 109.1%, an expected term of five years, a risk-free discount rate of 1.51%, and no dividends. In April 2012, the entire amount of outstanding principal and accrued interest totaling $550,000 was converted into 785,714 shares of common stock. As of December 31, 2011, the unamortized amount of the discount was $101,819.

	—	448,181
Total	1,203,126	1,736,738
Less Current Portion	(1,203,126)	(370,561)
	$—	$1,366,177

A summary of convertible notes payable and the related discounts as of December 31, 2012 and 2011 is as follows:

	December 31,
	2012	2011
Principal amount of convertible notes payable	$1,225,000	$2,050,000
Unamortized discount	(21,874)	(313,262)
Convertible notes payable, net of discount	1,203,126	1,736,738
Less: current portion	(1,203,126)	(370,561)
Convertible notes payable, net of discount, less current portion	$—	$1,366,177

Note Payable

On January 1, 2012, the Company reclassified a non-interest bearing unsecured note payable to a former director totaling $272,399 of which $204,299 was outstanding at December 31, 2012 from related party debt due to lack of on-going affiliation with the lender.  The note is payable in quarterly payments of $17,025.  Accordingly, $68,100 is included as a current liability in the accompanying consolidated financial statements.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Financing Obligations

	2012	2011
Secured equipment notes payable in monthly installments of $3,406 over 60 months, maturing in July 2016 and accruing interest at an annual rate of 6.75%	$132,430	$163,225

Secured non-interest bearing, equipment notes payable in monthly installments of $8,000 over 6 months, maturing in February 2013.	16,000	—

Secured vehicle notes payable in monthly installments totaling $878 over 60 months accruing interest at an annual rate of 9.0%. In May of 2012, one of the three vehicle notes outstanding at the beginning of the year was repaid early and such repayment amounted to $24,949.	18,368	54,122

Secured non-interest bearing, software notes payable in monthly installments totaling $4,215 over 12 months with a $1 purchase option at the end of the lease agreement in August 2013.	36,362	—
Total	203,160	217,347
Less Current Portion	(96,548)	(49,299)
	$106,612	$168,048

Capital Lease Obligation

The Company entered into a capital lease to purchase a forklift costing $78,896 in July of 2012.  The lease is payable in 60 monthly installments of $1,491 including interest at a rate of 5.05% through July 2017.  The Company is entitled to buy the equipment for a bargain purchase price of $1 at the end of the lease.

Future minimum lease payments under this capital lease obligation as of December 31, 2012, by fiscal year, are as follows:

Fiscal Year	Payment
2013	$17,892
2014	17,892
2015	17,892
2016	17,892
2017	8,946
Total	80,514
Less interest	(8,645)
Capital lease obligation	71,869
Less current potion	(14,593)
Long-term portion	$57,276

Aggregate annual maturities of third party debt are as follows at December 31, 2012:

Fiscal Year	Amount
2013	$1,404,241
2014	127,279
2015	123,706
2016	40,289
2017	8,814
Total debt- face value	1,704,329
Less: unamortized discount	(21,874)
Net debt	$1,682,455

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

9.

RELATED PARTY DEBT

Long-term related party debt consists of the following at December 31, 2012 and December 31, 2011:

	2012	2011

Unsecured note payable to former Director (a)	$—	$272,399
Secured line of credit agreement (b)	—	40,512
Related party notes payable (c)	—	96,164
Total related party debt	—	409,075
Less current portion	—	(204,776)
Non-current portion of related party notes payable	$—	$204,299

(a) Unsecured notes payable to former Director, interest at 7% at December 31, 2010. As of December 31, 2008, the principal balance of the note was $335,714.  During 2009, the Company made one payment of $50,000 consisting of principal in the amount of $24,843 and interest of $25,157.  In December 2009, the holder agreed to receive quarterly payments of $25,000, of which one was made in 2010 consisting of principal of $19,560 and interest of $5,440.  In May 2011, the Company renegotiated the note payable to remove the interest component and extend the maturity date of the prior note, resulting in a new note agreement.  Under the new agreement, the Company made an initial payment of $17,025 and is required to make quarterly payments of $17,025 until the amount due, $340,400 (consisting of original principal of $291,311 plus accrued interest of $49,089), is paid in full.  The renegotiation of the note was accounted for as a debt restructuring in accordance with ASC Topic 470-60-15.  The carrying amount of the note was not affected as it did not exceed the total future cash payments.  The note was reclassified from related party debt on January 1, 2012 due to lack of on-going affiliation with the lender.  See Note 8.

(b) Secured $1 million, one year line of credit agreement bearing interest of 10% and secured by the initial pilot project Ozonix® unit. As a loan fee to the lender in May 2008, the Company issued warrants to purchase 1,000,000 shares of the Company’s common stock each at an exercise price of $0.15 per share expiring in five years.  The Company recorded a debt discount for the relative fair market value of the warrants, $182,567 and is amortizing the discount over the term of the notes.  Principal and interest were due under this agreement on May 21, 2009.  In May 2009, the term of the note was extended to December 31, 2009.  This note holder became a related party in July 2009 when the holder became an investor in EES and this note became an obligation of EES.  In November 2009, the note was converted into a one year installment note bearing interest of 9.056% with monthly payments of principal and interest of $100,546.  In December 2010, EES entered into a Second Amended and Restated Secured Note with the creditor with the principal amount of $524,773.  In connection with the new agreement, EES paid the creditor $251,026 in principal and $47,128 in accrued interest, and pledged 50% of the future cash receipts from one customer to repay the remaining amount due.  In addition, the creditor deferred the payment of default interest in the amount of $40,512 until December 2012.  The final payment of principal and interest, other than the default interest, on this note was made in February 2011.  The default interest was paid in December of 2012.

(c) Secured $2 million, note payable bearing interest of an annual rate of 15% and secured by the second AORO unit and the Ecos-Brine® Ozonix® units.  Amounts under this agreement were due in November and December 2009.  As a loan fee to the lender in November 2008, the Company issued warrants to purchase 666,667 shares of the Company’s common stock each at an exercise price of $0.38 per share expiring in five years.  The Company recorded a debt discount for the relative fair market value of the warrants, $190,076 and amortized the discount over the term of the note.  This note holder became a related party in July 2009 when the holder became an investor in EES and this note became an obligation of EES.  In connection with the investment in July 2009, the annual interest rate was reduced to 12% and the due date of the note was extended to December 2011.  In connection with the new agreement on the note above, the holder deferred the payment of default interest on this note in the amount of $96,164 until December 2012 at which time such amount was paid.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

10.

RESTRUCTURING RESERVE

In June 2009, the Board of Directors approved an exit strategy to close the Company’s New York office in order to reduce operating costs.  The Company recognized aggregate restructuring charges related to the office closing in the amount of $548,090 consisting of future lease commitments and employee severance costs in the amount of $246,920 and $301,170, respectively.

The fair market value of the future lease payments was calculated based upon the amount of future rents due as of September 30, 2009 of approximately $710,000 spread over 44 payments less estimated sublease income of $10,000 per month, and discounted conservatively at 3.5%, the current prime lending rate resulting in a charge to restructuring of $246,920 in accordance with ASC 420-10-15, Exit or Disposal Cost Obligations.  The lease expires on April 30, 2013.

During the year ended December 31, 2010, the Company recorded an additional restructuring charge for future rental payment due in the amount of $50,000.

Based upon a review of the reserve performed during 2012, the Company determined that the reserve was in excess of the amount required by approximately $62,000.  The Company adjusted the reserve accordingly.

The following table summarizes the activity in the restructuring reserve during the three years ended December 31, :

Restructuring Reserve:

	2012	2011	2010
Balance, beginning of year	$119,184	$181,119	$123,436
Accrual adjustments	(62,000)	—	50,000
Rental payments	(187,416)	(181,091)	(176,683)
Sublease payments received	136,141	119,156	139,146
Reclassification from payables	—	—	45,220
Balance, end of year	$5,909	$119,184	$181,119

11.

DERIVATIVE FINANCIAL INSTRUMENTS

 Under the provisions of ASC 815-40, convertible instruments and warrants, which contain terms that protect holders from declines in the stock price (“reset provisions”), are subject to derivative accounting treatment under ASC 815-10, Derivatives and Hedging.  Warrants and embedded conversion features of convertible notes, that contain re-pricing features are recorded as a liability which is revalued at fair value each reporting date.  Further, under derivative accounting, the warrants are valued at their fair value, rather than their relative fair value.  If the fair value of the warrants exceeds the face value of the related debt, the excess is recorded as a change in fair value on the issuance date.  Embedded conversion features are valued at their fair value, rather than by the intrinsic value method.  The fair value of the embedded conversion feature is added to the loan discount, in an amount which is the lesser of, the fair value of the embedded conversion feature or the excess of the face value of the debt over the fair value of the attached warrants or any other applicable debt discounts.  If the amount of the fair value of the embedded conversion feature applied to the discount is less than the total fair value of the embedded conversion feature, the remainder will be recorded as a change in fair value on the issuance date.

2010

In April 2010, the Company offered holders of warrant derivative instruments the right to extend the expiration date of the warrants for an additional year in exchange for the removal of the repricing feature in the warrant agreement.  Holders of 6,517,186 availed themselves of this opportunity which resulted in a charge to interest expense of $93,735 representing the increase in the fair value of the warrants resulting from the one year extension of the expiration date.  In addition, holders of warrants to purchase 7,096,188 shares of common stock exercised their cashless exercise rights and were issued 6,008,344 shares of common stock.  In addition, holders of warrants to purchase an additional 1,591,029 shares of common stock exercised their warrants for cash.  As a result, the number of warrant derivative instruments has been reduced from 16,911,486 at December 1, 2009 to 1,707,083 at December 31, 2010.

The Company calculated the estimated fair values of the liabilities for warrant derivative instruments at December 31, 2010 with the BSM option pricing model using the closing price of the Company’s common stock of $0.48 and the ranges for volatility, expected term and risk free interest indicated in Table 1 that follows.  As a result, for the year ended December 31, 2010, the Company recognized a change in derivative liability of $8,772,446 in other expense related to the warrant derivative instruments.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

All remaining convertible notes with repricing features were converted in July 2010.  Therefore, the fair value of liabilities for embedded conversion option derivative instruments as of December 31, 2010 was $0.  The Company recorded a change in the fair value of the liabilities for embedded conversion option derivative instruments for the year ended December 31, 2010 of $4,015,220 which was included in other expense.

Table 1	BSM Inputs
Warrants
	During the Year Ended December 31, 2010	As of December 31, 2010
Volatility	83.96% - 110.94%	108.19%
Expected Term	1.00 - 4.52 years	0.94 - 3.28
Risk Free Interest Rate	0.35% - 2.24%	0.28% - 1.18%

Embedded Conversion Options
	During the Year Ended December 31, 2010	As of December 31, 2010
Volatility	83.5% - 110.94%	N/A
Expected Term	0.001 - 0.6 years	N/A
Risk Free Interest Rate	0.001% - 0.23%	N/A

2011

The Company calculated the estimated fair values of the liabilities for warrant derivative instruments at December 31, 2011 with the BSM option pricing model using the closing price of the Company’s common stock of $0.44 and the ranges for volatility, expected term and risk free interest indicated in Table 2 that follows.  As a result, for the year ended December 31, 2011, the Company recognized a gain from the change in derivative liability of $152,888 in other income related to the warrant derivative instruments.

Table 2	BSM Inputs
Warrants
	During the Year Ended December 31, 2011	As of December 31, 2011
Volatility	62.11% - 74.24%	63.85%
Expected Term	0.08 - 2.0 years	1.22 - 2.27
Risk Free Interest Rate	0.01% - 0.43%	0.17% - 0.28%

2012

The Company calculated the estimated fair values of the liabilities for warrant derivative instruments at December 31, 2012 with the BSM option pricing model and Monte Carlo simulations using the closing price of the Company’s common stock of $0.37 and the ranges for volatility, expected term and risk free interest indicated in Table 3 that follows (BSM inputs only).  As a result, for the year ended December 31, 2012, the Company recognized a gain from the change in derivative liability of $41,374 in other income related to the warrant derivative instruments.

Table 3	BSM Inputs
Warrants
	During the Year Ended December 31, 2012	As of December 31, 2012
Volatility	52.10% - 64.10%	50.05%
Expected Term	0.46 - 1.93 years	0.37 - 1.27 years
Risk Free Interest Rate	0.08% - 0.24%	0.06% - 0.18%

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

12.

FAIR VALUE MEASUREMENTS

We currently measure and report at fair value the liability for warrant derivative instruments.  The fair value liabilities for price adjustable warrants have been recorded as determined utilizing the BSM option pricing model and Monte Carlo simulations.  See Note 11.  The following tables summarize our financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 and 2011:

	Balance at December 31, 2012	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
Liabilities:
Fair value of liability for warrant derivative instruments	$197,009	$—	$—	$197,009

	Balance at December 31, 2011	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
		(Level 1)	(Level 2)	(Level 3)
Liabilities:
Fair value of liability for warrant derivative instruments	$347,235	$—	$—	$347,235

The following is a roll forward through December 31, 2012 of the fair value liability of warrant derivative instruments and embedded conversion option derivative instruments:

		Fair Value of
		Liability for
	Fair Value of	Embedded
	Liability for	Conversion
	Warrant	Option
	Derivative	Derivative
	Instruments	Instruments
Balance at December 31, 2009	$6,315,631	$1,084,908
Fair value of warrants exercised or embedded conversion options converted	(14,571,170)	(5,100,128)
Impact on fair value of warrant modifications	93,735	—
Change in fair value included in other (income) loss	8,772,446	4,015,220
Balance at December 31, 2010	610,642	$—
Fair value of warrants exercised	(110,519)
Change in fair value included in other (income) loss	(152,888)
Balance at December 31, 2011	347,235
Fair value of warrants exercised	(108,852)
Change in fair value included in other (income) loss	(41,374)
Balance at December 31, 2012	$197,009

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

13.

REDEEMABLE CONVERTIBLE CUMULATIVE PREFERRED STOCK

Series A

At December 31, 2012 and 2011 there were 6 shares of Series A Redeemable Convertible Cumulative 15% Preferred Stock outstanding.  The shares are redeemable at the option of the Company at $27,500 per share plus accrued dividends or redeemable at the option of the holder upon a change of control event at $25,000 per share plus accrued dividends.  A Change of Control ("CoC") event means a transfer of greater than fifty percent of the shares of common stock of the Company.  The shares are convertible each into 24,000 common shares.  Accrued dividends totaled $1,030,994 and $1,008,494 on December 31, 2012 and 2011 respectively.

Series B

At December 31, 2012 and 2011 there were 241 and 322 shares, respectively, of Series B Redeemable Convertible Cumulative 10% Preferred Stock outstanding.  The shares are redeemable at the option of the Company at $3,000 per share plus accrued dividends or redeemable at the option of the holder upon a CoC event at $2,500 per share plus accrued dividends.  The shares are convertible each into 835 common shares.  Accrued dividends totaled $1,854,281 and $2,017,301 on December 31, 2012 and 2011, respectively.  During the year ended December 31, 2012, one holder converted one share of Series B preferred stock into 835 shares of common stock.  In addition, in order to settle a dispute with a shareholder and former director, the Company issued 1,231,484 shares of common stock and the shareholder and former director converted his 80 Series B shares and accrued dividends.

14.

COMMON STOCK

The Company is authorized to issue up to 300,000,000 shares of its $0.01 par value common stock as of December 31, 2012.

Shares issued

Issuances of the Company’s common stock during the years ended December 31, 2012, 2011 and 2010, respectively, included the following:

Shares Issued for Cash

2012

1,462,832 shares of common stock were issued for $278,675 in cash through the exercise of warrants and options with exercise prices between $0.15 and $0.60 per share.

2011

3,756,205 shares of common stock were issued for $849,821 in cash through the exercise of warrants and options with exercise prices between $0.15 and $0.28 per share.

2010

5,517,977 shares of common stock were issued for $1,224,442 in cash through the exercise of warrants and options with exercise prices between $0.07 and $0.75 per share.

707,792 shares of common stock and five year warrants to purchase 353,858 shares of common stock at an exercise price of $1.00 per share were issued in exchange for $545,000.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Shares Issued in Cashless Option Exercises

2012

The Company issued 612,343 shares of common stock in connection with the cashless exercise of options to purchase 1,135,667 shares of the Company’s common stock exercisable at $0.15 to $0.36 per share and based upon the market values of the Company’s common stock ranging from $0.60 to $0.63 per share.

2011

The Company issued 1,176,471 shares of common stock in connection with the cashless exercise of options to purchase 2,000,000 shares of the Company’s common stock exercisable at $0.28 per share and based upon the market value of the Company’s common stock of $0.68 per share.

The Company issued 42,666 shares of common stock in connection with the cashless exercise of options to purchase 80,000 shares of the Company’s common stock exercisable at $0.28 per share and based upon the market value of the Company’s common stock of $0.60 per share.

The Company issued 2,122,833 shares of common stock in connection with the cashless exercise of options to purchase 3,997,000 shares of the Company’s common stock exercisable at $0.30 and $0.15 per share and based upon the market value of the Company’s common stock of $0.54 per share.

Shares Issued in Conversion of Preferred Stock

2012

1,231,484 shares of common stock were issued upon conversion of 80 shares of Series B Preferred Stock and accrued dividends. The total value of the preferred shares converted was $445,834.

835 shares of common stock were issued upon conversion of one share of Series B Preferred Stock.

2010

24,000 shares of common stock were issued upon the conversion of one share of Series A Preferred Stock.  The total value of the share converted was $25,000.

27,555 shares of common stock were issued upon the conversion of 33 shares Series B Preferred Stock.  The total value of the shares converted was $82,500.

Shares Issued in Payment of Interest

2010

30,160 shares of common stock with a value of $30,462 based on the quoted trading price of $1.01 per share were issued as payment for accrued interest in the amount of $10,858 resulting in a loss on conversion of $19,604 which is included in loss on conversion in the accompanying consolidated statement of operations.

Shares Issued Upon Conversion of Debt and Other Liabilities

2012

1,178,571 shares of common stock were issued to lenders upon conversion of secured original issue discount notes in the amount of $825,000 at a conversion rate of $0.70 per share.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

2011

The Company issued 333,333 shares of common stock in connection with the conversion of a note payable and accrued interest in the amount of $66,238. The trading value of the stock on the conversion date was $0.48 and the Company recorded a loss on conversion of $93,762 related to this transaction.

2010

7,018,372 shares of common stock were issued to lenders upon conversion of secured original issue discount notes in the amount of $2,526,615 at a conversion rate of $0.36 per share.

122,857 shares of common stock and five year warrants to purchase 61,429 share of common stock at an exercise price of $0.70 per share were issued in satisfaction of a liability to a vendor in the amount of $86,000.  The shares were valued at $58,971 based upon the quoted price for the Company’s common stock of $0.48 on the date of the agreement.  The warrants were valued at $21,809 with the BSM option pricing model using a volatility of 107.92%, an estimated term of five years, a discount rate of 2.02% and the market value the common stock, $0.48.  As a result the Company recorded a gain on conversion of $5,021 which is included in gain (loss) on conversion in the accompanying consolidated statement of operations.

35,779 shares of common stock were issued in connection with the exercise of options with an exercise price of $0.41 per share by a former employee in exchange for settlement of wages due to the employee in the amount of $14,668.

100,000 shares of common stock were issued in settlement of a consulting agreement resulting in a loss on settlement of $114,000 based upon the quoted price of the Company’s common stock of $1.14 per share on the date of the settlement.

36,975 shares of common stock were issued in exchange for a payable of $45,850 due to a director based upon the quoted market price of the Company’s common stock of $1.24 per share.

Shares Issued in Cashless Warrant Exercise

2012

2,511,944 shares of common stock were issued for 7,904,186 warrants to purchase common stock at exercise prices between $0.15 and $0.60 per share, based upon market values for the Company’s common stock at between $0.349 and $0.65 per share.

2010

7,295,624 shares of common stock were issued for 11,278,688 warrants to purchase common stock at exercise prices of between $0.15 and $1.25 per share, based upon market values for the Company’s common stock at between $0.80 and $1.73 per share.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

15.

RESTRICTED STOCK

The Company recognized share-based compensation expense related to stock grants, issued per the terms of the 2006 Equity Incentive Plan, as amended, of $15,000, $190,000 and $178,436 for the years ended December 31, 2012, 2011 and 2010, respectively net of cancellations/forfeitures.  The following table summarizes non-vested restricted stock and the related activity for the years ended December 31, 2012, 2011 and 2010:

	Shares	Weighted Average Grant- Date Fair Value
Non-vested at December 31, 2009	547,559	$0.45
Granted	153,225	$1.24
Vested	(431,280)	$0.46
Non-vested at December 31, 2010	269,504	$0.89
Granted	259,258	$0.54
Vested	(211,365)	$1.13
Non-vested at December 31, 2011	317,397	$0.52
Granted	80,000	$0.50
Vested	(132,213)	$0.49
Cancellations and forfeitures	(185,184)	$0.54
Non-vested at December 31, 2012	80,000	$0.47

Total unrecognized share-based compensation expense from non-vested restricted stock at December 31, 2012 was $20,000 which is expected to be recognized over 0.5 years.  The above grants relate to various directors and director advisors accepting such grants as outlined in Note 16.

16.

STOCK OPTIONS AND WARRANTS

The fair value of option and warrants granted during the periods presented is estimated on the date of grant using the BSM option pricing model.  We used the following assumptions for options granted in the following periods:

For the Year Ended December 31,
	2012	2011	2010
Expected volatility	54.75% - 64.15%	69.2% - 112.58%	104.7% - 107.92%
Expected remaining term	3 - 4 years	3 - 5 years	2.5 - 5 years
Risk-free interest rate	0.39% - 0.87%	0.39% - 2.06%	0.89% - 2.95%
Expected dividend yield	None	None	None

Stock-based compensation expense (excluding charges related to restricted stock) for the years ended December 31, 2012, 2011 and 2010 was $1,465,692, $6,478,229 and $5,339,556, respectively net of cancellations/forfeitures.  As of December 31, 2012, there was $210,400 of total unrecognized compensation cost related to unvested options granted under the Company’s option plans.  This unrecognized compensation cost is expected to be recognized over the next 2.25 years.

EMPLOYEE FIXED STOCK OPTION PLANS:

2000 Long Term Incentive Program

On August 18, 2000, the Company adopted a Long Term Incentive Program, which provides for the granting of 4,000,000 stock options and stock appreciation rights ("SARs") to key employees.  Options granted may be either Incentive Stock Options (“ISOs”), pursuant to provisions of the Internal Revenue Code, non-qualified options, or restricted stock awards.  The stock options are exercisable for a period no longer than ten years after the date they are granted.  Pursuant to the terms of the Plan, no new awards may be granted under the Plan after September 1, 2002.  As of December 31, 2011 no options were outstanding under the Plan.  Options to purchase 40,000 shares of common stock at $0.28 per share were exercised during 2011.  No further grants will be made and the plan has expired.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

2003 Equity Incentive Plan

On November 17, 2003, the Company adopted the 2003 Equity Incentive Program, which provides for the granting of 4,000,000 stock options and SARs to key employees.  Options granted may be either ISOs, pursuant to provisions of the Internal Revenue Code, non-qualified options, or restricted stock awards. Exercise prices of stock options are generally not less than the fair market value of common stock on the grant date. Options vest at a rate of at least 20% per year over five years from the date the option is granted. Stock options are exercisable for a period no longer than ten years after the date they are granted. The Plan shall terminate November 17, 2013.  As of December 31, 2012 options to purchase 135,500 shares of common stock at $1.10 per share are outstanding under this Plan.

2003 Stock Option Plan for Outside Directors and Advisory Board Members

On November 17, 2003, the Company adopted the 2003 Stock Option Plan for Outside Directors and Advisory Board Members, which provided for the granting of 2,000,000 stock options, and increased on August 2, 2005 to 4,500,000, stock options to members of these Boards who are not full or part time employees of the Company. At December 31, 2012 options to purchase 755,000 shares of common stock at exercise prices ranging from $1.10 to $1.43 per share are outstanding under this Plan. The Plan shall continue in existence for a term of ten years unless terminated by the Company.

2006 Equity Incentive Plan

In May 2006, the Board approved the 2006 Equity Incentive Plan (the “2006 Plan”), and as part of that approval, agreed to not issue any awards under the 2003 Equity Incentive Plan and 2003 Stock Option Plan for Outside Directors and Advisory Board Members.

This plan, as amended, provides for the Company to issue up to 30,000,000 stock options, stock appreciation rights, restricted stock or restricted stock units to our directors, employees and consultants.

Under the 2006 Plan, all of our Directors who are not employees or 10% shareholders and all Director Advisors automatically receive a grant of restricted stock and options with the number of shares and options based upon market price at the time of grant.

		Restricted
	Options (1)	Stock (1)(2)(3)
Qualifying Event
Initial appointment as Chairman of the Board	$75,000	$75,000
Initial election or appointment of non-employee Director	$40,000	$40,000
Initial appointment as an Advisory Board member	$15,000	$10,000
Annual grant to Chairman of the Board	$40,000	$40,000
Annual grant to non-employee Director	$25,000	$25,000
Annual grant to Advisory Board Member	$10,000	$5,000
Initial appointment and annual grant of and to a non-employee director as Lead Director (4)
or Chairman of a member of the following: Audit Committee, Compensation Committee and
other committees at the discretion of the Compensation Committee	$15,000	$15,000
Initial appointment of an annual grant to a non-employee Director to the following:
Audit Committee, Compensation Committee and other committees at the discretion of the
Compensation Committee	$10,000	$10,000

———————

(1)	In the event that the Company does not have authorized capital, these persons will receive grants of cash settled SARs.
(2)	The Director or Director Advisor may elect options instead of restricted stock in order to defer income taxes.
(3)	The Director or Director Advisor may at their option receive restricted stock units in lieu of restricted stock.
(4)

The Board may, when the Chairman is an employee, appoint a Director to act as Lead Director who will have all of the authority customarily associated with such a position. Our Board has appointed a Lead Director.

The initial grants to a Chairman of the Board, Board member and Advisory Board member shall vest in annual installments over three years and all other grants shall vest annually, all subject to the person’s continued service in the same capacity on the applicable vesting date.  Generally, common stock may not be sold by our directors for six months after resignation.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Limitation on Awards

The exercise price of options or SARs granted under the 2006 Plan shall not be less than the fair market value of the underlying common stock at the time of grant. In the case of ISOs, the exercise price may not be less than 110% of the fair market value in the case of 10% shareholders. Options and SARs granted under the 2006 Plan shall expire no later than five years after the date of grant. The option price may be paid in United States dollars by check or wire transfer or, at the discretion of the Board or Compensation Committee, by delivery of shares of our common stock having fair market value equal as of the date of exercise to the cash exercise price, or a combination thereof.

A maximum of 30,000,000 shares are available for grant under the 2006 Plan, as amended, and all outstanding options under the Plan provide a cashless exercise feature.  The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by our Board of Directors or the Compensation Committee, at their sole discretion.  The aggregate number of shares with respect to which options or stock awards may be granted under the 2006 Plan and the purchase price per share, if applicable, shall be adjusted for any increase or decrease in the number of issued shares resulting from a stock dividend, stock split, reverse stock split, recapitalization or similar event.  As of December 31, 2012 options to purchase 8,847,839 shares of common stock were outstanding under the 2006 Plan.

Expired options relate to options that have terminated because the expiration date has passed or have expired because the employee’s employment has been terminated, and the relevant expiration period has passed.

Employee Fixed Plan Options

	For the Years Ended December 31,
	2012		2011		2010
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	8,408,320	$0.55	11,730,805	$0.58	11,468,735	$0.69

Granted	1,634,743	$0.47	513,891	$0.52	937,842	$0.67

Exercised	—	$—	(584,000)	$0.28	(675,772)	$0.27

Forfeited	(259,724)	$0.49	(25,000)	$0.47	—	$—

Expired	(45,000)	$1.43	(3,227,376)	$0.78	—	$—

Outstanding at end of year	9,738,339	$0.53	8,408,320	$0.55	11,730,805	$0.58

Exercisable at end of year	8,506,929	$0.54	7,919,429	$0.55	11,384,685	$0.57

Outstanding
Weighted average remaining contractual term		2.35		3.02		2.73
Aggregate intrinsic value		$29,188		$81,613		$383,371
Weighted average grant date fair value		$0.21		$0.25		$0.24

Exercisable
Weighted average remaining contractual term		1.90		2.93		2.69
Aggregate intrinsic value		$29,188		$81,613		$383,371

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

2012

In January 2012, the Company granted five year options to purchase 1,060,000 shares of common stock to certain employees at an exercise price of $0.44 per share.  The fair value of these options amounted to $225,302, calculated using the BSM method, and will be expensed over a three year period, one-third per year.

In March 2012, upon the appointment of a new board member, the Company granted five year options to purchase 123,076 shares of common stock at exercise prices of $0.65 per share.  The fair value of these options amounted to $39,027, calculated using the BSM method, and will be expensed over a three year period, one-third per year.

In July 2012, in accordance with the 2006 Plan, the Company’s advisory board member received an automatic grant of 30,000 five-year stock options with an exercise price of $0.50 per share for service as an advisory board member for the upcoming year.  The options vest on June 30, 2013, subject to the continued service as an advisory board member.  The value of the options, $5,528, calculated using the BSM option pricing model, based upon the market value of the Company's common stock on the date of the grant, will be recognized as expense over the one-year vesting period.

In July 2012, in accordance with the 2006 Plan, the Company’s non-employee directors received an automatic grant of options and restricted stock for board service for the upcoming year.  In connection with the automatic grants, non-employee directors were granted a total of 380,000 five-year stock options at an exercise price of $0.50 per share.  The options vest on June 30, 2013, subject to the continued service of each applicable person as a director.  The value of the options, $70,019, calculated using the BSM option pricing model and, will be recognized as expense over the one-year vesting period.

On July 3, 2012, in connection with a non-employee board member’s appointment to the compensation committee, the committee member received an automatic grant under the 2006 Plan of 41,667 five-year stock options at an exercise price of $0.48 per share.  The options vest in three equal annual increments over a three year period with the first vesting date being one year from the date of the automatic grant.  The value of the options, $8,410, calculated using the BSM option pricing model, based upon the market value of the Company's common stock on the date of the grant, will be recognized as expense over a three-year vesting period.

2011

During the three months ended March 31, 2011, the Company issued 544,000 shares of common stock in exchange for $152,320 in connection with the exercise of options with exercise prices of $0.28 per share.  In addition, the Company issued 21,333 shares of common stock in connection with the cashless exercise of options to purchase 40,000 shares of common stock at an exercise price of $0.28 per share and based upon a market price of the Company’s common stock of $0.60 per share.

In July 2011, the Company granted directors five-year options to purchase 287,037 shares of the Company’s common stock at an exercise price of $0.54 per share as compensation for their board service for the coming year.

In July 2011, the Company granted advisory board members five-year options to purchase 101,854 shares of the Company’s common stock at an exercise price of $0.54 per share as compensation for their advisory board service for the coming year. In August 2011, the Company granted an employee five-year options to purchase 25,000 shares of common stock at an exercise price of $0.47 per share.  The options were subsequently forfeited due to termination.

In September 2011, the Company granted an employee five-year options to purchase 100,000 shares of common stock at an exercise price of $0.45 per share.  The options vest over a three year period.

2010

During the three months ended March 31, 2010, the Company issued 340,000 shares of common stock in exchange for $98,400 in connection with the exercise of options with exercise prices between $0.28 and $0.44 per share.

During the three months ended June 30, 2010, the Company issued 108,667 shares of common stock in exchange for $40,427 in connection with the exercise of options with exercise prices between $0.27 and $0.43 per share.

On July 1, 2010, the Company granted directors five year options to purchase 229,842 shares of common stock at an exercise price of $1.24 per share.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

During the three months ended September 30, 2010, the Company issued 175,000 shares of common stock in exchange for $42,750 in connection with the exercise of options with exercise prices between $0.21 and $0.43 per share.

In December 2010, the Company granted five year options to purchase 675,000 share of common stock to non-executive employees of the Company.  The options vested immediately and are exercisable at $0.48 per share.

In December 2010, a director exercised options to purchase 52,105 shares of common stock with an exercise price of $0.48 per share in exchange for $25,010.

Employee Fixed Non-Plan Options

	For the Years Ended December 31,
	2012		2011		2010
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	46,156,890	$0.56	42,719,462	$0.50	33,115,414	$0.45

Granted	—	$—	10,000,000	$0.48	11,170,000	$0.79

Exercised	(1,542,675)	$0.19	(5,762,572)	$0.23	(1,363,932)	$0.30

Forfeited	(523,324)	$0.28	(750,000)	$0.82	(202,020)	$1.00

Expired	—	$—	(50,000)	$5.00	—	$—

Outstanding at end of year	44,090,891	$0.57	46,156,890	$0.56	42,719,462	$0.50

Exercisable at end of year	44,090,891	$0.57	41,956,894	$0.56	34,086,129	$0.48

Outstanding
Weighted average remaining contractual term		1.87		2.79		3.23
Aggregate intrinsic value		$386,353		$1,497,900		$3,122,540
Weighted average grant date fair value		N/A		$0.33		$0.30

Exercisable
Weighted average remaining contractual term		1.87		2.71		2.88
Aggregate intrinsic value		$386,353		$1,341,900		$3,115,873

2012

During the twelve months ended December 31, 2012, the Company issued 930,332 shares of common stock in exchange for $147,050 in connection with the exercise of options with exercise prices ranging from $0.15 to $0.30 per share.

In addition, the Company issued 612,343 shares of common stock in connection with the cashless exercise of options to purchase 1,135,667 shares of common stock at an exercise prices ranging from $0.15 to $0.36 per share and based upon market prices of the Company’s common stock ranging from $0.44 to $0.60 per share.

2011

On January 2, 2011, the Company granted its Chief Technology Officer five-year options to purchase 9,000,000 shares of common stock at an exercise price of $0.48 per share.  The options vested one-third upon the signing of the Hydrozonix Agreement, with the remainder vesting in equal installments on each June 30th and December 31st until either the Company has delivered 16 Ecos-Frac® units to Hydrozonix or on the second anniversary of the Agreement.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

On January 18, 2011, coinciding with his appointment as Chief Executive Officer, the Company issued five-year options to purchase 1,000,000 shares of the Company’s common stock with an exercise price of $0.48 per share.  The options vested 500,000 immediately, and the remainder vested in equal installments on June 30, 2011 and December 31, 2011, subject to the continued employment of the CEO on those dates.  In connection with the issuance, the CEO forfeited five-year options to purchase 750,000 shares of common stock at an exercise price of $0.82 which were granted to him upon his appointment as full-time Executive Chairman in August 2010.

During the three months ended March 31, 2011, the Company issued 514,239 shares of common stock in exchange for $122,320 in connection with the exercise of options with exercise prices ranging from $0.15 to $0.28 per share.  In addition, the Company issued 21,334 shares of common stock in connection with the cashless exercise of options to purchase 40,000 shares of common stock at an exercise price of $0.28 per share and based upon a market price of the Company’s common stock of $0.60 per share.

During the three months ended June 30, 2011, the Company issued 150,000 shares of common stock upon the exercise of options with an exercise price of $0.15 per share resulting in proceeds to the Company of $22,500.  In addition the Company issued 2,122,833 shares of common stock upon the cashless exercise of 3,997,000 options with exercise prices of between $0.15 and $0.30 per share based upon a market price of the Company’s common stock of $0.54 per share.

During the three months ended September 30, 2011, the Company issued 380,000 shares of common stock upon the exercise of options with an exercise price of $0.15 per share resulting in proceeds to the Company of $57,000.

In December 2011, the Company issued 681,333 shares of common stock in exchange for $102,200 in connection with the exercise of options with an exercise price of $0.15 per share.

2010

Effective January 5, 2010, the Company granted five year options to purchase 200,000 shares of the Company’s common stock at an exercise price of $0.43 per share, the fair market value on the date of the grant, to its new Vice President of Business Development.

During the three months ended March 31, 2010, the Company issued 166,667 shares of common stock in exchange for $38,000 in connection with the exercise of options with exercise prices between $0.15 and $0.28 per share.

In April 2010, the Company granted 5 year options to purchase 6,000,000 shares of the Company's common stock exercisable at $1.01 per share.

During the three months ended June 30, 2010, the Company issued 550,000 shares of common stock in exchange for $135,000 in connection with the exercise of options with exercise prices between $0.15 and $0.41 per share.

During the three months ended June 30, 2010, the Company issued 35,776 shares of common stock in exchange for forgiveness of $14,668 of wages payable to an employee in connection with the exercise of options with an exercise price of $0.41 per share.

During the three months ended June 30, 2010, the Company issued 97,980 shares of common stock in exchange for options to purchase 300,000 shares of common stock in connection with the cashless exercise of options with an exercise price of $1.00 per share and based on a market value of the Company’s common stock of $1.49 per share.

In August the Company granted five year options to purchase 1,000,000 shares of common stock at an exercise price of $0.82 per share in connection with the appointment of the Company’s executive chairman.

During the three months ended September 30, 2010, the Company issued 307,428 shares of common stock in exchange for $60,080 in connection with the exercise of options with exercise prices between $0.15 and $0.28 per share.

In December 2010, the Company issued 206,081 shares of common stock in connection with the exercise of options with exercise prices of $0.15 and $0.28 per share in exchange for $47,162.

In December 2010, the Company granted five year options to purchase 220,000 shares of common stock at an exercise price of $0.48 to employees of the Company’s 52.6% owned subsidiary.  The options vested immediately.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

In December 2010, the Company granted five year options to purchase 2,000,000, 950,000, 500,000 and 300,000, respectively, shares of common stock to its then Executive Vice President of Engineering, Chief Operating Officer, Chief Financial Officer and Vice President of Administration.  Of the options granted, 1,000,000, 450,000, 250,000 and 150,000 vested immediately with the remainder vesting on June 30, and December 31, 2011. The options are exercisable at $0.48 per share.

Non-Employee Fixed Non-Plan

	For the Years Ended December 31,
	2012		2011		2010
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding at beginning of year	1,435,714	$0.53	2,353,714	$0.33	3,803,714	$0.59

Granted	—	$—	700,000	$0.64	—	$—

Exercised	—	$—	(1,618,000)	$0.28	(193,548)	$1.00

Forfeited	—	$—	—	$—	(806,452)	$1.00

Expired	—	$—	—	$—	(450,000)	$1.04

Outstanding at end of year	1,435,714	$0.53	1,435,714	$0.53	2,353,714	$0.33

Exercisable at end of year	1,435,714	$0.53	1,185,714	$0.51	2,344,784	$0.33

Outstanding
Weighted average remaining contractual term		2.11		3.12		1.06
Aggregate intrinsic value		$—		$4,714		$357,743
Weighted average grant date fair value		N/A		$0.50		N/A

Exercisable
Weighted average remaining contractual term		2.11		2.92		1.06
Aggregate intrinsic value		$—		$4,714		$357,386

2011

On January 5, 2011, the Company issued five-year options to purchase 200,000 shares of common stock at an exercise price of $0.61 per share to its legal counsel for past services.  The options vested immediately.

On January 20, 2011, the Company issued five-year options to purchase 500,000 shares of common stock at an exercise price of $0.65 per share to an individual as a finder’s fee related to the Hydrozonix Agreement.  The options vested 50% upon the signing of the definitive agreement with the remainder vesting upon the completion of the eighth EF80 unit, approximately one year.

During the three months ended March 31, 2011, the Company issued 418,000 shares of common stock in exchange for $117,040 in connection with the exercise of options with exercise prices of $0.28 per share.  In addition, the Company issued 705,883 shares of common stock in connection with the cashless exercise of options to purchase 1,200,000 shares of common stock at an exercise price of $0.28 per share and based upon a market price of the Company’s common stock of $0.68 per share.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

2010

In June 2010, the Company issued 193,548 shares of common stock in exchange for options to purchase 1,000,000 shares of common stock in connection with the cashless exercise of options with an exercise price of $1.00 per share and based on a market value of the Company’s common stock of $1.24 per share.

Warrants

The following table summarizes warrant activity for the years ended December 31, 2012, 2011 and 2010:

	For the Years Ended December 31,
	2012		2011		2010
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	17,872,171	$0.46	19,179,489	$0.43	32,588,207	$0.51

Granted	—	$—	1,160,714	$0.70	773,099	$0.84

Exercised	(8,379,686)	$0.18	(1,868,632)	$0.27	(10,625,324)	$0.25

Forfeited	—	$0.40	—	$—	(2,594,121)	$0.60

Exchanged, net	—	$—	—	$—	2,063,000	$0.69

Expired	(3,428,000)	$0.75	(599,400)	$0.53	(3,025,372)	$1.19

Outstanding at end of year	6,064,485	$0.58	17,872,171	$0.46	19,179,489	$0.43

Exercisable at end of year	6,064,485	$0.58	17,872,171	$0.46	19,179,489	$0.43

Outstanding and exercisable
Weighted average remaining contractual term		1.54		1.16		1.70
Aggregate intrinsic value		$557,245		$2,089,266		$2,894,789

A summary of the outstanding warrants previously issued for financing and services as of December 31, 2012 is presented below:

Warrants

Warrants issued for financing	5,753,056
Warrants issued for services	311,429
Outstanding at December 31, 2012	6,064,485

Grants and Exercises

2012

During the year ended December 31, 2012, the Company issued 532,500 shares of common stock in exchange for $131,625 in connection with the exercise of warrants with exercises prices ranging from $0.15 to $0.60 per share.  In addition, the Company issued 2,511,944 shares of common stock in connection with the cashless exercise of warrants to purchase 7,904,186 shares of common stock at exercise prices ranging from $0.15 to $0.60 per share based upon market prices of the Company's common stock ranging from $0.349 to $0.648 per share.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

In March of 2012, the Company provided an option to extend the expiration date of certain warrants for a period of one year, or surrender the warrants in a cashless exercise.  The arrangement called for holders of warrants at exercise prices of $0.60 and $0.75 to extend such warrants for one year at a cost of $0.20 and $0.14, respectively.  Holders of 320,000 and 310,000 $0.60 warrants and $0.75 warrants, respectively opted to extend their expiration date for one year at an aggregate cost of $107,400.  Given the stock closing price at quarter-end of $0.61, the remainder of the $0.60 warrants were converted in cashless exercises, resulting in the issuance of 69,914 shares of common stock (as discussed above), while warrants to acquire 3,428,000 shares of common stock for $0.75 per share expired.

2011

During the three months ended March 31, 2011, the Company issued 642,800 shares of common stock in exchange for $179,984 in connection with the exercise of warrants with exercise prices of $0.28 per share.  In addition, the Company issued 470,588 shares of common stock in connection with the cashless exercise of options to purchase 800,000 shares of common stock at an exercise price of $0.28 per share and based upon a market price of the Company’s common stock of $0.68 per share.

During the three months ended June 30, 2011, the Company issued 66,666 shares of common stock upon the exercise of warrants with an exercise price of $0.15 per share resulting in proceeds to the Company of $10,000.

During the three months ended September 30, 2011, the Company issued 50,000 shares of common stock upon the exercise of warrants with an exercise price of $0.25 per share resulting in proceeds to the Company of $12,500.

During the three months ended December 31, 2011, the Company issued 309,166 shares of common stock upon the exercise of warrants with exercise prices between $0.15 and $0.25 per share resulting in proceeds to the Company of $73,958.

During the first quarter of 2011, the Company issued five year warrants to purchase 767,857 shares of common stock with an exercise price of $0.70 per share in connection with the issuance of convertible notes with an aggregate principal value of $1,075,000.  See Note 7.  The warrants were valued using the BSM option pricing model with expected terms of 5 years, volatility ranging from 100.73% to 112.55% and discounts rates from 1.95% to 2.06%.  The relative fair value of these warrants, $270,259, was recorded as a debt discount and is being amortized to interest expense over the term of the notes.

In addition, in January 2011, the Company issued five year warrants to purchase 392,857 shares of common stock with an exercise price of $0.70 per share in connection with the issuance of a convertible original issue discount note in the amount of $550,000.  See Note 7.  The warrants were valued using the BSM option pricing model with an expected term of 5 years, a volatility of 105.08% and a discount rate of 1.97%.  The relative fair value of these warrants, $145,492, plus the original issue discount of $50,000 was recorded as debt discount and is being amortized to interest expense over the term of the note.

2010

During the three months ended March 31, 2010, the Company issued 1,018,445 shares of common stock in exchange for $230,840 in connection with the exercise of warrants with exercise prices of between $0.15 and $0.28 per share.

In addition, holders of warrants received in connection with a bridge financing in 2005 were offered the right to modify their current warrants for new warrants with an extended term and a new exercise price in exchange for the payment of $0.10 per warrant modified.  Warrants with exercise prices of $1.00 and $1.25 were offered to modify the exercise price to $0.60 and $0.75, respectively, and the expiration date of all the warrants modified was extended to March 31, 2012.  At the time the exchange was offered to the warrant holders, the new warrant exercise prices were above the market value of the Company’s common stock. During the three months ended March 31, 2010, the Company received $617,168 in cash, an additional $20,182 in debt forgiveness and 6,373,500 old warrants in exchange for 6,373,500 new warrants in connection with the warrant exchange program.   During the three months ended June 30, 2010, the Company received an additional $139,800 and 1,414,000 old warrants in exchange for 1,414,000 new warrants in connection with the warrant exchange program.

During the three months ended June 30, 2010, the Company issued 2,489,584 shares of common stock in exchange for $477,121 in connection with the exercise of warrants with exercise prices between $0.07 and $0.75 per share.

During the three months ended June 30, 2010, the Company issued 6,718,483 shares of common stock in exchange for warrants to purchase 9,598,688 shares of common stock in connection with the cashless exercise of options with exercise prices ranging from $0.15 to $1.25 per share and based on market values of the Company’s common stock ranging from $0.80 to $1.73 per share.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

During the three months ended September 30, 2010, the Company issued 294,613 shares of common stock via the cashless exercise of warrants to purchase 380,000 shares of common stock with exercise prices from $0.15 to $0.25 per share at market values for the Company’s common stock from $0.80 to $1.05 per share.

 During the three months ended September 30, 2010, the Company issued five year warrants to purchase 353,896 shares of common stock at an exercise price of $1.00 per share in connection with the sale of stock and warrants to three investors for $545,000.

In December 2010, the Company issued five year warrants to purchase 303,571 shares of common stock with an exercise price of $0.70 per share in connection with the issuance of convertible notes with an aggregate principal amount of $425,000.

In December 2010, the Company issued 61,429 five year warrants to purchase common stock at an exercise price of $0.70 per share in connection with an exchange of stock and warrants in settlement of accounts payable.

17.

NONCONTROLLING INTEREST IN CONSOLIDATED SUBSIDIARY

In July 2009, the Company formed EES and contributed the assets and liabilities of EES Inc. in exchange for a 67% ownership interest in EES.  In November EES received $7,850,000 in exchange for a 21.5% interest in EES.  After the November transaction, the Company owns 52.6% of EES.  EES reported a net loss of $743,417 during the period from inception, July 16, 2009 through December 31, 2009 and a net loss of $528,277 for the year ended December 31, 2010, both of which were allocated to the other EES members in accordance with the LLC operating agreement.  For fiscal 2011, EES had net income of $3,217,407 of which the first $1,271,694 was allocated entirely to the noncontrolling interest to allow them recovery of previously allocated losses, in accordance with the LLC operating agreement, after which income was allocated to ETI and certain noncontrolling interests based on a formula stipulated in the LLC operating agreement, as amended.  On a net basis, $1,690,075 of income was allocated to noncontrolling interests in fiscal 2011.  During 2012, of EES’s $3,780,472 of net income, $815,054 was allocated to noncontrolling interest.

Pursuant to EES Board Member resolutions throughout the year, cash distributions of $6.7 million were made in accordance with membership interest in EES.  Of this amount, $3.2 million was paid to members comprising the noncontrolling interest and $3.5 million was paid to ETI and, accordingly, was eliminated in consolidation.

The following provides a summary of activity in the noncontrolling interest in consolidated subsidiary account for the three years ended December 31, 2012, 2011 and 2010:

Noncontrolling Interest in Subsidiary

	2012	2011	2010
Balance, beginning of year	$11,768,381	$10,078,306	$10,606,583
Distributions to noncontrolling members	(3,160,375)	—	—
Noncontrolling interest in income (loss)	815,054	1,690,075	(528,277)
Balance, end of year	$9,423,060	$11,768,381	$10,078,306

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

18.

INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  At December 31, 2012, the Company has a Net Operating Loss (“NOL”) carryforward of approximately $69,113,000.  The NOL expires during the years 2013 to 2032.  In the event that a significant change in ownership of the Company occurs as a result of the Company’s issuance of common stock, the utilization of the NOL carryforward will be subject to limitation under certain provisions of the Internal Revenue Code.  Management does not presently believe that such a change has occurred.  Realization of any portion of the $31,818,065 of net deferred tax assets at December 31, 2012 is not considered more likely than not by management; accordingly, a valuation allowance has been established for the full amount.  The valuation allowance as of December 31, 2011 was $31,867,922.  The change in the valuation allowance during the year ended December 31, 2012 amounted to $49,857.

Significant components of the Company’s deferred tax assets are as follows:

	Year ended December 31,
	2012	2011
Deferred tax assets:
Organizational costs, accrued liabilities and other	$450,912	$425,984
NOL carryforwards	26,007,066	25,951,001
Depreciation	34,206	—
Compensation related to equity instruments issued for services	5,357,898	5,529,917
Valuation allowance	(31,818,065)	(31,867,922)

Net deferred tax assets	$32,017	$38,980

Total deferred tax liability	(32,017)	(38,980)
Total net deferred taxes	$—	$—

Reconciliation of the differences between income tax benefit computed at the federal and state statutory tax rates and the provision for income tax benefit for the years ended December 31, 2012, 2011 and 2010 is as follows:

	2012	2011	2010

Income tax expense (benefit) at federal statutory rate	34.00%	(34.00)%	(34.00)%
State taxes, net of federal benefit	0.51	(4.73)	(1.48)
Nondeductible items	(29.26)	25.45	19.64
Change in valuation allowance	(5.25)	13.28	15.84
	—%	—%	—%

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

19.

COMMITMENTS AND CONTINGENCIES

Legal

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business.

To our knowledge, except as described below, no legal proceedings, government actions, administrative actions, investigations or claims are currently pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business and financial condition.

The Company had a long term relationship with Kamimura International Associates ("KIA"), a Washington D.C. based organization, whereby the principals at KIA agreed to assist the Company in developing the coating removal market in the Far East.  The relationship resulted in the establishment of UltraStrip Japan, Ltd., a company whose purpose was to market and deliver ship stripping services in Japan.  The agreement with KIA was never formalized.  In February 2007, KIA filed a lawsuit against the Company.  In March 2007, the Company filed a Motion to Dismiss, Motion to Strike, and Motion for More Definite Statement.  The Company intends to vigorously defend itself in this litigation; the Company believes that the plaintiff will not prevail.  In 2008, the Company filed a counter claim to which KIA responded by filing a motion to dismiss.  The motion to dismiss was rejected by the court.  The Company expensed and accrued an amount it reasonably estimated would be required to resolve any outstanding issues between the Company and KIA.  In December 2012, the Company reached a settlement with KIA amounting to $100,000 to be paid with an initial $25,000 payment and 36 monthly installments for the remainder of the settlement amount.  Should the Company default on any of its required payments, the settlement amount will increase to $150,000.  The Company had originally accrued $197,500 in accrue liabilities related to this settlement.  As a result of the settlement, the Company reduced legal expense by $47,500 (as the original expense was charged to this account) leaving an accrued balance of $125,000 as of December 31, 2012 which is comprised of the $150,000 obligation less the initial $25,000 payment.  See note 7 as this amount is included in other accrued liabilities.  Upon the final payment in accordance with the settlement, the Company will record a $50,000 gain.

In March 2011, a former vendor obtained a judgment against the Company for a number of disputed billings.  As of December 31, 2012 the Company has accrued $70,000 which is anticipated to be the amount of payment due to the vendor plus attorney’s fees.  See Note 7 as this amount is included in other accrued liabilities.

Leases

The Company makes monthly rent payments of $11,789 under a month-to-month agreement for the Company’s Stuart, Florida corporate offices and manufacturing location.  During the years ended December 31, 2012, 2011 and 2010 the Company recognized rent expense amounting to $141,468, $141,468 and $148,248, respectively.  The Company has been under a month-to-month agreement for the two buildings adjacent to the Stuart facility that holds the Company’s machining equipment.  The lease agreements expired in April and May 2012 and the Company continues to make monthly rent payments of $4,980. During the years ended December 31, 2012, 2011 and 2010 the Company recognized rent expense amounting to $59,760, $59,760 and $19,920, respectively.

In August 2008, the Company entered into a lease agreement for the Company’s offices in New York.  The lease agreement expires on April 30, 2013.  In June 2009, the Company decided to close the New York office.  See Note 10.

In October 2012, the Company re-entered into a one year lease for the EES operations office in Arkansas with a monthly rent of $3,300.  During the years ended December 31, 2012, 2011 and 2010, the Company recognized rent expense of $48,600, $50,400, $50,400, respectively, related to this lease.

Future minimum annual rents due under operating leases are as follows:

2013

Amounts due under operating leases	$100,408
Less sublease	(47,275)
$53,133

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

20.

CONCENTRATION OF RISK

During the year ended December 31, 2012, the Company’s revenues were 76%, 19% and 4% from customers A, B and C, respectively, in the oil and gas industry, and were from three revenue sources. Of the three revenue sources, 76% related to the sale of Ozonix® equipment and field services offered in the domestic oil and gas industry, 19% related to mobile, Ozonix® water recycling services provided during hydraulic fracturing operations and the remaining 4% related to onsite, Ozonix® water recycling services provided for the treatment of flowback and produced waters.  As of December 31, 2012, 75%, 14% and 10% of accounts receivable were from three customers A, B and C, respectively.

During the year ended December 31, 2011, the Company’s revenues were 54%, 38% and 7% from customers A, B and C, respectively, in the oil and gas industry, and were from three revenue sources. Of the three revenue sources, 54% related to the sale of Ozonix® equipment and field services offered in the domestic oil and gas industry, 28% related to mobile, Ozonix® water recycling services provided during hydraulic fracturing operations and the remaining 7% related to onsite, Ozonix® water recycling services provided for the treatment of flowback and produced waters.  As of December 31, 2011, 23%, 63% and 13% of accounts receivable were from three customers A, B and C, respectively.

During the year ended December 31, 2010, the Company’s revenues were 15%, 81% and 3% from customers, A, B and C, respectively, and were from two revenue sources, 81% related to the processing of water to be used in the fracturing of natural gas wells and the remaining 19% related to treating flowback water for the oil and gas industry.  As of December 31, 2010, 16% and 79% of account receivable were from customers A and B, respectively.

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2012. As of December 31, 2012, the Company’s bank balances exceeded FDIC insured amounts by approximately $0.1 million.

21.

RELATED PARTY TRANSACTIONS

See Note 9 for discussion of related party notes payable.

In January 2012, the Company granted five-year options to purchase 1,060,000 shares of common stock to certain employees at an exercise price of $0.44 per share.  910,000 of these grants were made to related parties.

In July 2012, the Company issued 188,280 shares of common stock to the Chief Operating Officer in exchange for options to purchase 285,667 shares of common stock in connection with the cashless exercise of options with an exercise price of $0.15 per share and based on a market value of the Company’s common stock of $0.44 per share.

During the year ended December 31, 2010, the Company’s former Chairman and CEO converted an original issue discount convertible note in the amount of $111,111 into common stock.  In addition, the former Chairman and CEO  was issued 1,667,049 shares of common stock in connection with the cashless exercise of 1,935,000 warrants with exercise prices of between $0.15 and $0.25 per share, based upon the quoted market price of the Company’s common stock, $1.17 per share.

During the year ended December 31, 2010, the former executive converted an original issue discount convertible note with a principal amount of $111,111 into common stock.  Further, the former executive exercised options to purchase 35,776 shares of common stock with an exercise price of $0.41 per share in exchange for the investor’s remaining unpaid salary.  In addition, the former executive was issued 589,008 shares of common stock in connection with the cashless exercise of 700,000 warrants with exercise prices of between $0.15 and $0.25 per share, based upon the quoted market price of the Company’s common stock, $1.16 per share.

In 2010, a Director converted a convertible note in the amount of $50,000 and an original issue discount convertible note in the amount of $200,000 into common stock.  In addition, the Director was (i) issued 245,625 shares of common stock in connection with the cashless exercise of 330,000 warrants with exercise prices between $0.15 and $0.25 per share, based upon the quoted market price of the Company’s common stock, $0.80 per share (ii) was issued 52,105 shares of common stock in connection with the exercise of options with an exercise price of $0.48 per share with the Company receiving proceeds of $25,010.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

22.

EES TRANSACTION

On July 21, 2009, the Company finalized a series of agreements with Clean Water Partners, LLC (“CWP”), an affiliate of Bledsoe Capital Group, LLC ("Bledsoe”).  Under the agreements CWP became a 33% owner of EES, in exchange for up to $10 million as described below.  As the owner of the remaining 67% of EES, the Company controlled a majority of the Board of Directors of EES and controls and manages its daily operations.  A supermajority vote is required for major matters including the sale of EES.  The transaction is summarized on a consolidated basis as follows:

Cash contribution from CWP	$2,500,000
Forgiveness of loan advances from Bledsoe	1,000,000
Future priority distribution to the Company of EES profits	2,500,000
Other possible future priority distributions to the Company	4,000,000

Total transaction amount	$10,000,000

The Company contributed to EES the assets and liabilities of EES Inc., which included $3.1 million of debt due to Bledsoe.  CWP contributed $2.5 million in cash plus $1.0 million in loan advances due from the Company. In exchange for payment of $1.5 million and forgiveness of the $1.0 million of loan advances, the Company granted EES an exclusive master license of Ecosphere’s patented Ozonix® technologies for global energy fields-of-use. EES is currently serving the domestic onshore oil and gas industry with Ecosphere’s patented Ozonix® technologies and Ecos-Frac® suite of products.  In addition, the Company will receive a priority distribution of the first $2.5 million of CWP’s share of EES profits.  An additional $4.0 million is due to the Company upon achievement of a significant event relating to EES, such as the sale of EES.

Finally, amended option agreements entered into on April 14, 2009, which had no accounting effect, and all previous option agreements between the Company, EES Inc. and Bledsoe through which Bledsoe had the right to acquire a 50% interest in the Ozonix® technology for the energy business have been terminated.

On November 9, 2009, EES received $7.5 million from an investor in exchange for a 19% equity interest in EES.  In addition, in October 2009, EES received $350,000 from the then Chairman of EES in exchange for a promissory note convertible into a 1% equity interest in EES.  On November 9, 2009, the then Chairman converted his note into a 1% equity interest in EES.  EES paid a finder’s fee equal to a 1.5% equity interest in EES to the Chairman of EES.  Following the transaction, the Company owns 52.6% of EES and continues to be the managing member of EES.

For the year ended December 31, 2009 and 2010, the Company allocated 100% of the net loss of EES, $743,417 and $528,277, respectively, to the noncontrolling interests of EES as stipulated in the LLC operating agreement.  For fiscal 2011, EES had net income of $3,217,407 of which the first $1,271,694 was allocated entirely to the noncontrolling interest to allow them recovery of previously allocated losses, in accordance with the LLC operating agreement, after which income was allocated to ETI and certain noncontrolling interests based on a formula stipulated in the LLC operating agreement, as amended.  On a net basis, $1,690,075 of income was allocated to noncontrolling interests in fiscal 2011 and $815,054 of income was allocated to noncontrolling interests in fiscal 2012.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

23.

QUARTERLY DATA (UNAUDITED)

	March 31,		June 30,		September 30,		December 31,
	2012	2011	2012	2011	2012	2011	2012	2011
In thousands, except per share data
Revenues	$8,361	$2,228	$8,625	$2,368	$7,326	$8,207	$6,820	$8,285
Income (loss) from operations	1,039	(3,330)	885	(1,535)	431	(123)	(1,190)	(179)
Net income (loss) applicable to common stock before noncontrolling interest	721	(3,772)	894	(1,575)	382	(269)	(1,046)	(349)
Net income (loss) applicable to Ecosphere Technologies, Inc. common stock	365	(3,800)	506	(1,861)	316	(1,309)	(1,051)	(685)
Net income (loss) per common share applicable to common stock
Basic	—	(0.03)	—	(0.01)	—	(0.01)	—	—
Diluted	—	(0.03)	—	(0.01)	—	(0.01)	—	—

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

24.

SUBSEQUENT EVENTS

Shares Issued in Payment of Interest

In January 2013, 15,384 shares of common stock with a value of $6,000 based on the quoted trading price of $0.39 per share were issued as payment for accrued interest in the same amount.

Employment and Consulting Agreements

In January 2013, the Company appointed Mr. John Brewster as Chief Executive Officer and Chairman of the Board. Mr. Brewster and the Company entered into a two-year Employment Agreement, but it terminated when he resigned on March 12, 2013 for personal reasons. Mr. Brewster replaced Mr. Charles Vinick who remains a director. Mr. Vinick also is serving as a consultant to the Company for a one-year period. In connection with his Consulting Agreement, Mr. Vinick is receiving fees of $275,000 and is reimbursed for health insurance costs. Additionally, Mr. Vinick was granted 1,000,000 five-year stock options exercisable at $0.40 per share. The options will vest quarterly in four equal increments over the one-year consulting period subject to continued service on each applicable vesting date.  The total fair value of stock options granted to Mr. Vinick was $135,890, which is being recognized over the respective vesting period.

In January 2013, the Company approved a compensation arrangement for its Director of Business Development.  The Director of Business Development (i) receives an annual salary of $175,000, (ii) was granted 150,000 five year stock options exercisable at $0.48 per share, vesting semi-annually over a two year period subject to continued employment on each applicable vesting date, and (iii) will receive 1% of revenues from transactions consummated as a result of his efforts generating business outside of the field of energy (excluding revenues of EES).  The total fair value of stock options was $24,841, which is being recognized over the vesting period.

In December 2012, the Company approved entering into a new Employment Agreement for Mr. Dennis McGuire, the Company’s Founder and Chief Technology Officer, to be effective as of January 1, 2013.  The new agreement has not been signed as of April 2, 2013.  Mr. McGuire became Chief Executive Officer on March 12, 2013, but such appointment did not affect his compensation. He continues his role as Chief Technology Officer.  Mr. McGuire continues to receive his $450,000 base salary (“Base Salary”) which may be increased at the discretion of the Company’s Compensation Committee based upon the Company’s progress in achieving its goals and objectives.  Mr. McGuire was granted 6,000,000 five-year stock options, exercisable at $0.36 per share with one-third vesting immediately and the balance quarterly over a two-year period subject to continued employment on each applicable vesting date, which will become effective on the execution of  a Stock Option Agreement.  The fair value of the options amounted to $865,642 calculated using the BSM method.

In January 2013, Mr. Dean Becker was appointed as a director of the Company and is also serving as a consultant for a three year period.  His Consulting Agreement can be terminated on 30 days’ notice.  In connection with his Consulting Agreement, the Company granted five year options to purchase 3,000,000 shares of common stock for consulting services at an exercise price of $0.37 per share.  The fair value of these options amounted to $482,391, calculated using the BSM method, and will be expensed over the requisite service period.  Mr. Becker will be paid a fee of $250,000 per year for his consulting services.

On February 5, 2013, the Company appointed a new interim Chief Financial Officer.

Stock Issuances

In January 2013, the Company issued 80,000 shares of common stock upon the exercise of warrants with an exercise price of $0.25 per share resulting in proceeds to the Company of $20,000.

ECOSPHERE TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

Convertible Note

On February 19, 2013, the Company entered into a $3,400,000 Convertible Note and Warrant Purchase Agreement and related agreements with two institutional investors managed by CIM Investment Management Ltd., a London, England fund manager. The Company received $750,000 and the balance of $2,650,000 was to be funded if the Company met a milestone by April 2, 2013.  It did not, although the Company believes that if Hydrozonix pays it by April 15th, the balance of the $2,650,000 loan will be funded.  The Convertible Notes are: (i) due in two years from the date of issuance subject to prepayment and (ii) pay interest at 8.5% per annum. The first tranche of $750,000 is convertible at $0.40 per share. In addition to the Convertible Notes, the investors were issued 937,500 five-year warrants exercisable at $0.40 per share. If the milestone is met, the Company will issue the investors additional Convertible Notes and warrants which will be identical to the securities issued in the first tranche except that the conversion and exercise prices for the second tranche will be the lower of $0.40 per share or the 20-day volume weighted average closing prices prior to the closing of the second tranche. The number of warrants issued will be the quotient of $2,650,000 divided by the conversion price multiplied by 50% (or 50% warrant coverage on the Convertible Notes on an as-converted basis).  The investors have a one-time option on October 31, 2013 to invest up to each investor’s pro-rata share of an additional $1 million on the same terms. The Convertible Notes are subject to partial redemption (32.35%) in 18 months. Of the proceeds, approximately $445,000 was used to pay off the outstanding notes due March 2013 described under Note 8. The Company paid a Placement Agent fee of 5.5% in cash and 4% in warrants.

Demand for Arbitration

From time to time, we are involved in litigation in the ordinary course of business.  We are not presently a defendant in any material litigation.  In February 2013, the Company initiated an arbitration proceeding against Halliburton Energy Services, Inc. (“Halliburton”) before the American Arbitration Association, alleging that Halliburton misappropriated Ecosphere’s trade secrets and proprietary technical business and strategic information.  The Company is seeking to recover $300 million in damages alleging that Halliburton breached a Non-Disclosure Agreement with the Company and thereafter misappropriated the Company’s trade secrets relating to the Company’s green technology business model, to treat and recycle wastewater related to hydraulic fracturing operations for oil and natural gas.  As of the date of the Report, Ecosphere’s lawyers were granted Miami as the venue for arbitration by the AAA. Halliburton was requesting Houston but that request was denied and cannot be appealed.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC registration fees	$661.82
Printing expenses	$3,000.00
Accounting fees and expenses	$3,000.00
Legal fees and expenses	$25,000.00
Blue sky fees	$1,125.00
Miscellaneous	$213.18
Total	$33,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Incorporation provides that none of our directors will be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	For any breach of the director's duty of loyalty to us or our shareholders;
●	For acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;
●	Under Section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or
●	For any transaction from which the director derives an improper personal benefit.

These provisions eliminate our rights and those of our shareholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our shareholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

Section 145 of the Delaware General Corporation Law provides a corporation with the power to indemnify any officer or director acting in his capacity as our representative who is or is threatened to be made a party to any lawsuit or other proceeding for expenses, judgment and amounts paid in settlement in connection with such lawsuit or proceeding. The indemnity provisions apply whether the action was instituted by a third party or was filed by one of our shareholders. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise. We have provided for this indemnification in our Certificate of Incorporation because we believe that it is important to attract qualified directors and officers. We have also entered into Indemnification Agreements with our directors and officers which agreements are designed to indemnify them to the fullest extent permissible by law, subject to one limitation described in the next sentence. We have further provided in our Certificate of Incorporation that no indemnification shall be available, whether pursuant to our Certificate of Incorporation or otherwise, arising from any lawsuit or proceeding in which we assert a direct claim, as opposed to a shareholders’ derivative action, against any directors and officers. This limitation is designed to insure that if we sue a director or officer we do not have to pay for his defense.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

From December 18 through January 10, 2014, Ecosphere sold $1,845,000 of the Notes to four institutional investors and seven individual investors including a director of Ecosphere. The Notes: (i) are convertible at $0.30 per share, (ii) are due two years from the investment date, and (iii) pay 10% interest per annum on the earlier of (x) the maturity date or (y) conversion. Additionally, Ecosphere issued the investors a total of 12,299,992 five-year warrants exercisable at $0.35 per share. In connection with the investment, Ecosphere agreed to register the shares of common stock underlying the Notes and warrants. The Notes and warrants sold have not been registered under the Securities Act and were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act and Rule 506(b) promulgated thereunder. All of the investors were accredited and had a pre-existing business relationship with Ecosphere and there was no general solicitation.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The Exhibits provided for under the Exhibit Index are incorporated herein.

ITEM 17. UNDERTAKINGS.

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Stuart, State of Florida, on January 17, 2014.

ECOSPHERE TECHNOLOGIES, INC.

By:	/s/ Dennis McGuire
Dennis McGuire
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis McGuire	Principal Executive Officer and Director	January 17, 2014
Dennis McGuire

/s/ David Brooks	Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer) and Director	January 17, 2014
David Brooks

/s/ Dean Becker	Director	January17, 2014
Dean Becker

/s/ Michael Donn, Sr.	Director	January17, 2014
Michael Donn, Sr.

Director
Jimmac Lofton

/s/ Charles Vinick	Director	January 17, 2014
Charles Vinick

EXHIBIT INDEX

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith
3.1	Certificate of Incorporation	10-QSB	12/11/06	3.1
3.2	Certificate of Amendment	10-K	3/25/09	3.2
3.3	Certificate of Correction	10-K	3/25/09	3.3
3.4	Certificate of Correction	10-Q	11/12/13	3.4
3.5	Bylaws	10-QSB	12/11/06	3.2
3.6	Amendment to the Bylaws Adopted June 17, 2008	10-Q	11/13/08	3.3
3.7	Amendment to the Bylaws Adopted August 12, 2010	10-Q	8/16/10	3.6
3.8	Third Amendment to the Bylaws Adopted October 20, 2011	10-K	4/2/13	3.7
4.1	Amended and Restated 2006 Equity Incentive Plan*	10-Q	8/16/10	10.1
4.2	Amendment to the Amended and Restated 2006 Equity Incentive Plan*	S-8	3/25/11	4.2
4.3	Second Amendment to the Amended and Restated 2006 Equity Incentive Plan*	10-K	4/2/13	4.3
5.1	Opinion of Nason, Yeager, Gerson, White & Lioce, P.A.				Filed
10.1	Hydrozonix Exclusive Product Purchase and Sublicense Agreement**	10-Q/A	12/1/11	10.3
10.2	EES Side Letter Agreement – Hydrozonix**	10-Q	5/10/11	10.6
10.3	Second Amendment to EES LLC Agreement	10-Q/A	12/1/11	10.7
10.4	Southwest Energy Services Agreement**	10-Q/A	3/16/11	10.16
10.5	Newfield Exploration Services Agreement	10-Q/A	3/16/11	10.17
10.6	Newfield Subsidiary Agreement**	10-K	3/16/11	10.39
10.7	Bledsoe Contribution Agreement dated July 15, 2009	10-Q	11/16/09	10.6
10.8	Amended and Restated Bledsoe Credit Agreement dated July 15, 2009	10-Q	11/16/09	10.5
10.9	Amended and Restated EES Limited Liability Company Agreement	10-Q	11/16/09	10.4
10.10	First Amendment to the Amended and Restated EES Limited Liability Company Agreement (Exhibit A to the Fidelity Unit Purchase Agreement dated November 9, 2009 filed herein as Exhibit 10.12)	10-K	3/31/10	10.20
10.11	Second Amended and Restated EES LLC Agreement	10-Q	8/9/13	10.5
10.12	Fidelity Unit Purchase Agreement dated November 9, 2009	10-K	3/31/10	10.21
10.13	Fidelity Unit Purchase Agreement dated May 24, 2013	10-Q	8/9/13	10.3
10.14	Fidelity Unit Purchase Agreement dated July 26, 2013				Filed
10.15	EES Amended and Restated Replacement Secured Note dated November 1, 2009 (Exhibit C to the Fidelity Unit Purchase Agreement dated November 9, 2009 filed herein as Exhibit 10.12)	10-K	3/31/10	10.22
10.16	First Amendment to Amended and Restated Credit Agreement dated December 8, 2010	10-K	3/16/11	10.19
10.17	Second Amendment to Amended and Restated Replacement Secured Note dated December 8, 2010	10-K	3/16/11	10.20
10.18	Form of Executive Option Agreement dated December 22, 2009*	10-Q	8/16/10	10.4
10.19	Form of Executive Option Agreement dated July 1, 2009*	10/Q	8/16/10	10.5
10.20	Form of Director Option Agreement dated July 1, 2009	10-Q	8/16/10	10.6
10.21	Form of Director Option Agreement dated July 1, 2010	10-Q	11/22/10	10.6
10.22	Form of Director Restricted Stock Agreement dated July 1, 2009	10-Q	8/16/10	10.13

10.23	Form of Director Restricted Stock Agreement dated July 1, 2010	10-Q	11/22/10	10.5
10.24	Form of Director Option Agreement – Initial Grant	10-Q	8/16/10	10.14
10.25	Form of Director Restricted Stock Agreement – Initial Grant	10-Q	8/16/10	10.15
10.26	Form of Executive Option Agreement dated December 23, 2010*	10-K	3/16/11	10.30
10.27	Form of Executive Option Agreement dated December 23, 2010*	10-K	3/16/11	10.31
10.29	Technology License Agreement	10-Q	8/16/10	10.12
10.30	First Amendment to the Technology License Agreement	10-Q	8/9/13	10.4
10.31	Assignments of Technology	10-Q	11/22/10	10.10
10.32	Form of 8.5% Convertible Note (CIM)	10-Q	5/21/13	10.5
10.33	Form of Warrant (CIM)	10-Q	5/21/13	10.6
10.35	Dennis McGuire Employment Agreement*				Filed
10.36	Dennis McGuire Royalty Agreement *				Filed
10.37	Vinick Consulting Agreement*				Filed
10.38	Becker Consulting Agreement*				Filed
21.1	List of Subsidiaries	10-K	4/2/13	21.1
23.1	Consent of Salberg & Co. PA				Filed
23.2	Consent of Nason, Yeager, Gerson, White & Lioce, P.A.***				Filed***
101.INS	XBRL Taxonomy Extension Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document				Filed
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document				Filed
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document				Filed
101.LAB	XBRL Taxonomy Extension Label Linkbase Document				Filed
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document				Filed

———————

*	Management contract or compensation plan.
**	Filed pursuant to a confidential treatment request for certain portions of this document.
***	Contained in Exhibit 5.1.